UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Gevity HR, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Gevity HR, Inc., or "Gevity common stock"
(2)	Aggregate number of securities to which transaction applies:
24,315,420 shares of Gevity common stock and 226,197 shares of Gevity restricted common stock (other than performance based restricted common stock), issued and outstanding as of February 28, 2009; options to purchase 353,313 shares of Gevity common stock outstanding as of February 28, 2009 with exercise prices less than or equal to $4.00 per share; and 75,605 shares of Gevity common stock acquired pursuant to the Employee Stock Purchase Plan.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Calculated solely for the purpose of determining the filing fee. The filing fee was calculated based upon the sum of (a) 24,541,617 shares of Gevity common stock and restricted common stock (other than performance based restricted common stock) multiplied by $4.00 per share, (b) 353,313 shares of Gevity common stock subject to options with exercise prices less than or equal to $4.00, multiplied by $1.85 per share (which is the excess of $4.00 and the weighted average exercise price per share), and (c) 75,605 shares of Gevity common stock acquired pursuant to the Employee Stock Purchase Plan multiplied by $4.00 per share. In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00005580 by the sum of the preceding sentence.
	(4)	Proposed maximum aggregate value of transaction: $99,122,517.05
	(5)	Total fee paid: $5,531.04
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

                        , 2009

Dear Shareholders:

        You are cordially invited to attend a special meeting of shareholders of Gevity HR, Inc., which will be held at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202 on            , 2009, beginning at 10:00 a.m., local time.

        At the special meeting, we will ask you to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 4, 2009, among TriNet Group, Inc., or "TriNet," Gin Acquisition, Inc. and Gevity HR, Inc., or "Gevity," "we," "us" or "our," providing for the acquisition of Gevity by TriNet. If the merger is completed, Gevity will become a wholly owned subsidiary of TriNet, and you will receive $4.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own and you will cease to have an ownership interest in Gevity. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it carefully and in its entirety.

        After careful consideration, our board of directors has unanimously adopted and approved the merger agreement and determined that the merger and the merger agreement are in the best interests of Gevity and its shareholders. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE MERGER AGREEMENT.

        The proxy statement attached to this letter provides you with information about the merger and the special meeting. Please read the entire proxy statement carefully. You may also obtain additional information on us from documents we file with the U.S. Securities and Exchange Commission.

        YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless shareholders holding a majority of the outstanding shares entitled to vote at the special meeting approve the merger agreement. If you fail to vote on the merger agreement or fail to instruct your broker on how to vote, it will have the same effect as voting against the approval of the merger agreement.

        Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the Internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

        If you have any questions or need assistance voting your shares, please call Morrow & Co., LLC, which is assisting us, toll-free at (800) 607-0088.

        On behalf of our board of directors, I thank you for your cooperation and continued support.

On behalf of our Board of Directors,

Michael J. Lavington Chairman and Chief Executive Officer

        Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated                       , 2009 and is first being mailed, along with the enclosed proxy card, to shareholders on or about                       , 2009.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2009

TO THE SHAREHOLDERS OF GEVITY HR, INC.:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Gevity HR, Inc. will be held at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202 on                       , 2009, beginning at 10:00 a.m., local time, for the following purposes:

  1.
  Approval of the Merger Agreement with TriNet.    To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 4, 2009, among TriNet Group, Inc., Gin Acquisition, Inc., or "Merger Sub," and Gevity HR, Inc., as it may be amended from time to time, pursuant to which each holder of shares of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by (i) us as treasury stock, (ii) TriNet, Merger Sub or any direct or indirect wholly owned subsidiary of TriNet or Merger Sub, and (iii) any of our direct or indirect wholly owned subsidiaries) will be entitled to receive $4.00 per share in cash, without interest and less applicable withholding taxes, in exchange for each such share;

  2.
  Adjournment or Postponement of the Special Meeting.    To consider and approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement; and

  3.
  Other Matters.    To consider and act upon any other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Only shareholders of record of our common stock as of the close of business                        , 2009 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202 for a period of 10 days prior to the special meeting and at the place of the special meeting for the duration of the special meeting.

        Your vote is important, regardless of the number of shares of our common stock you own. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment or postponement are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement, in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the meeting for a vote.

        If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement. With respect to the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies, your failure to vote in person or by proxy will not affect this proposal if a quorum is present, but will have the same effect as a vote against this proposal if a quorum is not present. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        Please carefully read the proxy statement and other material concerning our company, the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By order of our board of directors:

Edwin E. Hightower, Jr. Corporate Secretary

Bradenton, Florida
                        , 2009

i

ANNEX A	AGREEMENT AND PLAN OF MERGER

ANNEX B	OPINION OF CREDIT SUISSE SECURITIES (USA) LLC DATED MARCH 4, 2009

ii

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. The Agreement and Plan of Merger, which we refer to as the "merger agreement," dated as of March 4, 2009, by and among TriNet Group, Inc., or "TriNet," Gin Acquisition, Inc., or "Merger Sub" and Gevity HR, Inc., or "Gevity," "we," "us," "our," or "our company" is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (Page 15).

  •
  Gevity, a corporation organized under the laws of the State of Florida, specializes in providing small and medium-sized businesses nationwide with a wide-range of competitively priced payroll, insurance and human resource outsourcing services. Gevity helps employers streamline human resource administration, optimize human resource practices and maximize long-term employee retention. Gevity serves clients located in all 50 states and the District of Columbia, and has a network of offices located throughout the United States. Gevity had revenues of $520.5 million and total assets of $302.9 million as of and for its fiscal year ended December 31, 2008.

  •
  TriNet, a corporation organized under the laws of the State of Delaware, is a leading provider of human resource services and payroll outsourcing for small businesses. TriNet works to help businesses attract talent, manage performance, incent and reward success, and outsource much of their employment-related risk. TriNet provides premium benefits, payroll outsourcing and human resource services to its customers so those customers can focus on their core business priorities. Investment entities affiliated with General Atlantic LLC, which we refer to as "General Atlantic," own a majority of the voting shares of TriNet.

  •
  Merger Sub, a corporation organized under the laws of the State of Florida, is a direct wholly owned subsidiary of TriNet, formed solely for the purpose of facilitating the merger. Merger Sub has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Merger; Effective Time of the Merger (Page 16, Page 47).

  •
  You are being asked to vote to approve the merger agreement providing for the acquisition of Gevity by TriNet. Upon the terms and subject to the conditions contained in the merger agreement, Merger Sub will be merged with and into Gevity, with Gevity remaining as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of TriNet.

  •
  The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Florida or at such later time as is agreed upon by Merger Sub and us and specified in the articles of merger in accordance with Florida law.

  •
  The closing of the merger will occur on the third business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other time agreed to by us and TriNet. Although we expect to complete the merger shortly after the special meeting of our shareholders, we cannot specify when, or assure you that, we and TriNet will satisfy or waive all the conditions to the merger.

Voting Agreement (Page 38).

  •
  Concurrently with the signing of the merger agreement, certain affiliates of ValueAct Capital Management, LP, whom we refer to collectively as the "ValueAct Shareholders," entered into a voting agreement, which we refer to as the "voting agreement," with TriNet whereby the ValueAct Shareholders committed to vote their shares for the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. As of February 28, 2009, the ValueAct Shareholders held approximately 13.3% of our outstanding shares of common stock.

Merger Consideration (Page 48).

  •
  If the merger is completed, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares held by (i) us as treasury stock, (ii) TriNet, Merger Sub or any direct or indirect wholly owned subsidiary of TriNet or Merger Sub, and (iii) any of our direct or indirect wholly owned subsidiaries), will be cancelled at the effective time of the merger and automatically converted into the right to receive $4.00 in cash, without interest and less applicable withholding taxes.

Rollover Commitment (Page 48).

  •
  The shares of our common stock owned by investment entities affiliated with General Atlantic, aggregating approximately 8.9% of the outstanding shares of our common stock as of February 28, 2009, will be contributed to TriNet immediately prior to the effective time of the merger and such shares will be cancelled and will not be converted into the right to receive the merger consideration. In consideration for such shares, TriNet will issue to investment entities affiliated with General Atlantic a certain number of shares of its Series H Convertible Preferred Stock, par value $0.0001 per share, which we refer to as the "TriNet Preferred Stock."

Effect on Stock Options and Restricted Common Stock (Page 48).

  •
  At the effective time of the merger, all outstanding options to purchase shares of our common stock will be cancelled by us and will be converted into the right to receive a cash payment equal to the excess, if any, of $4.00 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the applicable option, whether or not then exercisable, without interest and less any applicable withholding tax. If the exercise price per share of any option is $4.00 or greater, the holder thereof will not receive any cash payment when the option is cancelled. All shares of restricted common stock, other than performance based restricted common stock, will be converted into the right to receive $4.00 per share in cash, without interest and less any applicable withholding tax. All shares of restricted common stock subject to performance based vesting conditions will be cancelled and the holders of such stock will have no right to receive any consideration for such cancellation.

Effect on Employee Stock Purchase Plan (Page 48).

  •
  With respect to our Employee Stock Purchase Plan, which we refer to as the "ESPP," Gevity has suspended all payroll deduction authorizations for pay dates occurring on or after March 4, 2009 and no new offering periods will begin under the ESPP after such date. The last business day before the effective time of the merger will be the last day of the current offering period, and upon the last business day before the effective time of the merger, each option to purchase shares of our common stock granted under the ESPP will automatically be exercised, subject to the completion of the merger (unless a participant of the ESPP withdraws from such offer period) and converted into the right to receive the $4.00 per share merger consideration, without interest and less any applicable withholding tax. Gevity will refund any remaining cash in a participant's account to such participant and will terminate the ESPP effective immediately prior to the effective time of the merger.

Conditions to the Merger (Page 63).

  •
  We and TriNet will not complete the merger unless a number of conditions are satisfied or waived, as applicable, including the approval by our shareholders of the merger agreement, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act," and the receipt of certain other state regulatory approvals. On March 11, 2009, we and an affiliate of General Atlantic each filed the required notification and report forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice, referred to as the "DOJ," and the U.S. Federal Trade Commission, referred to as the "FTC."

Termination of the Merger Agreement (Page 65).

  •
  The merger agreement contains provisions addressing the circumstances under which we or TriNet may terminate the merger agreement, provided that, in certain circumstances, we may be required to pay TriNet a termination fee of $2.95 million and up to $1 million of TriNet's and its affiliates' transaction related expenses.

No Solicitation of Competing Proposals (Page 56).

  •
  The merger agreement contains non-solicitation provisions that prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. The merger agreement contains certain exceptions to these prohibitions, including if prior to the special meeting of our shareholders we receive an unsolicited superior proposal from a third-party.

Recommendation of Our Board of Directors (Page 30).

  •
  After due discussion and due consideration, our board of directors, also referred to as "our board," has unanimously determined that the merger agreement is fair to, and in the best interests of, Gevity and our shareholders. Accordingly, our board unanimously recommends that you vote "FOR" the approval of the merger agreement.

Reason for Recommendation of Our Board of Directors (Page 28).

  •
  In making its recommendation that you vote "FOR" the approval of the merger agreement, our board carefully considered a number of factors. Please refer to the more detailed information contained in "Reasons for the Merger."

Opinion of our Financial Advisor (Page 30 and Annex B).

  •
  In connection with the merger, our financial advisor, Credit Suisse Securities (USA) LLC, referred to as "Credit Suisse," delivered a written opinion, dated March 4, 2009, to our board as to the fairness, from a financial point of view and as of the date of such opinion, of the $4.00 per share consideration to be received in the merger by holders of Gevity common stock (other than TriNet, Merger Sub, shareholders of Gevity who entered into the voting agreement, and their respective affiliates, referred to collectively as "excluded holders"). The full text of Credit Suisse's written opinion is attached to this proxy statement as Annex B and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse's opinion was provided to our board for its information in connection with its evaluation of the merger consideration. The opinion addresses only the fairness of the consideration provided for in the merger from a financial point of view, does not address any other aspect of the proposed merger and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 43).

  •
  For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our shareholders. As a result, in general, a U.S. holder (as defined below) of our common stock will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder's adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. For U.S. federal income tax purposes, a non-U.S. holder (as defined below) will generally not be subject to U.S. income tax on the merger consideration such holder receives unless such shareholder has certain connections to the United States.

  •
  Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Common Stock Ownership of Our Directors and Executive Officers (Page 69).

  •
  As of the record date, our directors and executive officers beneficially owned, in the aggregate, approximately       % of the outstanding shares of our common stock entitled to vote at the special meeting. We currently expect that each of these individuals will vote all of their shares of common stock in favor of each of the proposals.

Interests of Our Directors and Executive Officers in the Merger (Page 40).

  •
  Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

  •
  our directors and executive officers will receive cash consideration for their vested and unvested stock options to the extent the exercise price of such options is less than $4.00 per share and will receive $4.00 per share, without interest and less any applicable withholding tax, for their vested and unvested shares of restricted common stock (other than performance based restricted common stock) in connection with the merger;

  •
  five of our current executive officers have change in control severance agreements that provide certain severance payments and benefits in the case of his termination of employment by us without cause or by the executive officer for "good reason" as set forth in such agreements, following completion of the merger;

  •
  TriNet has agreed to provide each of our employees (including our executive officers) with salary, employee benefits (excluding any equity compensation or defined pension benefits) and incentive compensation opportunities that are comparable in the aggregate to the benefits provided by us immediately prior to the merger for a period of one year after the effective time of the merger;

  •
  TriNet has agreed to keep certain severance plans, arrangements, programs and policies in effect for one year after the effective time of the merger;

  •
  the merger agreement provides for insurance and indemnification arrangements for each of our current and former directors and officers; and

    •
    our employees (including our executive officers) will receive service credit for certain purposes under TriNet's employee benefits plans, programs and arrangements, and TriNet will use commercially reasonable efforts to allow pre-existing limitations to be waived and to allow eligible expenses to be taken into account to satisfy deductibles, coinsurance and out of pocket requirements under applicable TriNet welfare plans.

  •
  Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

TriNet Financing (Page 62).

  •
  TriNet estimates the total funds necessary to complete the merger and the other transactions contemplated by the merger agreement to be approximately $130 million. TriNet, through Comerica Bank and affiliates of General Atlantic, has obtained debt and equity commitments necessary to complete the merger.

Regulatory Approvals (Page 46).

  •
  The merger is subject to the HSR Act. On March 11, 2009, we and an affiliate of General Atlantic each filed the required notification and report forms under the HSR Act with the DOJ and FTC. In addition, the merger is subject to certain regulatory approvals in the states of Arkansas and Florida. On March 5, 2009, TriNet filed for an Application Relating to a Change in Control of an Arkansas Professional Employer Organization with the Arkansas Insurance Department Property and Casualty Division. In addition, TriNet filed an Application for Certificate of Approval for Change of Ownership with the Florida Department of Business and Professional Regulation on March 20, 2009.

Shareholder Rights Plan (Page 61).

  •
  Our shareholder rights plan, which we refer to as the "rights plan," will terminate immediately prior to the effective time of the merger, without payment of any amount to any holder thereunder.

Procedure for Payment of Merger Consideration (Page 49).

  •
  Promptly after the effective time of the merger, the paying agent will mail to each holder of record of our common stock a letter of transmittal in customary form (specifying that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the paying agent) and instructions advising how to surrender the certificates for the $4.00 per share merger consideration. Upon surrender to the paying agent of a stock certificate representing shares of our common stock, together with a duly executed letter of transmittal and any other documents that may be reasonably required by the paying agent, you will be entitled to receive in exchange for the certificate from the paying agent the $4.00 per share merger consideration in respect of that certificate. Interest will not be paid or accrue in respect of the $4.00 per share merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

No Appraisal Rights (Page 46).

  •
  Under Florida law, you do not have any appraisal rights in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:
What is the date, time and place of the special meeting?

A:
The special meeting of our shareholders will be held at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202 on             , 2009, beginning at 10:00 a.m., local time.

Q:
What am I being asked to vote on?

A:
You are being asked to vote on the following:

•
Approval of the merger agreement (Proposal 1);

•
Approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement (Proposal 2); and

•
The transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:
How does the board of directors recommend that I vote?

A:
Our board of directors unanimously recommends that you vote:

•
"FOR" the approval of the merger agreement (Proposal 1); and

•
"FOR" the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement (Proposal 2).

Q:
How many shares must be present or represented at the special meeting in order to conduct business?

A:
A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the outstanding shares of our common stock entitled to vote on the record date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:
What vote of our shareholders is required to approve the proposals?

A:
The vote requirements to approve the proposals are as follows:

•
The proposal to approve the merger agreement (Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the record date for the special meeting. Because the required vote is based on the number of shares of our common stock outstanding and not the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger agreement; and

  •
  The proposal to approve the adjournment or postponement of the special meeting (Proposal 2), if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment or postponement are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting.

  We urge you either to complete, sign and return the enclosed proxy card or to submit your proxy or voting instructions by telephone or Internet to assure the representation of your shares of Gevity's common stock at the special meeting.

Q:
Who is entitled to vote at the special meeting?

A:
Only shareholders of record as of the close of business on                         , 2009, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date,                         shares of our common stock were outstanding and entitled to be voted at the special meeting.

Q:
What do I need to do now? How do I vote?

A:
We urge you to carefully read this proxy statement, including its annexes and any documents referred to herein in their entirety, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by granting a proxy either by:

•
Telephone, using the toll-free number listed on each proxy card (if you are a registered shareholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in "street name," meaning that your shares are held in the name of a bank, broker or other nominee and your bank, broker or nominee makes telephone voting available);

•
The Internet, at the address provided on each proxy card (if you are a registered shareholder) or vote instruction card (if your shares are held in "street name" and your bank, broker or nominee makes Internet voting available); or

•
Mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

  Please do NOT send in your stock certificates at this time.

  If your shares of our common stock are held in "street name" by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger agreement proposal without instructions from you. See the question below "If my broker holds my shares in 'street name,' will my broker vote my shares for me?"

Q:
How are votes counted?

A:
For Proposal 1, the approval of the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." An abstention will not count as a vote cast on the proposal relating to approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you "ABSTAIN," it has the same effect as if you vote "AGAINST" the approval of the merger agreement.

  For Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote "FOR," "AGAINST" or "ABSTAIN." If a quorum is present, an abstention will not count as a vote cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if a quorum is present and you "ABSTAIN," it will have no effect on this proposal. If a quorum is not present, then an abstention will have the same effect as a vote against this proposal.

  If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote.

Q:
If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Unless you follow the instructions, your shares will not be voted and will have the same effect as if you voted against the approval of the merger agreement.

Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Many of our shareholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

•
Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

•
Beneficial Owner.  If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you, together with a voting instruction card by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote and you may also attend the special meeting.

Q:
May I attend the special meeting?

A:
You are entitled to attend the special meeting only if you were a shareholder as of the close of business on the record date or if you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance to the special meeting. If you are a shareholder of record, your name will be verified against the list of shareholders of record on the record date prior to your being admitted to the special meeting. If you are not a shareholder of record but hold shares in "street name" through a broker, trustee or other nominee, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided to you by your broker or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the special meeting.

Q:
Should I send in my stock certificate(s) now?

A:
NO. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $4.00 per share in cash, without interest and less applicable withholding tax.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

•
first, you can deliver to our Corporate Secretary, at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•
second, you can submit by telephone, the Internet or mail a proxy dated after the date of the proxy you wish to revoke, provided the new proxy is received before the polls close at the special meeting; or

•
third, you can attend the meeting and vote in person.

  Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

  If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in "street name" by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank, broker or other nominee.

Q:
Who will bear the cost of the solicitation?

A:
The expense of soliciting proxies in the enclosed form will be borne by Gevity. We have retained Morrow & Co., LLC, who we refer to as "Morrow," a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $7,500 plus reimbursement of up to $2,000 in out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:
What does it mean if I receive more than one set of voting materials?

A:
If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:
What happens if I sell my shares before the special meeting?

A:
The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Gevity common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive $4.00 per share in cash to be received by our shareholders in the merger. In order to receive the $4.00 per share, you must hold your shares through the completion of the merger.

Q:
What is the impact of the merger on the Employee Stock Purchase Plan?

A:
With respect to our ESPP, we have suspended all payroll deduction authorizations for pay dates occurring on or after March 4, 2009 and no new offering periods will begin under the ESPP. The last business day before the effective time of the merger will be the last day of the current offering period, and upon the last business day before the effective time of the merger, each option to purchase shares of our common stock granted under the ESPP will automatically be exercised, subject to the completion of the merger (unless a participant of the ESPP withdraws from such offer period) and converted to a right to receive the $4.00 per share merger consideration, without interest and less any applicable withholding tax. We will refund any remaining cash in a participant's account to such participant and will terminate the ESPP effective immediately prior to the effective time of the merger.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger no later than three business days after obtaining shareholder approval, assuming that all other closing conditions contained in the merger agreement have been satisfied or waived at that time. See "Proposal 1—The Merger Agreement—Conditions to the Merger."

Q:
When will I receive the cash consideration for my shares?

A:
After the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your shares for the cash consideration to be paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares.

Q:
Am I entitled to appraisal rights?

A:
No, you do not have appraisal rights in connection with the merger.

Q:
What is the effect of the rights plan on the merger?

A:
Our rights plan will terminate immediately prior to the effective time of the merger, without payment of any amount to any holder thereunder.

Q:
Who can help answer my other questions?

A:
If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, Morrow, at (800) 607-0088. If your broker holds your shares, you may also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Such statements are often expressed through the use of words or phrases such as "will result," "are expected to," "anticipated," "plans," "intends," "will continue," "estimated," "projection," "preliminary," "forecast" and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks and uncertainties over which we have no control. In addition to other factors and matters contained in this proxy statement, those risks and uncertainties include, without limitation:

  •
  the satisfaction of the conditions to close the merger, including the approval of the merger agreement by our shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee of $2.95 million and up to $1 million in transaction related expenses to TriNet and its affiliates;

  •
  the outcome of any legal proceeding that has been or may be instituted against us and others following the announcement of the merger agreement;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  the potential adverse effect on our business due to our compliance with certain covenants we agreed to in the merger agreement;

  •
  the effect of the announcement of the merger on our customer and vendor relationships, operating results and business generally;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the share price of our common stock;

  •
  our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

  •
  risks related to the merger diverting management's attention from ongoing business operations;

  •
  general economic and market conditions;

  •
  the risk of unforeseen material adverse changes to our business and operations; and

  •
  other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, referred to as the "SEC," including the risks set forth in "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 (filed on March 16, 2009), referred to as the "Form 10-K." See "Where You Can Find More Information."

        We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING OF SHAREHOLDERS

        This proxy statement is furnished in connection with the solicitation of proxies relating to a special meeting of our shareholders.

Date, Time, Place and Purpose of the Special Meeting

        The special meeting of our shareholders will be held at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202 on                         , 2009 beginning at 10:00 a.m., local time.

        At the special meeting, we will ask you to (1) approve the merger agreement, (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement, and (3) transact any other business that is properly brought before the special meeting.

Recommendation of Our Board of Directors

        Our board of directors, by unanimous vote, (1) approved and adopted the merger agreement and the transactions contemplated by the merger agreement and (2) determined that the merger is in the best interests of Gevity and its shareholders. Accordingly, our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement and "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

        Only holders of record of our common stock at the close of business on                        , 2009, the record date, are entitled to notice of and to vote at the special meeting. On the record date,             shares of our common stock were issued and outstanding and held by approximately             holders of record. Each holder of record of our common stock will be entitled to one vote per share at the special meeting on the proposal to approve the merger agreement and the merger, the proposal to adjourn the special meeting and, if necessary or appropriate, any other business that may come before the special meeting.

        The holders of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker non-votes (shares held by a broker or other nominee that does not have the authority to vote on a matter) for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting may adjourn the meeting to solicit additional proxies. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

        The approval of the merger agreement requires the affirmative vote of the shares representing a majority of the outstanding shares entitled to vote at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval of the merger agreement. The approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment or postponement are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, (i) if a quorum is present, it will not affect the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies or (ii) if a quorum is not present, then an abstention will have the same effect as a vote against this proposal.

Common Stock Ownership of Our Directors and Executive Officers

        As of the record date, our directors and executive officers beneficially owned in the aggregate approximately    % of the outstanding shares of our common stock entitled to vote at the special meeting. We currently expect that each of these individuals will vote all of their shares of common stock in favor of each of the proposals.

Solicitation of Proxies

        The board of directors of Gevity is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, directors, officers and other employees of Gevity may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of special meeting of shareholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

        We have retained Morrow to assist us in the solicitation of proxies for the special meeting. We will pay Morrow a base fee of $7,500 plus reimbursement of up to $2,000 in out-of-pocket fees and expenses.

Voting

        To vote your shares, you should follow the instructions as indicated on your proxy card if you vote over the Internet or by telephone, or you should mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a broker or other nominee, you will be provided voting instructions from your broker or other nominee and, in order to vote at the special meeting, you must ask your broker or other nominee how you can vote in person at the special meeting.

        If you vote by mail and the returned proxy card is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted "FOR" the approval of the merger agreement and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

        Shareholders who hold their shares of our common stock in "street name," meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by their bank, broker or other nominee regarding how to instruct their broker to vote their shares.

        We do not expect that any matter other than the ones discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our shareholders.

        DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR COMMON STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

 Revocation of Proxies

        If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

  •
  first, you can deliver to our Corporate Secretary, at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

  •
  second, you can submit a new proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke, provided the new proxy is received before the polls close at the special meeting; or

  •
  third, you can attend the meeting and vote in person.

        Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

        If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in "street name" by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank, broker or other nominee.

Assistance

        Shareholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card should contact or call:

Morrow & Co., LLC
470 West Ave.
Stamford, CT 06902
Toll Free: (800) 607-0088

Shareholder List

        Our list of shareholders entitled to vote at the special meeting will be available for inspection at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202 for a period of 10 days prior to the special meeting and at the place of the special meeting for the duration of the special meeting.

THE PARTIES TO THE MERGER AGREEMENT

Gevity

        Gevity, a corporation organized under the laws of the State of Florida, specializes in providing small and medium-sized businesses nationwide with a wide-range of competitively priced payroll, insurance and human resource outsourcing services. Gevity helps employers streamline human resource administration, optimize human resource practices and maximize long-term employee retention. Gevity serves clients located in all 50 states and the District of Columbia, and has a network of offices located throughout the United States. Gevity had revenues of $520.5 million and total assets of $302.9 million as of and for its fiscal year ended December 31, 2008. Gevity's principal executive offices are located at 9000 Town Center Parkway, Bradenton, Florida 34202 and our telephone number is (941) 741-4300. A detailed description of our business can be found in the Form 10-K and our other filings with the SEC. See "Where You Can Find More Information."

TriNet

        TriNet, a corporation organized under the laws of the State of Delaware, is a leading provider of human resource services and payroll outsourcing for small businesses. TriNet works to help businesses attract talent, manage performance, incent and reward success, and outsource much of their employment-related risk. TriNet provides premium benefits, payroll outsourcing and human resource services to its customers so those customers can focus on their core business priorities. Investment entities affiliated with General Atlantic own a majority of the voting shares of TriNet. TriNet's principal executive offices are located at 1100 San Leandro Blvd., Suite 300, San Leandro, CA 94577 and its telephone number is (510) 352-5000.

Merger Sub

        Merger Sub, a corporation organized under the laws of the State of Florida, is a direct wholly owned subsidiary of TriNet, formed solely for the purpose of facilitating the merger. Merger Sub has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Merger Sub's principal executive offices are located at 1100 San Leandro Blvd., Suite 300, San Leandro, CA 94577 and its telephone number is (510) 352-5000.

THE MERGER

Background of the Merger

        Our board, with the assistance of our management and advisors, has considered various strategic alternatives and opportunities to enhance shareholder value. In recent years, our board has considered a variety of strategic alternatives, including:

  •
  continued execution of our strategic operating plan, as modified from time to time with guidance and direction from our board;

  •
  a recapitalization or share repurchase;

  •
  a sale of our company; and

  •
  acquisitions.

        On March 20, 2008, our chairman and chief executive officer, Michael J. Lavington, received an unsolicited, non-binding indication of interest from a company, which we refer to as "Company A." In its initial communication, Company A expressed an interest in acquiring us for a cash purchase price of $9.50 to $10.50 per share. On or about March 26, 2008, another member of our management received an unsolicited, non-binding indication of interest from a company, which we refer to as "Company B," in which Company B expressed interest in acquiring us for a cash purchase price of $10 per share. Both indications of interest were based solely on a review of our publicly available information and were subject to further due diligence.

        At a meeting of our board on April 7, 2008, our board discussed Company A's and Company B's proposals. In discussions relating to the indications of interest, our board noted the changes to our business and operations that had recently taken place, and in particular (i) the discontinuation of the Gevity Edge Select business segment in February 2008 and our attempts to refocus our operations around our original professional employer organization, or "PEO" business model, (ii) the departure of our former chief executive officer in the fourth quarter of 2007, and (iii) the designation of Mr. Lavington as interim chief executive officer in the fourth quarter of 2007. In light of these developments and their potential impact on our business and future prospects, our board instructed management to prepare and present a revised three-year strategic plan to our board at a meeting scheduled for May 21, 2008. Accordingly, our board deferred consideration of the merits of the indications of interest from Company A and Company B until review and consideration of the revised strategic plan and instructed management to continue its efforts to refocus our operations around our original PEO business model. Our board also requested that an investment banking firm be engaged to assist us in reviewing potential strategic alternatives.

        Following this meeting, Mr. Lavington informed both Company A and Company B that we were not interested in engaging in discussions with them at that time regarding a possible sale of the company. In addition, we engaged Credit Suisse as our financial advisor. We also asked our outside counsel, King & Spalding LLP, or "King & Spalding," to advise us on legal issues in connection with the discussions regarding our strategic alternatives.

        At the May 21, 2008 board meeting, our management discussed our financial condition, results of operations, business, strategy and prospects with our board and presented the preliminary three-year strategic plan that our board had requested at the April 7 meeting. This plan suggested a potential decline in our 2008 financial performance due to then current economic and business conditions, but a modest potential recovery in subsequent years. Also at this meeting, representatives of our financial advisor discussed with our board an overview of the PEO industry and certain potential strategic alternatives available to us, which included a recapitalization or repurchase of our common stock, the acquisition of a complementary business, a leveraged buyout, a merger with a strategic buyer and remaining an independent company.

        After discussion, our board reviewed the prior indications of interest received from Company A and Company B. In addition, Mr. Lavington summarized recent discussions between representatives of General Atlantic and another member of our management that transpired in early May 2008, during which General Atlantic indicated that it was interested in exploring a strategic transaction between TriNet and Gevity. Mr. Lavington noted that General Atlantic did not state any range of price that TriNet would pay to acquire us during these conversations. After further discussion regarding our current business and prospects, our board concluded that it would be better positioned to evaluate our strategic alternatives following additional review of our three-year strategic plan and year-to-date financial performance and determined to defer further discussions with Company A, Company B and General Atlantic until the third quarter of 2008. Management delivered this message to Company A, Company B and General Atlantic following the May 21 board meeting.

        On May 27, 2008, General Atlantic informed Mr. Lavington that an investment entity affiliated with General Atlantic had acquired shares of our common stock in open market transactions and would be filing a Schedule 13D with the SEC later that day. In its Schedule 13D filing, General Atlantic disclosed that its affiliate owned approximately 9.5% of our common stock and that it believed there may be benefits to exploring a strategic transaction between TriNet and Gevity. In light of this filing, management recommended to our board that representatives of management and our board meet with General Atlantic to discuss General Atlantic's intentions with respect to its investment in us, and our board authorized this meeting. Our management subsequently spoke with representatives of General Atlantic and made arrangements regarding a preliminary meeting with them.

        On June 10, 2008, Mr. Lavington, Garry J. Welsh, our chief financial officer, and Todd F. Bourell, a member of our board, met with representatives of General Atlantic in New York. At this meeting, the parties discussed the general outline of a strategic transaction, including the potential synergies that would result from a combination of our operations with TriNet's business. At that meeting, General Atlantic indicated that they were willing to pursue a transaction with us at a price of at least $8.60 per share.

        At a board meeting on June 24, 2008, management provided an overview of the discussions it had with General Atlantic at its June meeting. Management then provided our board with an update of our financial outlook for the balance of 2008 and an update of our preliminary three-year strategic plan. This updated strategic plan reflected modest, although potentially accelerating, growth in some of our key business drivers but with continued margin pressure over the forecast period relative to our historical performance. Following this discussion, our financial advisor updated our board with respect to potential strategic alternatives available to us, which consisted of the alternatives that were discussed at the May 21 board meeting and discussed with our board third parties that might be interested in acquiring us. Our financial advisor also discussed with our board certain financial aspects of our company based on management's financial forecasts in the preliminary three-year strategic plan.

        Our board then discussed our financial outlook and the potential benefits to our shareholders of a sale of our company as compared to the continued operation of our company as an independent business and other strategic alternatives. Following this discussion, our board concluded that we should engage in exploratory discussions regarding a potential strategic transaction with General Atlantic and TriNet, Company A and Company B. Our board also authorized management, with the assistance of our financial advisor, to contact another company, which we refer to as "Company C," which had expressed interest in pursuing a transaction with us. In addition, our board formed a sub-committee consisting of Jonathan H. Kagan, David S. Katz and Mr. Bourell to provide for more board oversight of the process and to direct management in evaluating our strategic opportunities.

        On June 25, 2008, our management met with representatives of Company B. At this meeting, Company B informed our management that it was not interested in exploring a strategic transaction with us and we subsequently terminated our discussions with Company B.

        In July 2008, our management prepared updated financial forecasts for the balance of 2008 and for the three-year period commencing January 1, 2009, as well as a management presentation to be provided to potential interested parties. We entered into a confidentiality and standstill agreement with Company A on July 24, 2008. We also entered into a confidentiality agreement and standstill agreement with an affiliate of General Atlantic on July 30, 2008 and with TriNet on July 31, 2008. On July 30, 2008, General Atlantic amended its Schedule 13D filing to disclose that it had entered into a standstill agreement with us.

        We issued a press release on July 30, 2008 announcing that, in response to inquiries from, and contact with, several third parties regarding possible strategic transactions, our board had authorized management to initiate a formal process to evaluate potential strategic alternatives and to seek proposals from potentially interested third parties.

        Members of our senior management met with Company A on July 31, 2008 and with General Atlantic and TriNet on August 1, 2008 in preliminary diligence meetings to discuss our business, results of operations and financial outlook.

        On August 1, 2008, we entered into a confidentiality and standstill agreement with Company C. Members of our senior management met with Company C on August 5, 2008 in a diligence meeting to discuss our business, results of operations and financial outlook.

        Following the issuance of our press release and in accordance with our board's directives, our financial advisor contacted additional third parties to gauge their interest in entering into a strategic transaction with us. A total of 16 potential strategic and financial acquirers were contacted, with six parties ultimately executing confidentiality agreements with us and ten parties indicating that they were not interested in pursuing a transaction with us or failing to respond. One such party, which we refer to as "Company D," indicated that it was not interested in entering into a strategic transaction with us at that time.

        At a board meeting on August 13, 2008, our management reviewed our financial performance for the second quarter of 2008. Although management noted that the attrition in the number of worksite employees (a key driver of our business) was higher than had been anticipated in June 2008, management believed that both production and attrition would improve in the second half of 2008 and the forecast period as a result of our newly competitive health plans introduced to the market during the summer of 2008. In view of increasing competitive pressures on pricing for our services, management also discussed certain cost reduction efforts that it had begun to implement in response to the challenges facing our business. Given these new variables facing our business and indicators of a potentially more challenging economic environment, our management provided our board with an updated financial forecast prepared in July 2008.

        Our board was then updated as to the discussions that had taken place with Company A, Company B, General Atlantic and TriNet, and Company C and with other third parties that had been contacted and had expressed an interest in exploring a potential strategic transaction with us. After discussion, our board determined to continue the strategic process with preliminary indications of interest expected to be received by early September 2008.

        Throughout the remainder of August 2008, the interested parties continued to conduct due diligence.

        On August 19, 2008, Company A communicated that it was no longer interested in exploring a strategic transaction with us due, in part, to the difficulty it would have in obtaining the necessary financing to complete a transaction.

        On August 20, 2008, we entered into a confidentiality and standstill agreement with another company, which we refer to as "Company E," which had expressed interest in a potential transaction with us.

        On August 21, 2008, Company C submitted a non-binding, preliminary indication of interest indicating that it was interested in acquiring Gevity for $8.00 to $9.00 per share in cash, subject to further due diligence. Company C's proposal indicated that the transaction would be financed through a combination of debt and equity financing and would be subject to customary regulatory approvals.

        On August 27, 2008, we entered into a confidentiality and standstill agreement with another company, which we refer to as "Company F," which had contacted our financial advisor on July 31, 2008 and expressed an interest in a potential transaction with us.

        On September 3, 2008, members of our senior management had a meeting with Company E. Following this meeting, Company E determined that our business did not fit its business model and that the timing of a proposed transaction with us was not optimal. As a result, Company E declined to participate further in the process.

        On September 11, 2008, General Atlantic and TriNet submitted a preliminary, non-binding indication of interest indicating that TriNet was interested in acquiring us for $8.40 per share in cash, subject to further due diligence and the signing of an exclusivity agreement with us. The sub-committee of our board met that evening with management and representatives of our legal and financial advisors to discuss the indications of interest received to date.

        At a board meeting on September 12, 2008, our board met, together with members of our management and representatives of our legal and financial advisors, to discuss the status of the strategic alternatives process. Our board was updated as to the discussions that had taken place with Company A, Company B, General Atlantic and TriNet, and Company C. This update included a summary of the indications of interest that had been received from Company C and General Atlantic and TriNet, as well as an overview of the financing sources contemplated by the bidders. It was noted that General Atlantic and TriNet had requested that we enter into an exclusivity agreement with them and that Company A, Company B and Company E had decided not to continue in the process. It was also noted that we had entered into a confidentiality and standstill agreement with Company F and had conducted preliminary discussions with Company F. Following this discussion, our board declined to enter into an exclusivity agreement with General Atlantic and TriNet and instructed management, with the assistance of our financial advisor, to permit the bidders to continue their diligence efforts with the objective of completing any remaining diligence by the middle of October 2008 and to obtain an indication of interest from Company F.

        On September 22, 2008, Company F submitted a non-binding, preliminary indication of interest indicating that it was interested in acquiring Gevity for up to $8.50 per share in cash, subject to further due diligence. Company F noted that its proposal was not subject to a financing condition.

        At a board meeting on October 3, 2008, management provided our board with a preliminary update of our financial performance during the third quarter of 2008 and provided an overview of worksite employee production and attrition for the quarter, including information on the main cause of the attrition. Management reported that the increasingly challenging economic conditions were negatively affecting our business and financial condition. In addition, representatives of our financial advisor updated our board on the strategic process, which discussion included a summary of recent conversations with certain bidders regarding financing sources and the events taking place at the time in the financial markets. It was noted that the volatility in the financial markets was likely adversely affecting the process, in particular by complicating and extending the diligence process and by making it more difficult for certain bidders to complete their financing arrangements.

        Throughout October 2008, each of TriNet, Company C and Company F continued to conduct business, financial and operational due diligence with us. Despite our board's goal of completing the strategic process by the end of October, the events taking place in the financial markets and in the general economy at the time, and their impact on our business and financial condition, resulted in the interested bidders being unable to complete their due diligence on schedule.

        At a meeting on October 24, 2008, our board was updated on discussions with the parties that continued to express interest in completing a transaction with us and the events taking place in the financial markets and the general economy and their impact on the process. In addition, management updated our board on our financial performance and summarized management's plan to continue to reduce our operating expenses in light of economic conditions and their impact on our business. After discussion, our board directed our financial advisor to distribute a bid process letter requesting final bids.

        On November 4, 2008, a draft merger agreement, was distributed to Company C, General Atlantic and TriNet and Company F. On November 14, 2008, a bid process letter, was distributed to Company C, General Atlantic and TriNet and Company F. The bid process letter required that each bidder's final proposal be submitted by November 25, 2008.

        During the fall of 2008, conditions in the financial markets deteriorated and became more volatile and economic conditions became increasingly challenging. During this period, our stock price declined from $8.11 on September 11, 2008 to $1.73 on November 24, 2008.

        On November 25, 2008, General Atlantic submitted a bid, whereby TriNet would acquire Gevity for $3.00 per share in cash and its legal advisors, Paul, Weiss, Rifkind, Wharton & Garrison LLP, whom we refer to as "Paul Weiss," submitted their proposed revisions to the draft merger agreement. Those revisions provided, among other things, for a financing condition and also conditioned the closing of a transaction upon the receipt of a solvency opinion and certain third party consents. In addition, General Atlantic's and TriNet's proposal permitted TriNet to terminate the merger agreement at any time by paying a reverse termination fee and also required that we pay an undefined termination fee and reimburse General Atlantic and TriNet for all of their expenses if the merger agreement were terminated in certain circumstances involving a superior proposal.

        On November 26, 2008, Company C submitted a proposal in which it would acquire Gevity in a cash and stock transaction, with Gevity shareholders retaining a 35.9% ownership interest in the combined company. Company C purported to value its offer at $4.26 to $5.72 per share based on Company C's estimate of a range of earnings multiples at which the combined company would trade following completion of the contemplated transaction, certain synergies anticipated by Company C to be generated from the contemplated transaction and the $30.3 million aggregate cash distribution (or approximately $1.21 per share) our shareholders would receive in the contemplated transaction (assuming that all shareholders would elect to receive cash consideration). Company C indicated that its proposal would be financed in part through funds under our existing credit agreement (which would require consent from our existing lenders), with the remainder of the consideration to consist of shares of Company C's common stock. Given the fact that Company C was proposing a transaction substantially different from the transaction contemplated by our draft merger agreement, Company C did not submit proposed revisions to the merger agreement with its proposal.

        Company F indicated that it would not be able to submit an indication of interest by November 25, 2008 as requested, but that it would submit an indication of interest as soon as it had completed its preliminary due diligence.

        At a board meeting on December 2, 2008, management updated our board on our financial performance during the fourth quarter of 2008. Management then provided our board with an updated three-year strategic plan which incorporated our actual results for the third quarter of 2008 and our projected results for the fourth quarter of 2008. As was the case with the August 2008 financial forecast, this three-year forecast projected negative pressure on our financial results. As a result of the general deterioration in economic conditions, the projected decline was greater than had been forecasted in August 2008, though partially mitigated by certain cost savings initiatives that had been implemented by management. Representatives of our financial advisor then updated our board on the strategic review process, including a summary of General Atlantic's and TriNet's and Company C's bids and recent discussions with Company F, which had not yet submitted a proposal. Our board then discussed each of the updated proposals that had been received and determined that our board would not take any action on the proposals until Company F submitted its indication of interest.

        On December 16, 2008, Company F verbally submitted a bid to acquire us for $2.25 per share in cash, subject to further due diligence. Company F also indicated that it was unwilling to substantially increase its bid.

        On December 17, 2008, our board met to review the proposals and to receive an update on our business and financial condition. At this meeting, management provided our board with preliminary results for the fourth quarter 2008 and preliminary results for the year ended December 31, 2008. Management again discussed the three-year plan that was previously presented to our board as well as the risks of achieving the plan. Our financial advisor updated our board on the strategic process, the indications of interests received to date and the negotiations with General Atlantic and TriNet, Company C and Company F. After discussion, our board authorized our management, with the assistance of our legal and financial advisors, to continue negotiations with General Atlantic and TriNet in an effort to improve the terms of their bid (including the price) and to have further discussions with Company C to determine if Company C's proposal could be completed in a timely manner in light of the complexities presented by Company C's proposed transaction structure and to further understand the value of the stock component of Company C's proposal. Our board also authorized the termination of discussions with Company F given that the value of Company F's proposal was significantly less than the value of the other proposals that had been received to date.

        General Atlantic and TriNet and Company C continued to conduct due diligence for the remainder of December 2008 and into January 2009, and management provided them with access to our revised three-year strategic plan.

        On January 14, 2009, in view of Company C's proposed transaction structure, our management, Mr. Bourell and representatives of our advisors met with representatives of Company C to conduct preliminary due diligence on Company C as part of an effort to better understand the value of the stock component of Company C's proposal.

        Also on January 14, 2009, Company F, through its financial advisors, contacted our financial advisor to inquire about the state of the strategic process and to express its continued interest in acquiring us. Company F also indicated that it would be willing to consider increasing its proposed price if it were allowed to continue to conduct diligence.

        At a board meeting held on January 16, 2009, our board was updated as to the conversations with Company F and, after discussion, our board authorized the disclosure to Company F of our 2008 year-end financial results to enable Company F to reconsider its previous bid.

        Also on January 16, 2009, General Atlantic agreed, at our request, to extend its standstill obligations to April 30, 2009. General Atlantic subsequently amended its Schedule 13D to disclose this extension.

        On January 23, 2009, another company, which we refer to as "Company G," submitted a non-binding indication of interest, based on a review of our publicly available information, in which it proposed to acquire us for $3.00 to $3.75 per share in cash. Company G's proposal indicated that its proposal was subject to further due diligence and that Company G would require financing.

        On January 27, 2009, an issues list was distributed to General Atlantic and TriNet summarizing certain critical issues that were reflected in their November revisions to the merger agreement. This list included, among other things, the closing conditions related to the receipt of a solvency opinion, debt financing and third party consents, TriNet's ability to terminate the merger agreement at any time by paying a reverse termination fee, the definition of a "material adverse effect" and our obligation to pay a termination fee.

        Also on January 27, 2009, an updated bid process letter was distributed to Company C and to General Atlantic and TriNet, which required that each bidder's final binding proposal be submitted by February 5, 2009. Company F was also directed to submit a final binding proposal by February 5, 2009. The February 5, 2009 bid deadline was later moved to February 9, 2009 to permit the bidders to conduct additional diligence.

        On February 3, 2009, Company F indicated that it would be able to substantially improve its previous bid of $2.25 per share and the sub-committee subsequently directed our financial advisor to have further discussions with Company F. We made our revised three-year strategic plan available to Company F on February 3, 2009.

        On February 9, 2009, Company F submitted a proposal to acquire us for $3.60 per share in cash and proposed revisions to the merger agreement. Company F's proposal was not subject to a financing condition. However, Company F's proposal provided it with the right not to close a transaction upon the bankruptcy of certain companies with which we conduct business and was also conditioned on discussions with certain of our vendors with respect to the implications of a proposed transaction. The proposal also provided Company F with the right to terminate the merger agreement and pay us a reverse termination fee as liquidated damages upon the occurrence of certain events related to the failure to obtain regulatory approval of the transaction, and the proposal substantially modified in a manner less favorable to us the ability of Company F not to close the transaction upon the occurrence of a "material adverse effect." In addition, Company F's proposal required us to pay a termination fee as well as reimburse Company F for all of its expenses incurred in connection with the transaction if we terminated the agreement in certain circumstances involving a superior proposal.

        Also on February 9, 2009, Company C submitted a revised proposal to acquire us in a cash and stock transaction, with our shareholders retaining a 32.4% ownership interest in the combined company. Company C purported to value its proposal at $6.05 per share. Like Company C's prior proposal submitted in November 2008, the revised proposal was valued based on Company C's estimate of an earnings multiple at which the combined company would trade following completion of the contemplated transaction, certain synergies anticipated by Company C to be generated from the contemplated transaction and the $30.3 million aggregate cash distribution (or approximately $1.21 per share) our shareholders would receive in the contemplated transaction (assuming all shareholders would elect to receive cash consideration). Company C also indicated that the transaction would be financed in part through funds available under our existing credit agreement (which would require consent from our existing lenders), with the remainder of the consideration to consist of shares of Company C's common stock. In addition, Company C noted that its proposal was subject to additional due diligence. Company C did not submit any proposed revisions to the merger agreement, although its legal advisors submitted a memorandum outlining key structural issues that would need to be addressed if any such transaction were to be completed.

        In addition, on February 9, 2009, Company D, which previously had declined to make an offer to acquire us, submitted a preliminary, non-binding indication of interest in which it proposed to acquire us for a cash purchase price ranging from $4.40 to $4.70 per share. This proposal was based solely on Company D's review of our publicly available information and was subject to additional due diligence. In addition, Company D indicated that its proposal would require equity and debt financing, which financing sources would also have to undertake due diligence.

        On February 11, 2009, our management met with representatives of Company G. In the meeting, Company G expressed its broad interest in pursuing a strategic transaction or possible joint venture with us. No pricing details were discussed at this meeting and Company G did not indicate the sources of its financing for the proposed transaction.

        On February 11, 2009, General Atlantic and TriNet submitted a bid of $3.21 per share in cash, as well as proposed revisions to the merger agreement. Although TriNet indicated that it would require debt and equity financing to close the transaction, the proposal was not subject to a financing condition and TriNet represented that it would consider eliminating the closing condition with respect to receipt of certain third-party consents. As provided in their prior proposal, the revised proposal permitted TriNet to terminate the merger agreement at any time by paying a reverse termination fee as liquidated damages and the definition of material adverse effect remained an open issue. Further, the proposal also contained conditions relating to the receipt of a solvency opinion and required that we pay an undefined termination fee and reimburse General Atlantic and TriNet for all of their expenses if the merger agreement were terminated in certain circumstances involving a superior proposal. General Atlantic's and TriNet's proposal was also subject to a limited list of additional diligence items.

        The sub-committee of our board met to discuss this round of bid proposals on February 12, 2009. Representatives of our legal advisor summarized the key issues under the revised merger agreement provided by General Atlantic and TriNet. Our financial advisor also discussed its efforts to obtain clarity with respect to Company G's capacity to finance a transaction, noting the challenges facing Company G in its ability to raise the funds necessary to complete a transaction with us given then current economic conditions.

        After discussion, the sub-committee directed our advisors to continue discussions with General Atlantic and TriNet and Company F and to determine if General Atlantic and TriNet and Company F would increase their price and improve the terms of the merger agreement, including requesting that General Atlantic guarantee certain obligations of TriNet under the merger agreement. The sub-committee also directed our financial advisor to have further discussions with Company D regarding its proposal, including its financing requirements and the time it would take to complete a transaction after we provided Company D with access to our non-public information.

        In addition, the sub-committee discussed Company C's proposal, noting that, relative to Company C's prior bid, the combined company that would be created by the proposed transaction was valued by Company C based on a higher estimate of anticipated synergies and a more advantageous expected earnings multiple, despite the general deterioration in economic conditions that occurred since the date of its prior bid, and provided our shareholders with a reduced ownership interest in the combined company. In addition, the sub-committee noted that Company C's proposal would significantly increase the leverage of the combined company and the sub-committee discussed the lack of progress Company C had made in its attempts to obtain financing for a transaction. The sub-committee also noted the complexity of Company C's proposal and the uncertain value of the equity to be issued by the combined company to our shareholders under Company C's proposal. Following this discussion, however, the sub-committee authorized our advisors to continue discussions with Company C to improve the terms of its proposal and complete its due diligence. The sub-committee also directed our advisors to work with General Atlantic and TriNet, Company C and Company F to continue negotiations on the merger agreement and to instruct such parties to complete their remaining due diligence and submit their best and final proposals before the next board meeting, which was scheduled for February 25, 2009.

        The sub-committee met again on February 17, 2009. In this meeting, representatives of our financial advisor updated the sub-committee on its discussions with Company D. After discussion, the sub-committee authorized our management to provide Company D with access to our non-public information and directed our financial advisor to communicate that our board would consider a definitive proposal from Company D if such proposal was submitted on or before February 24, 2009. We entered into a confidentiality and standstill agreement with Company D on February 19, 2009 and Company D received a draft of the merger agreement that same day. Company D was also granted access to our non-public information on February 19, 2009.

        On February 18, 2009, representatives of King & Spalding discussed General Atlantic's and TriNet's proposal and merger agreement with Paul Weiss and representatives of General Atlantic and TriNet. Following this discussion, General Atlantic and TriNet made certain concessions that enhanced the certainty that a transaction with TriNet would close. In particular, TriNet agreed to relinquish its request for a right to terminate the merger agreement at any time by paying a reverse termination fee as liquidated damages. Paul Weiss, however, advised that General Atlantic would not guarantee the obligations of TriNet under the merger agreement, noting that TriNet was an operating company and not a "shell" entity with no assets. TriNet subsequently furnished its financial statements to us so that we could assess TriNet's creditworthiness. General Atlantic and TriNet also indicated that, if we were to terminate the merger agreement to pursue a superior proposal, they expected a termination fee (including out-of-pocket expense reimbursement) in the range of 4% of the equity value of the transaction.

        On February 20, 2009, representatives of King & Spalding discussed certain key issues of Company F's proposal with Company F's legal advisors, including Company F's right to avoid completing a transaction upon the bankruptcy of certain companies with which we conduct our business, the right to terminate the merger agreement and pay us a reverse termination fee as liquidated damages upon the occurrence of certain events related to the receipt of regulatory approval, the definition of a "material adverse effect" and other issues.

        On the evening of February 20, 2009, King & Spalding distributed a revised draft of the merger agreement to Company F and a revised draft of the merger agreement to General Atlantic and TriNet.

        On February 24, 2009, Company F reconfirmed its prior bid of $3.60 as its final bid, but did not submit a revised draft of the merger agreement and did not communicate any proposed modifications in response to the concerns regarding Company F's prior proposed revisions that were communicated to its legal advisors by King & Spalding. Company F also indicated that it had not yet completed its discussions with one of our vendors as a part of its final diligence. On that same day, General Atlantic and TriNet submitted a revised bid of $3.61 per share in cash, together with a draft commitment letter from Comerica Bank to provide debt financing for the transaction and a revised draft of the merger agreement which reflected the concessions previously discussed with King & Spalding. In this latest proposal, General Atlantic stated that although it was unwilling to provide a guaranty of TriNet's obligations under the merger agreement, it agreed to sign a commitment letter with TriNet, which was intended to provide TriNet with sufficient funds to complete a transaction with us if the Comerica debt financing for some reason was not available. In addition, General Atlantic and TriNet noted that their due diligence was complete, subject to completing their review of our revised disclosure schedules. Company D did not submit a definitive proposal or proposed revisions to the merger agreement but confirmed that it was still interested in purchasing us for $4.40 to $4.70 per share, subject to completion of due diligence. Company D stated that it would need at least an additional two to three weeks to complete its due diligence and that it would continue to work with its financing sources to arrange financing for the transaction.

        On February 24, 2009, in accordance with our board's directives, our financial advisor discussed the terms of Company C's proposal with Company C's representatives. During this discussion, Company C's representatives stated that while they believed financing for the cash portion of its proposed transaction would be achievable, the receipt of sufficient financing remained a condition to its proposal. Company C estimated that the completion of diligence, negotiation of a merger agreement and receipt of requisite financing would take an additional two to three weeks to complete. In addition,

Company C's representatives advised our financial advisor that Company C remained interested in completing a transaction with us and would be willing to consider increasing our shareholders' ownership in the combined company to an unspecified percentage.

        Our board met on February 25, 2009 to discuss the latest round of bids and the desirability of completing a strategic transaction. At this meeting, management updated our board on our three-year strategic plan, including the risks to achieving the plan over this period of time, given existing economic conditions and their impact on our client base, and the resulting effect on our expected results for the first quarter of 2009. After discussion, our board directed management to review our three-year plan and to advise our board and our advisors of potential sensitivities to the plan in light of the existing economic environment and our financial results expected for the first quarter of 2009.

        Also at this meeting, our board was updated as to the status of negotiations with the bidders. Our board discussed the various proposals and noted that Company C's proposal was a complex transaction and that the value of the transaction to Gevity's shareholders was uncertain because it was based in significant part on Company C's estimate of the earnings multiples at which the combined company would trade following completion of the transaction, which uncertainty was compounded by Company C's status as a privately held company. Our board also noted that Company C's proposal was subject to significant closing risk, would take substantial time to complete and would require the consent of Gevity's lenders or the receipt of other financing. In addition, our board noted that the length of time necessary to negotiate the principal terms of a transaction with Company C might jeopardize our ability to complete an all-cash transaction with Company F or General Atlantic and TriNet.

        Our board also discussed the state of the discussions with Company D, the likely timing for the receipt of a definitive proposal from Company D and the risks to the strategic process of waiting several weeks for Company D to finalize a definitive proposal. Our board also noted that Company F's proposal, as reflected in its proposed revisions to the merger agreement, was significantly more conditional than the proposal submitted by General Atlantic and TriNet. In addition, our board discussed General Atlantic's and TriNet's proposed financing arrangements, noting that General Atlantic had agreed to provide a commitment letter, which was intended to provide TriNet with sufficient funds to complete a transaction with us if the Comerica debt financing was not available to TriNet.

        After further discussion, our board determined that pursuing a transaction with General Atlantic and TriNet was more favorable to our shareholders than pursuing a transaction with Company C, Company D or Company F or remaining an independent company or pursuing any other strategic alternatives based on, among other things, the potential value of such alternatives, the risks and uncertainties associated with pursuing those other alternatives, and the assessment by our board of the risks associated with remaining independent particularly in view of the challenging economic environment. In assessing the potential value of remaining independent, our board considered and discussed, among other things, our financial condition, results of operations, management, competitive position, business and prospects, current economic, industry and market conditions and trading price of our common stock. Our board instructed management and our advisors to have further discussions with General Atlantic and TriNet to determine whether agreement could be reached on a transaction. We did not, however, enter into an exclusivity agreement with General Atlantic and TriNet relating to a potential transaction.

        Following this board meeting, our financial advisor, in accordance with our board's directives, informed Company C, Company D and Company F that Gevity was pursuing discussions regarding a transaction with another party.

        On February 26, 2009, in accordance with our board's directives, King & Spalding discussed with Paul Weiss key terms of the proposed merger agreement with TriNet, including a discussion of TriNet's financing commitments, General Atlantic's commitment letter and related documentation and proposed termination fee, and our financial advisor discussed with TriNet's financial advisor certain terms of the merger agreement, the financing commitments and General Atlantic's commitment letter, as well as General Atlantic's and TriNet's ability to increase the proposed purchase price. Later that day, General Atlantic and TriNet increased their bid to $3.75 per share and indicated that this represented their best price. King & Spalding delivered a revised draft of the merger agreement and related documentation to Paul Weiss during the evening of February 27, 2009. In addition, on February 27, 2009, Paul Weiss delivered a proposed voting agreement to be entered into by the ValueAct Shareholders.

        On February 28, 2009, March 1, 2009 and March 2, 2009, King & Spalding and Paul Weiss held further discussions relating to TriNet's proposal and the terms of the merger agreement. The issues discussed included, among other things, General Atlantic's unwillingness to guarantee TriNet's obligations under the merger agreement, TriNet's financing, specific performance, the operating covenants, the parties' ability to bring a claim for damages in the event of an intentional breach of the merger agreement and the size of the termination fee. In addition, the ValueAct Shareholders responded to General Atlantic and TriNet with a proposed revision of the voting agreement previously submitted by Paul Weiss. The sub-committee subsequently was updated on the discussions with Paul Weiss and directed our advisors as to how to proceed.

        On March 1, 2009, Company D submitted a revised proposal in which it proposed to acquire us for a cash price of $3.50 per share, subject to further due diligence which Company D believed would take an additional two to three weeks to complete. This revised proposal was not subject to a financing condition, and Company D indicated that it might be able to revise its proposal to its original proposal of $4.40 to $4.70 per share depending on the outcome of its due diligence and its ability to obtain support for the transaction from its financing sources. The sub-committee met the next day to discuss this proposal. Representatives of our advisors reviewed with the sub-committee the terms of Company D's revised bid and the status of the negotiations with General Atlantic and TriNet. At this meeting, the sub-committee discussed Company D's revised bid and determined that, in light of Company D's current proposal of $3.50 per share and the substantial uncertainty and certain delay associated with Company D's efforts to increase its bid to between $4.40 and $4.70 per share, the value in pursuing further discussions with Company D was outweighed by the risk of delaying the process further and losing the more certain bids that were under consideration.

        On March 2, 2009, King & Spalding delivered a revised draft of the merger agreement to Paul Weiss, and on March 3, 2009, General Atlantic and TriNet submitted a revised draft of the merger agreement to King & Spalding.

        Also on March 2, 2009, Company F contacted Mr. Lavington and indicated that it was still interested in completing a transaction with us and that Company F was prepared to improve the terms of its prior proposal. Later that day, our sub-committee authorized Messrs. Lavington and Bourell to speak with Company F's representatives. Messrs. Lavington and Bourell spoke with Company F on March 3, 2009. In a subsequent discussion with Mr. Bourell, Company F reiterated its interest in completing a transaction with us and that Company F was prepared to increase its bid to $4.00 per share in cash and to improve the terms of the merger agreement it had previously submitted, subject to additional due diligence relating to our relationship with a strategic vendor.

        Later that day, King & Spalding distributed a list of key terms that would need to be addressed in a merger agreement with Company F, which list included Company F's request for a closing condition that would give Company F the right not to close the merger upon a bankruptcy of certain companies with which we conduct business and its request that it have the right to terminate the merger agreement and pay us a reverse termination fee as liquidated damages upon the occurrence of certain events related to regulatory approval of the transaction. Company F and its legal advisors submitted Company F's responses to the issues list later that day.

        Our board met on March 3, 2009 to review the status of the negotiations with General Atlantic and TriNet and to discuss Company F's revised proposal. At this meeting, King & Spalding summarized the remaining outstanding issues under the merger agreement with General Atlantic and TriNet and reported that the negotiations could be completed quickly upon resolution of a few remaining issues. Our financial advisor also reviewed TriNet's recent financial statements with our board and General Atlantic's offer to provide debt financing for the transaction to the extent the Comerica debt commitment was not available. After discussion, our board concluded that in light of TriNet's financial condition and General Atlantic's willingness to provide debt (to the extent the Comerica debt commitment was not available) and equity commitments, it was not necessary for General Atlantic to guarantee all of TriNet's obligations under the merger agreement.

        Our board then discussed the terms of the revised proposal from Company F. After discussion, our board noted that although Company F's proposal had improved in our favor on several issues, it was still more conditional than the terms of the transaction proposed by General Atlantic and TriNet as Company F's proposal continued to provide Company F with the right not to close a transaction upon the bankruptcy of certain companies with which we conduct business and with the right to terminate the merger agreement and pay us a reverse termination fee as liquidated damages upon the occurrence of certain events related to regulatory approval of the transaction. After discussion, our board directed our financial advisor to invite Company F to submit a definitive offer to acquire us and to communicate to Company F that it had until the afternoon of March 4 to complete its due diligence and submit its final binding offer, together with a revised draft of the merger agreement with improved terms and greater deal certainty.

        On March 4, 2009, Company F's legal advisors provided King & Spalding with proposed revisions to the merger agreement, which improved upon certain aspects of Company F's prior proposal but was still more conditional than General Atlantic's and TriNet's proposal. Company F also indicated that it required more time to complete its due diligence and would not be in a position to sign a definitive agreement until the end of the day on March 6, 2009 at the earliest. Our board directed our management and advisors to inform General Atlantic and TriNet that another bidder had submitted a higher offer and to request that General Atlantic and TriNet increase their proposed price.

        Immediately following our board meeting that evening, King & Spalding finalized with Paul Weiss all of the terms of the merger agreement other than price and the size of the termination fee. Notwithstanding repeated attempts by us to lower the size of the termination fee, General Atlantic and TriNet continued to insist that this fee combined with TriNet's and its affiliates' expenses to be reimbursed in the event of termination of the merger agreement, be capped at no less than approximately 4% of the equity value of the transaction, noting that due to the length of the sale process conducted by Gevity and the extensive due diligence TriNet and its affiliates had conducted, their out-of-pocket expenses as a percentage of the equity value of the proposed transaction were significantly higher than expected. As a result, General Atlantic and TriNet noted that a significant portion of the termination fee so paid would constitute a reimbursement of their out-of-pocket expenses and that they were not willing to take the risk that, if the merger agreement was terminated to pursue a superior proposal, the termination fee would not be adequate to cover such expenses.

        In accordance with our board's directives, representatives of our financial advisor then contacted General Atlantic and TriNet to determine whether they would increase their proposed price. Following these discussions, General Atlantic and TriNet revised their bid to $4.00 per share, but, as a condition to increasing their bid, insisted that our board execute the merger agreement with TriNet immediately (or else risk losing the increased offer price of $4.00 per share) and that Gevity agree to a termination fee of $2.95 million and up to $1 million in transaction related expenses, or an aggregate of approximately 4% of the equity value of the transaction.

        Later that evening, our board reconvened to discuss this revised proposal. Our board noted the increase in the offer price and the improvement in the terms of the offer from General Atlantic and TriNet and the additional time required to receive a definitive offer from Company D and Company F. Our board also discussed the risk of losing the offer from General Atlantic and TriNet in the event our board did not respond to this offer in a timely manner. King & Spalding summarized the key terms of General Atlantic's and TriNet's proposed merger agreement, noting that General Atlantic's and TriNet's final proposal resolved a number of significant issues previously discussed with our board and that, as a result, there was more deal certainty than implied by their earlier proposals. Also at this meeting, our financial advisor reviewed with our board its financial analysis of the $4.00 per share merger consideration and rendered to our board an oral opinion, confirmed by delivery of a written opinion dated March 4, 2009, to the effect that, as of that date and based on and subject to the matters described in the opinion, the consideration to be received in the merger by holders of our common stock (other than TriNet, Merger Sub, shareholders of Gevity who entered in the voting agreement, and their respective affiliates, referred to as "excluded holders") was fair, from a financial point of view, to such holders.

        Following this discussion, our board unanimously determined to approve the merger agreement with TriNet and to recommend that our shareholders approve the merger agreement with TriNet. During the evening of March 4, 2009, the merger agreement and the related documents were finalized and executed. We and TriNet each issued a press release announcing the execution of the merger agreement on March 5, 2009.

Reasons for the Merger

        Our board, acting with the assistance of our management and legal and financial advisors, evaluated General Atlantic and TriNet's proposal, including the terms and conditions of the merger agreement. After careful deliberation at the March 4, 2009 meeting described above under "Background of the Merger," our board, by a unanimous vote, determined that the merger agreement is in the best interests of Gevity and its shareholders. In reaching this determination, our board considered the following factors and potential benefits of the merger agreement, each of which our board believes supported its decision:

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  the $4.00 per share merger consideration represents a premium of approximately 97% to the closing price of our common stock on March 4, 2009, the last full trading day before the announcement of the signing of the merger agreement;

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  Gevity's financial condition, results of operations, business, strategy and prospects, as well as the risks and uncertainties involved in achieving those prospects, including;

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  general industry, economic and market conditions, both on a historical and on a prospective basis;

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  the impact of the downturn in general economic conditions on our client base; and

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  the substantial uncertainty regarding our 2009 financial results, including in relation to current analyst and investor expectations;

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  our board's belief, after discussing, among other things, the financial condition, results of operations, management, competitive position, business and prospects of Gevity and current economic, industry and market conditions, that the merger was more favorable to our shareholders than any other alternative reasonably available to us and our shareholders, including continuing to operate the business as a stand-alone, independent company in light of the risks involved in implementing our business plan and the current economic environment;

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  the fact that the merger consideration of $4.00 per share was achieved through a competitive, multi-party process and produced a transaction on price and terms that, in our board's judgment, was more favorable than any other definitive offer received by us from any other potential acquirer;

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  our board's belief that the merger is more favorable to our unaffiliated shareholders than the alternative of remaining a shareholder in a public company, taking into account the challenging environment faced by us and the our financial condition, results of operations, business, strategy and prospects and the risks in achieving those prospects discussed above;

  •
  the ability of our board to change its recommendation with respect to the merger and to terminate the merger agreement upon the payment of a termination fee of $2.95 million and up to $1 million in transaction related expenses to TriNet and its affiliates, should we receive an unsolicited proposal that our board determines to be a superior proposal and concurrently enter into a definitive acquisition agreement for a superior proposal;

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  the fact that TriNet received debt commitments from Comerica Bank and equity and debt commitments from General Atlantic Partners 86, L.P. (which debt financing from General Atlantic would be available to the extent the debt commitment from Comerica becomes unavailable) necessary to complete the merger;

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  TriNet, which is a party to the merger agreement, is not a shell entity but is an entity with operations and assets;

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  the fact that ValueAct Shareholders, which own approximately 13.3% of the outstanding shares of our common stock, have agreed to vote their shares of common stock for the approval of the merger agreement;

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  the fact that the merger consideration is all cash, which provides certainty of value to our shareholders;

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  the fact that, although at various times over the past several years, our stock price traded in excess of $4.00 per share, our board believed it was unlikely that our stock would trade in excess of $4.00 per share for an extended period in the foreseeable future; and

  •
  the opinion, dated March 4, 2009, of Credit Suisse to our board as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the merger by holders of our common stock (other than excluded holders), as more fully described under the caption "Opinion of Our Financial Advisor."

        Our board also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

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  the fact that we will no longer exist as an independent, publicly traded company and our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of our company;

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  the fact that any gains realized from an all-cash transaction would generally be taxable to our shareholders for U.S. federal income tax purposes;

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  the impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, and our relationships with other third parties and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with TriNet, which could impair our prospects as an independent company if the merger is not completed;

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  the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company;

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  the lack of availability of appraisal rights under applicable law to holders of our common stock in connection with the merger;

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  the possibility of significant costs, delays and non-completion of the merger resulting from seeking the regulatory approvals necessary for the completion of the merger;

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  the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to TriNet a termination fee of $2.95 million and up to $1 million in transaction related expenses to TriNet and its affiliates if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger; and

  •
  the interests of our executive officers and directors in the merger that may be different or in addition to the interests of our shareholders generally. See "The Merger—Interests of Our Directors and Executive Officers in the Merger."

        The foregoing discussion summarizes the material factors considered by our board in its consideration of the merger, but it is not intended to be exhaustive. After considering these factors, our board concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board, our board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. Our board approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of Our Board of Directors

        On March 4, 2009, after evaluating, with the assistance of our management and legal and financial advisors, the various business, financial and market factors described above, and after due discussion and consideration, our board of directors determined that the merger is in the best interests of Gevity and our shareholders and unanimously approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF GEVITY VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

 Opinion of Our Financial Advisor

        Gevity retained Credit Suisse to act as Gevity's financial advisor in connection with the merger. In connection with Credit Suisse's engagement, Gevity requested that Credit Suisse evaluate the fairness, from a financial point of view, of the $4.00 per share consideration to be received in the merger by holders of Gevity common stock (other than excluded holders). On March 4, 2009, at a meeting of our board of directors held to evaluate the proposed merger, Credit Suisse rendered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 4, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received in the merger by holders of Gevity common stock (other than excluded holders) was fair, from a financial point of view, to such holders.

        The full text of Credit Suisse's written opinion, dated March 4, 2009, to our board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached as Annex B and is incorporated by reference, in its entirety, into this proxy statement. Credit Suisse's opinion was provided to our board of directors for its information in connection with its evaluation of the merger consideration. The opinion addresses only the fairness of the consideration provided for in the merger from a financial point of view, does not address any other aspect of the proposed merger and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger.

        In arriving at its opinion, Credit Suisse reviewed the merger agreement and certain publicly available business and financial information relating to Gevity. Credit Suisse also reviewed certain other information relating to Gevity provided to or discussed with Credit Suisse by Gevity, including financial forecasts relating to Gevity and certain industry and business sensitivities to such forecasts prepared by Gevity's management, and met with Gevity's management to discuss Gevity's business and prospects. Credit Suisse also considered certain financial and stock market data of Gevity, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed relevant in evaluating Gevity, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other transactions which had been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

        In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Gevity that Credit Suisse used in its analyses, Gevity's management advised Credit Suisse, and Credit Suisse assumed, with Gevity's consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Gevity's management as to Gevity's future financial performance both before and after giving effect to certain industry and business sensitivities referred to in the preceding paragraph. Credit Suisse also assumed, with Gevity's consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Gevity or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement. Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of Gevity's assets or liabilities, contingent or otherwise, and Credit Suisse was not furnished with any such evaluations or appraisals.

        Credit Suisse's opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to the holders of Gevity common stock (other than excluded holders) of the consideration to be received in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse's opinion was approved by Credit Suisse's authorized internal committee. Credit Suisse's opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. These conditions have been and remain subject to extraordinary levels of volatility and uncertainty and Credit Suisse expressed no view as to the impact of such volatility and uncertainty on Gevity or the merger. Credit Suisse's opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Gevity, nor did it address the underlying business decision of Gevity to proceed with the merger. Except as described above, Gevity imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering its opinion.

        In preparing its opinion to our board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse's analyses described below is not a complete description of the analyses underlying Credit Suisse's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Gevity's control. No company, transaction or business used in Credit Suisse's analyses is identical or directly comparable to Gevity or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse's analyses are inherently subject to substantial uncertainty.

        Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which merger consideration was determined through negotiations between Gevity and TriNet, and the decision to enter into the merger agreement was solely that of our board of directors. Credit Suisse's opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Gevity's board of directors or management with respect to the merger or the merger consideration.

        The following is a summary of the material financial analyses Credit Suisse reviewed with our board of directors on March 4, 2009 in connection with Credit Suisse's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse's financial analyses. For purposes of the "Selected Companies Analysis" and the "Discounted Cash Flow Analysis" described below, estimated financial data of Gevity were based on internal data and estimates of Gevity's management, referred to as the "Gevity management plan," and certain industry and business sensitivities prepared by Gevity's management to the Gevity management plan which took into account, among other things, the potential for higher-than-expected attrition in Gevity's client employee base, offset partially by opportunities to further reduce Gevity's general and administrative expenses and potential operating margin pressure as a result of current industry dynamics.

  Selected Companies Analysis

        Credit Suisse reviewed financial and stock market information of Gevity and the following six selected publicly traded companies that operate in whole or in part in the professional employer organizations industry, the payroll provider industry or the large enterprise human resources outsourcing industry:

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  Administaff, Inc.

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  Affiliated Computer Services, Inc.

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  Automatic Data Processing, Inc.

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  Convergys Corporation

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  Hewitt Associates, Inc.

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  Paychex, Inc.

        Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing stock prices on March 2, 2009, plus debt, less cash and other adjustments, as a multiple of calendar year 2009 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Credit Suisse also reviewed equity values of the selected companies based on closing stock prices on March 2, 2009 as a multiple of calendar year 2009 estimated earnings per share, referred to as EPS. Credit Suisse then applied a range of selected calendar year 2009 estimated EBITDA and EPS multiples derived from the selected companies to corresponding data of Gevity (as adjusted to exclude certain one-time nonrecurring items). Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. This analysis indicated the following implied per share equity reference ranges for Gevity based on the Gevity management plan and certain sensitivities to the Gevity management plan, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Gevity
Gevity Management Plan	Gevity Management Plan Sensitivity	Per Share Merger Consideration
$2.10 - $4.55	$1.70 - $2.85	$4.00

  Selected Precedent Transactions Analysis

        Credit Suisse reviewed the transaction values of the following five transactions involving companies that operate in whole or in part in the professional employer organizations industry, which is the industry in which Gevity operates:

Acquiror		Target
•	Nautic Partners, LLC	•	Oasis Outsourcing, LLC
•	Clarion Capital Partners, LLC	•	Strategic Outsourcing Inc.
•	General Atlantic	•	TriNet
•	Gevity	•	EPIX Holdings, Inc.
•	Gevity	•	TeamStaff, Inc. (human resources outsourcing assets)

Credit Suisse reviewed, among other things, the purchase prices paid for the target companies in the selected transactions as a multiple of the target companies' total worksite employees, referred to as WSEs. Credit Suisse then applied a selected range of enterprise valuations per WSE of the target companies to Gevity's WSEs as of the end of calendar year 2008 and January 2009 and Gevity's estimated WSEs as of the end of February 2009. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Gevity were based on the Gevity management plan. This analysis indicated the following implied per share equity reference range for Gevity, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for Gevity	Per Share Merger Consideration
$2.60 - $7.60	$4.00

  Discounted Cash Flow Analysis

        Credit Suisse performed a discounted cash flow analysis of Gevity to calculate the estimated present value of the unlevered, after-tax free cash flows that Gevity could generate during fiscal years 2009 through 2013 based on both the Gevity management plan and certain sensitivities to the Gevity management plan. Credit Suisse calculated terminal values for Gevity by applying a range of terminal value EBITDA multiples of 2.0x to 5.0x to Gevity's fiscal year 2013 estimated EBITDA. The present value of the cash flows and terminal values was then calculated using discount rates ranging from 17.0% to 21.0%. This analysis indicated the following implied per share equity reference ranges for Gevity based on the Gevity management plan and certain sensitivities to the Gevity management plan, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Gevity
Gevity Management Plan	Gevity Management Plan Sensitivity	Per Share Merger Consideration
$3.45 - $5.60	$2.80 - $4.60	$4.00

  Miscellaneous

        Gevity selected Credit Suisse to act as its financial advisor in connection with the merger based on Credit Suisse's qualifications, experience, reputation and familiarity with Gevity. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        Gevity has agreed to pay Credit Suisse a customary fee for its financial advisory services in connection with the merger, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse also became entitled to receive a fee upon the rendering of its opinion. In addition, Gevity has agreed to reimburse Credit Suisse for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement.

        Credit Suisse and its affiliates in the past have provided investment banking and other financial services to Gevity and its affiliates and certain affiliates of TriNet, for which Credit Suisse and its affiliates have received compensation, including, among other things, having acted as joint bookrunner for the initial public offering of a portfolio company of investment entities affiliated with General Atlantic in July 2007. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Gevity, TriNet and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Gevity, TriNet and their respective affiliates and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies. In addition, Credit Suisse and certain of its affiliates, and certain of its and their respective employees and certain investment funds affiliated or associated with Credit Suisse and its affiliates, may have invested in certain affiliates of TriNet.

Gevity Projected Financial Information

        Gevity does not as a matter of course make public projections as to future performance or earnings. However, our management prepared certain sets of financial projections, some of which, as indicated below, were shared with General Atlantic and TriNet and other parties who had executed confidentiality and standstill agreements in connection with their evaluation of a transaction with us. The financial projections also were provided to our financial advisor. We have included certain portions of these projections in this proxy statement to provide our shareholders with access to certain nonpublic information in connection with their evaluation of our board's recommendation to approve the merger agreement.

        The accompanying financial projections were not prepared with a view toward public disclosure or toward complying with accounting principles generally accepted in the United States, or "GAAP," the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the accompanying financial projections. These projections do not necessarily reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated as of the respective dates the projections were prepared and, in particular, do not take into account or give effect to the merger or the proposed financing of the merger. Financial projections of this type are based on various estimates and assumptions by our management, many of which are beyond our control, including estimates and assumptions with respect to industry performance, general business, economic, regulatory, credit market and financial conditions, as well as changes to our business, financial condition or results of operation, including the factors described under "Cautionary Statement Concerning Forward-Looking Statements."

        Neither our independent registered public accounting firm, nor any other independent accountants, or advisors, have compiled, examined or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections.

        The inclusion of this information should not be regarded as an indication that we, our financial advisor, General Atlantic, TriNet or any other person considered, or now considers, it to be predictive of actual future results. Since the projections cover multiple years, the projections by their nature may become subject to greater uncertainty with each successive year. We do not intend to update or otherwise revise any set of financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections appear now or in the future to be in error. As a result, there can be no assurance that the results described in any of these projections will be realized or that actual results will not be significantly higher or lower than projected. These projections do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact on the information set forth below. No one has made or makes any representation to any of our shareholders regarding the information included in these projections.

        We have made publicly available the actual results of our operations for fiscal year 2008. You should review our Form 10-K to obtain this information.

  Gevity Management June 2008 Projections

        These projections, referred to as the "June Projections," were discussed with our board on June 24, 2008 in connection with our review of our strategic alternatives.

        The June Projections reflected actual data for the first quarter of 2008, which included our substantially completed exit from our non co-employment business. In addition, the June Projections assumed further worksite employee growth for the balance of 2008 due to our renewed focus on the PEO business, as well as our efforts to re-establish our competitiveness in health programs and anticipated improvements to client service and sales force productivity. The projections for 2009 to 2011 were built from the forecasted end point for 2008 (in terms of worksite employees) and assumed modest growth in some of our key business drivers, but with continued margin pressure over the forecast period relative to our historical performance.

        When preparing the June Projections, our management assumed an increase in production capacity over the forecast period, resulting from an expanded field sales force combined with an assumption of improved sales productivity. Management also anticipated lower client attrition for the balance of 2008 through the forecast period primarily due to Gevity's more competitive health care programs and improved client service. In addition, the June Projections reflected a re-pricing of clients in 2009 to pass on anticipated increases in state unemployment tax costs, or "SUTA."

($ in thousands, except per share amounts)	2009 Estimate	2010 Estimate	2011 Estimate
Gross Profit	$142,666	$151,016	$161,955
Total Operating Expenses	$127,405	$129,687	$134,015
Net Income	$8,267	$12,339	$17,802
Earnings Per Share	$0.35	$0.52	$0.75

  Gevity Management August 2008 Projections

        These projections, referred to as the "August Projections," were discussed with our board on August 13, 2008 and provided to General Atlantic and TriNet and other parties who had executed confidentiality and standstill agreements in connection with their evaluation of a transaction with us.

        As compared to the June Projections, the August Projections reflected actual operating results through the first half of 2008 and our management's continued expectation that our new, competitive health programs would drive growth and lessen client attrition in the second half of 2008 and beyond. Gross profit assumptions were reduced due to lower pricing assumptions, which were partially offset by assumed growth and attrition improvements. Operating expense assumptions were updated to reflect planned cost reductions. The August Projections also reflected productivity improvements for the balance of 2008 and the forecast period as a result of a growing sales force, the hiring of other PEO-experienced individuals and shortened productivity lead times.

($ in thousands, except per share amounts)	2009 Estimate	2010 Estimate	2011 Estimate
Gross Profit	$140,745	$149,819	$163,268
Total Operating Expenses	$124,043	$124,087	$129,745
Net Income	$8,835	$15,037	$21,380
Earnings Per Share	$0.36	$0.61	$0.87

  Gevity Management November 2008 Updated Projections

        These updated projections, referred to as the "November Projections," were discussed with our board at its December 2, 2008 meeting and provided to General Atlantic and TriNet and other parties who had executed confidentiality and standstill agreements in connection with their evaluation of a transaction with us and remained interested in pursuing such transaction at that time.

        The period between the August Projections and the November Projections was marked by exceptional changes in the general economic environment, including significant deterioration of the global financial system and broader economy. The economic climate at the time of the preparation of the November Projections had a negative impact on our management's assumptions related to production, productivity, attrition and pricing, which outweighed competitive improvements made by us in health plans and service delivery throughout 2008. The updated production and attrition results for the third quarter of 2008 and the revised assumptions for the fourth quarter of 2008 had a negative impact on the number of worksite employees and gross profits assumed during the forecast period.

        Moreover, during the fall of 2008, the Florida Office of Insurance Regulation announced an 18.6% statutory reduction in workers' compensation insurance rates. In order for our workers' compensation insurance program to remain competitive, our management anticipated that it would be necessary to pass on a majority of the rate reduction to our Florida clients without a corresponding reduction in the costs of our workers' compensation insurance program. As such, we lowered our gross profit estimates for our workers' compensation program.

        As a consequence of a number of external forces exerting downward pressure on our gross profit estimates, including those discussed above, our management decided to seek to reduce our operating expenses (SG&A expenses) by $18.8 million for 2009.

($ in thousands, except per share amounts)	2009 Estimate	2010 Estimate	2011 Estimate
Gross Profit	$123,236	$126,631	$134,861
Total Operating Expenses	$107,656	$108,060	$109,969
Net Income	$9,467	$11,651	$15,720
Earnings Per Share	$0.39	$0.48	$0.64

  Gevity Management February 2009 Updated Projections

        These updated projections, referred to as the "February Projections," were discussed with our board at its meeting on February 25, 2009 and provided to General Atlantic and TriNet and other parties who had executed confidentiality and standstill agreements in connection with their evaluation of a transaction with us and remained interested in pursuing transactions with us at that time. In addition, at our direction, our financial advisor relied on the February Projections in connection with its opinion described in "The Merger—Opinion of Our Financial Advisor".

        As compared to the November Projections, the changes to the February Projections included a restructuring charge of $3.0 million in 2009 in connection with the $18.8 million SG&A expense reduction planned for 2009 and refined variable compensation assumptions for future years.

($ in thousands, except per share amounts)	2009 Estimate	2010 Estimate	2011 Estimate
Gross Profit	$123,236	$126,631	$134,861
Total Operating Expenses(1)	$109,828	$111,177	$114,517
Net Income(1)	$6,642	$10,078	$13,260
Earnings Per Share(1)	$0.27	$0.41	$0.54

(1)
The numbers in the indicated line items shown above reflect the inclusion of an assumed annual bonus payment in the amount of $2.2 million (which amount was consistent with 2008 bonus payments) to be paid annually during the three-year period set forth above. The projections provided to the interested parties, however, excluded the bonus expenses due to the synergies potentially available to the interested parties from a transaction.

        Our management also directed our financial advisor to take into account certain sensitivities to the February Projections as a result of trends in our business in the fourth quarter of 2008 and January and February of 2009 that were not reflected in the February Projections, as described under the caption "Opinion of Our Financial Advisor." The nature of these sensitivities were also disclosed to General Atlantic and TriNet. No revised projections were prepared by our management in connection with the sensitivities. These sensitivities consisted of (i) our ability to fully achieve planned SUTA price increases due to management's efforts to balance our financial objectives with client retention in a difficult economic environment, (ii) the reduction of our total worksite employees due to the negative effects of general economic conditions on our client base, (iii) continued downward pressure on our professional service fees due to general economic conditions and increasing competitive pressures, (iv) lower than anticipated cost savings for the renewal of our employment practices liability insurance, and (v) additional SG&A cost savings achieved through our ongoing cost reduction program.

Voting Agreement

        In connection with the merger agreement, TriNet entered into a voting agreement with the ValueAct Shareholders. As set forth in the voting agreement, the ValueAct Shareholders held an aggregate of 3,291,326 shares of our common stock and 12,093 restricted shares of our common stock, which constituted approximately 13.3% of our outstanding shares of common stock as of February 28, 2009.

        Pursuant to the voting agreement, the ValueAct Shareholders agreed to vote (or cause to be voted), in person or by proxy, all their shares of stock owned as of the record date:

  •
  in favor of the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement (and any actions required in furtherance thereof);

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  against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of us in the merger agreement or of the ValueAct Shareholders contained in the voting agreement; and

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  except with the written consent of TriNet, against the following actions or proposals (other than the transactions contemplated by the merger agreement): (A) any acquisition proposal; or (B) any other action or proposal, involving us or any of our subsidiaries that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the merger or any other transaction contemplated by the merger agreement.

        In addition, pursuant to the voting agreement, the ValueAct Shareholders also granted and appointed TriNet and certain officers of TriNet, in their capacities as such, as their irrevocable proxy and attorney-in-fact (with the full power of substitution and resubstitution) to vote the shares of common stock held by the ValueAct Shareholders as indicated in the voting agreement. This proxy will terminate upon any termination of the voting agreement in accordance with its terms.

        The voting agreement terminates on the date that is the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, (iii) written notice of termination of the voting agreement by TriNet to the ValueAct Shareholders, or (iv) the amendment of the merger agreement to provide for a reduction in the amount of merger consideration or a change in the form of the merger consideration.

Certain Effects of the Merger

        If the merger and merger agreement are approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub, a wholly owned subsidiary of

TriNet created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will remain as the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of TriNet.

        When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by (i) us as treasury stock, (ii) by TriNet, Merger Sub or any direct or indirect wholly owned subsidiary of TriNet or Merger Sub, or (iii) by any of our direct or indirect wholly owned subsidiaries, which will be cancelled immediately prior to the effective time of the merger and no consideration will be paid in respect to such cancellation), will be cancelled and converted into the right to receive $4.00 in cash, without interest and less any applicable withholding tax.

        The shares of our common stock owned by investment entities affiliated with General Atlantic, aggregating approximately 8.9% of the outstanding shares of our common stock as of February 28, 2009, will be contributed to TriNet immediately prior to the effective time of the merger and such shares will be cancelled and will not be converted into the right to receive the merger consideration. In consideration for such shares, General Atlantic or its affiliates will receive a certain number of shares of TriNet Preferred Stock.

        Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation. After the effective time of the merger, each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of the surviving corporation.

        Our rights plan will terminate immediately prior to the effective time of the merger, without payment of any amount to any holder thereunder.

        The merger agreement provides that, except as otherwise agreed to in writing by TriNet and us, immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock, whether or not exercisable, will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of $4.00 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the option, whether or not then exercisable, without interest and less any applicable withholding tax. If the exercise price per share of the option is $4.00 or greater, the option will be cancelled and no cash payment will be made. All shares of restricted common stock (other than shares of performance based restricted stock) issued and outstanding immediately prior to the effective time of the merger will vest and become free of all time based vesting and other restrictions immediately prior to the effective time of the merger, and will be cancelled and converted into the right to receive $4.00 per share in cash, without interest and less any applicable withholding tax. All shares of performance based restricted common stock will be cancelled, retired and cease to exist as of the effective time of the merger and the holders of such performance based restricted stock will have no right to receive any consideration for such shares.

        With respect to our ESPP, upon the last business day prior to the effective time of the merger, each option to purchase our common stock will be automatically exercised and the holder thereof will have a right to receive the $4.00 per share merger consideration, without interest and less any applicable withholding tax, in respect of each share acquired thereunder.

        At the effective time of the merger, our shareholders will have the right to receive the merger consideration but will cease to have ownership interests in Gevity or rights as Gevity shareholders. Therefore, our shareholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

        Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," and is quoted on The Nasdaq Global Select Market under the symbol "GVHR." As a result of the merger, Gevity will be a wholly owned subsidiary of TriNet, our common stock will cease to be quoted on The Nasdaq Global Select Market and there will be no public market for our common stock. In addition, the registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC.

Effects on Gevity if the Merger is Not Completed

        If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be quoted on The Nasdaq Global Select Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

        Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

        If the merger agreement is terminated, under certain circumstances we will be obligated to pay a termination fee of $2.95 million and up to $1 million of transaction related expenses to TriNet and its affiliates upon or following such termination. For a description of the circumstances triggering payment of the termination fee, see "The Merger—Termination Fee and Expenses".

Interests of Our Directors and Executive Officers in the Merger

        In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote "FOR" the approval of the merger agreement and the merger, you should be aware of these interests. Our board was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the transactions contemplated by the merger agreement. All interests are described below, to the extent material, and except as described below such persons, to our knowledge, have no material interest in the merger that differ from your interests generally.

  Stock Options and Restricted Stock

        The merger agreement provides that all unexpired and unexercised options to purchase our common stock granted under our 1997 Stock Incentive Plan, 2002 Stock Incentive Plan and 2005 Equity Incentive Plan, which we refer to collectively as our "equity compensation plans," that are outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to the option and the excess, if any, of $4.00 per share in cash over the exercise price per share of the option, without interest and less applicable withholding taxes.

        In addition, each restricted share of our common stock, other than shares of performance based restricted common stock, granted to our executive officers and directors under our equity compensation plans will become fully vested in connection with the merger and will be converted into the right to receive the $4.00 per share merger consideration, without interest and less applicable withholding taxes.

        Based on the number of shares underlying options and the exercise prices of such options and the number of shares of non-performance based restricted common stock held on March 17, 2009 by our directors and executive officers, our directors and executive officers will receive the following amounts (before any applicable withholding taxes) in settlement of their respective options and shares of non-performance based restricted common stock if the merger is completed:

Name	Number of Options	Cash Payment	Number of Restricted Shares That Would Accelerate	Value of Accelerated Restricted Shares	Total Cash Payment
Employee Directors/Executive Officers:
Michael J. Lavington	175,000	$329,000	11,618	$46,472	$375,472
Directors
George B. Beitzel	—	—	11,618	$46,472	$46,472
Todd F. Bourell	—	—	12,093	$48,372	$48,372
Paul R. Daoust	—	—	11,618	$46,472	$46,472
Jonathan H. Kagan	—	—	11,618	$46,472	$46,472
David S. Katz	—	—	11,618	$46,472	$46,472
James F. Orr	—	—	15,000	$60,000	$60,000
Jeffrey A. Sonnenfeld	—	—	11,618	$46,472	$46,472
Daniel J. Sullivan	—	—	12,401	$49,604	$49,604
Other Executive Officers:
Paul E. Benz	35,000	$65,800	27,875	$111,500	$177,300
James E. Hardee	50,000	$94,000	30,375	$121,500	$215,500
Edwin E. Hightower	30,000	$56,400	21,357	$85,428	$141,828
Garry J. Welsh	50,000	$94,000	32,250	$129,000	$223,000

All Directors and Executive Officers as a Group (13 Persons)	340,000	$639,200	221,059	$884,236	$1,523,436

  Change-of-Control/Severance Payments

        We have entered into change-in-control severance agreements with five of our executive officers. These agreements provide for severance payments in the event of a termination of their employment following a "change-in-control" if such termination is by us "without cause" or by the executive for "good reason" (each as defined in the agreements). Each agreement provides:

  •
  the term of the agreement automatically extends until the date that is two years after the change of control;

  •
  if the executive is terminated "without cause" or the executive terminates his employment for "good reason" during the term of the agreement and within two years following a "change-in-control," we are required to:

  •
  make a lump-sum payment equal to any unpaid portion of the executive's base salary, bonus amounts and accrued vacation pay for the period ending on the executive's termination date, plus

  •
  make a lump-sum payment equal to either the executive's average annual incentive bonus earned in the three fiscal years prior to the termination or the executive's target annual incentive bonus for the year in which the termination occurs, whichever is greater, which we refer to as the "Bonus Amount," multiplied by the fraction of the fiscal year completed as of the termination date, but reduced by any annual incentive bonus amounts paid to the executive from the annual incentive plan for the fiscal year in which the termination takes place, plus

    •
    a lump-sum payment equal to, depending upon the executive, the sum of two times (three times in the case of our chief executive officer) the amount of his highest annual rate of base salary during the one-year period prior to the termination plus, depending upon the executive, two (or three times for our current chief executive officer) his Bonus Amount;

  •
  for the continuation of the executive's life, disability and accident insurance and medical and dental plan coverage for the number of years after termination of the executive's employment equal to the multiple of base salary payable to the executive upon a "change-in-control" (or if the executive cannot continue as a participant in such plans, for the provision of such benefits on the same after tax basis as if such participation has been permitted). In addition, if the executive is subject to the excise tax imposed under Section 4999 of the United States Internal Revenue Code of 1986, as amended, or the "Code," we will pay an additional amount so as to put the executive in the same after-tax position he or she would have been in had the excise tax never applied; and

  •
  for payment or reimbursement of the executive for all reasonable legal fees and expenses, if any, incurred by the executive in connection with any contest or dispute under the agreement involving termination of the executive's employment or the failure or refusal of Gevity to perform fully under the agreement.

        A "change-in-control" under these agreements will occur upon completion of the merger.

        Assuming the completion of the merger on May 29, 2009, and assuming the termination of each such executive's employment by us without cause or by the executive for good reason immediately following the completion of the merger, such executive officers will receive the following estimated cash severance payments and any gross-up payments for excise taxes that may be payable under Section 4999 of the Code pursuant to the terms of his agreement (before any applicable withholding taxes):

Name of Executive	Cash Value(1)	Equity Acceleration Value(2)	Other Benefit Value(3)	Gross-Up Payment(4)	Total
Michael Lavington	$5,283,373	$99,952	$51,031	$2,257,336	$7,691,692
James Hardee	$1,573,260	$43,259	$50,858	0	$1,667,377
Garry Welsh	$1,690,306	$44,377	$52,376	0	$1,787,059
Paul Benz	$1,300,235	$34,608	$52,376	$475,295	$1,862,514
Edwin Hightower	$1,083,529	$28,258	$34,708	$417,975	$1,564,470

All executive officers as a group (5 persons)	$10,930,703	$250,454	$241,349	$3,150,606	$14,573,112

(1)
Represents a lump-sum payment equal to, depending upon the executive, the sum of (i) two or three times the amount of his highest annual rate of base salary during the one-year period prior to the termination plus, (ii) two or three times his Bonus Amount plus, (iii) pro-rata target incentive bonus for the current fiscal year.

(2)
Assumes all stock options and restricted stock awards that would have vested solely based on the continued performance of services absent the change-in-control are exchanged based on a per share merger consideration of $4.00 upon the change-in-control. Includes the application of the discount formula in Q&A 24(c) of the Section 280G Regulations for all equity awards.

(3)
Includes value of welfare benefits and outplacement services.

(4)
Includes the excise tax, plus the effect of 35% federal income tax and 1.45% FICA-HI taxes on the excise tax. The aggregate amount of the gross-up payments is an estimate only and does not take into account the value of restrictive covenants applicable to certain executives and other possible mitigating factors that could potentially reduce the amount of such payments.

  Employment Related Provisions of the Merger Agreement

        The merger agreement provides that TriNet will provide certain of our employees (including our executive officers) with certain compensation and other benefits. See "Proposal 1—The Merger Agreement—Employee Benefits Matters."

Directors' and Officers' Indemnification and Insurance

        The merger agreement provides that each of TriNet and the surviving corporation will indemnify, to the fullest extent permitted by law, each present and former director or officer of our company, whom we refer to as the "indemnified parties," in and to the extent of their capacities as such and not as shareholders of Gevity, in respect of actions, omissions or events of such person through the effective time of the merger. For a period of six years after the effective time of the merger, unless otherwise required by applicable law, the articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to the indemnification of directors and officers than are set forth in our articles of incorporation and bylaws in effect on the date of the merger agreement.

        The merger agreement further provides that the surviving corporation shall either, (1) obtain a "tail" insurance policy with a claims period of at least six years from the effective time of the merger with respect to directors' and officers' liability insurance in amount and scope materially not less favorable than our existing policies for claims arising from facts or events that occurred prior to the effective time of the merger or (2) maintain our current officers' and directors' liability insurance policies for a period of six years after the effective time of the merger, so long as the annual premium is not in excess of 250% of the last annual premium paid prior to the date of the merger agreement. However, if our existing officers' and directors' liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 250% of the current premium, Gevity will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 250% (on an annualized basis) of such current annual premium. In lieu of the foregoing, we may purchase prior to, on or after the effective time of the merger, a six-year "tail" prepaid directors' and officers' liability insurance policy in respect of acts or omissions occurring prior to the effective time of the merger covering each such director or officer, subject to certain financial limitations.

New Management Arrangements

        As of the date we entered into the merger agreement with TriNet, no member of management had any arrangement or understanding with TriNet regarding continued employment with us, TriNet or any of our or TriNet's affiliates and, as of the date of this proxy statement, no member of our management has entered into any new agreement with Gevity, TriNet or their respective affiliates regarding employment with Gevity or TriNet after the effective time of the merger.

Material United States Federal Income Tax Consequences of the Merger

        The following is a discussion of the material United States federal income tax consequences of the merger to holders of our common stock who exchange their shares for cash in the merger. The discussion is based upon the Code, Treasury regulations and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to you. This discussion applies only to shareholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, traders in securities who elect to mark their securities to market, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations, taxpayers subject to the alternative minimum tax and persons holding their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan. This discussion does not address the receipt of cash in connection with the cancellation of stock options or any other matters related to equity compensation or benefit plans. The following discussion does not address potential foreign, state, local and other tax consequences of the merger.

        For purposes of this discussion, a "U.S. holder" is a holder of shares of our common stock who or that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

        A "non-U.S. holder" is a person who or that is not a U.S. holder and not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

        If shares of our common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

        All shareholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

  U.S. Holders

        For U.S. federal income tax purposes, the merger will be treated as a taxable sale of our common stock for cash by each of our shareholders. Accordingly, if you are a U.S. holder, the U.S. federal income tax consequences to you generally will be as follows:

  •
  You will recognize a capital gain or loss upon the disposition of your shares of our common stock pursuant to the merger.

  •
  The amount of capital gain or loss you recognize will be measured by the difference, if any, between the amount of cash you receive in the merger and your adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e. shares acquired at the same cost in a single transaction).

  •
  The capital gain or loss, if any, will be long-term capital gain or loss with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

        Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding at applicable rates may apply to all cash payments to which a non-corporate U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to (A) supply the paying agent with such holder's taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other shareholders), (B) certify that such number is correct and (C) otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends as required or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which will be included in the appropriate letter of transmittal for the shares of our common stock, to provide the information and certifications necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

        Backup withholding is not an additional tax. Any amounts withheld from your proceeds under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

  Non-U.S. Holders

        Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or

  •
  Gevity is or has been a "United States real property holding corporation" for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Gevity's common stock at any time during the shorter of the five years preceding the merger or such non-U.S. holder's holding period.

        A non-U.S. holder described in the first bullet point above will be subject to tax on its net gain under regular graduated U.S. income tax rates in the same manner as if it were a U.S. person as defined under the Code. In addition, if a non-U.S. holder that is a foreign corporation falls under the first bullet point above, such holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

        Gevity believes that it is not and has not been a "United States real property holding corporation" for U.S. federal income tax purposes.

        Cash received by a non-U.S. holder in the merger will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies its exempt non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld from your proceeds under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

        The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

 Appraisal Rights

        None of our shareholders or any other person will have any appraisal or dissenters' rights with respect to our common stock, pursuant to our organizational documents or Florida law or any other provision of applicable law, in connection with the merger, approval of the merger agreement or any other transaction contemplated by the merger agreement.

Regulatory Approvals

  HSR Approval

        The HSR Act and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. An affiliate of General Atlantic and us each filed its Notification and Report Form on March 11, 2009.

        Under the merger agreement, Gevity and TriNet have agreed to use their commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement, including seeking to have any temporary restraining or interim order entered by any governmental authority vacated or reversed. The merger agreement does not require TriNet, us or Merger Sub to, and does not permit us without the prior written consent of TriNet to, make or enter into any divestitures, licenses or other arrangements (including hold separate arrangements) of or affecting our operations or the operations of our affiliates' or TriNet or its affiliates, or agree to any other restrictions, in order to obtain any governmental approval, including HSR approval, to complete the merger.

  State Regulatory Approval

        The merger requires the receipt of certain regulatory approvals from the states of Arkansas and Florida. On March 5, 2009, TriNet filed for an Application Relating to a Change in Control of an Arkansas Professional Employer Organization with the Arkansas Insurance Department Property and Casualty Division. In addition, TriNet filed an Application for Certificate of Approval for Change of Ownership with the Florida Department of Business and Professional Regulation on March 20, 2009.

Shareholder Litigation

        On March 13, 2009, a putative class action was commenced in the Circuit Court for Manatee County, Florida against us, each of our directors and TriNet alleging that our board of directors breached its fiduciary duties to our shareholders in approving and adopting a merger agreement that purportedly contains preclusive deal protection measures and allegedly unfair merger consideration. The complaint further alleges that we and TriNet aided and abetted our directors in this alleged breach of fiduciary duty. The complaint seeks to enjoin the completion of the merger, an award of unspecified monetary damages and to recover certain costs incurred by the plaintiff. We believe the complaint to be entirely without merit and intend to defend it vigorously.

PROPOSAL 1—THE MERGER AGREEMENT

        The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. A copy of the merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement attached as Annex A to this proxy statement has been included to provide you with information regarding its terms. It is a commercial document that establishes and governs the legal relations between us and TriNet with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about us or TriNet. The representations, warranties and covenants made by us and TriNet are qualified and subject to important limitations agreed to by us and TriNet in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us and TriNet that may be different from that which is applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

 Form of the Merger

        Upon the terms and subject to the conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of TriNet created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Gevity. The separate corporate existence of Merger Sub will cease, and Gevity will continue as the surviving corporation and will become a wholly owned subsidiary of TriNet.

Effective Time of the Merger

        The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Florida or at such later time as is agreed upon by Merger Sub and us and specified in the articles of merger in accordance with Florida law.

        The closing of the merger will occur on the third business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other time agreed to by us and TriNet. Although we expect to complete the merger shortly after the special meeting of our shareholders, we cannot specify when, or assure you that, we and TriNet will satisfy or waive all the conditions to the merger.

Articles of Incorporation and Bylaws

        The articles of incorporation and the bylaws of the surviving corporation will be amended and restated in their entirety at the effective time of the merger to be identical to the articles of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will continue to be Gevity HR, Inc., until thereafter amended in accordance with the provisions thereof and as provided by law.

Directors and Officers of the Surviving Corporation

        The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation. The directors and officers will serve in accordance with the articles of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

 Merger Consideration

        At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive $4.00 in cash, without interest. The following shares of common stock will not receive the $4.00 per share merger consideration, all of which shares will be automatically cancelled without any payment of consideration with respect thereto: (i) shares held by us as treasury stock immediately prior to the effective time of the merger, (ii) shares held by TriNet, Merger Sub or any direct or indirect wholly owned subsidiary of TriNet or Merger Sub immediately prior to the effective time of the merger, and (iii) shares held by any direct or indirect wholly owned subsidiary of us immediately prior to the effective time of the merger.

        TriNet, the surviving corporation, Gevity, Merger Sub and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock, stock options or restricted common stock such amounts for taxes that it is required to deduct and withhold with respect to making such payment under all applicable tax laws.

Rollover Shares

        The shares of our common stock owned by investment entities affiliated with General Atlantic, aggregating approximately 8.9% of the outstanding shares of our common stock as of February 28, 2009, will be contributed to TriNet immediately prior to the effective time of the merger and such shares will be cancelled and will not be converted into the right to receive the merger consideration. In consideration for such shares, General Atlantic or its affiliates will receive a certain number of shares of TriNet Preferred Stock.

Effect on Stock Options and Restricted Stock

        The merger agreement provides, that except as otherwise agreed to in writing by TriNet and us, immediately prior to the effective time of the merger all outstanding options to purchase shares of our common stock, whether or not then exercisable, will be cancelled by us and will no longer be outstanding. In consideration for such cancellation, the holder will be entitled to receive, promptly following the effective time of the merger, a cash payment, without interest, from TriNet in an amount (if any) equal to the product of (i) the number of shares of our common stock subject to such stock option, whether or not then exercisable, and (ii) the excess, if any, of $4.00 per share over the per share exercise price of the stock option, reduced by any income or employment tax required to be withheld with respect to such payment.

        The merger agreement provides that immediately prior to the effective time of the merger, each share of restricted common stock (other than shares of performance based restricted common stock) issued and outstanding immediately prior to the effective time of the merger will vest immediately prior to the effective time of the merger and become free and clear of all time based vesting and other restrictions. Such restricted stock will be cancelled, retired and will cease to exist and will be converted into the right to receive the merger consideration. All shares of restricted stock subject to performance based vesting conditions will be cancelled, retired and cease to exist as of the effective time of the merger. The holders of performance based restricted common stock will not receive any merger consideration related to their shares of performance based restricted common stock.

Employee Stock Purchase Plan

        The merger agreement provides that, prior to the effective time of the merger, we will take all actions necessary or advisable under the Staff Leasing Inc. Employee Stock Purchase Plan to provide that (i) no new offering period is initiated and no new payroll deductions are given effect as of the signing of the merger agreement, and (ii) that the ESPP will be terminated by us immediately prior to the effective time of the merger. The last business day before the effective time of the merger will be treated as the end of the offering period under the ESPP and upon such day, each option to purchase shares of common stock under the ESPP will be automatically exercised, subject to completion of the merger, unless the participant of the ESPP withdraws from the offering period. Any remaining cash in the participant's account after the exercise of the option to purchase shares under the ESPP will be distributed to the participant as soon as practicable after the effective time of the merger. Each share of common stock purchased under the ESPP will be automatically converted into the right to receive $4.00 per share (without interest and less applicable withholding taxes), except that such shares will be converted without the issuance of a certificate.

Shareholder Rights Plan

        We will cause our rights plan to terminate immediately prior to the effective time of the merger, without payment of any amount to any holder thereunder.

Payment Procedures

        Prior to the effective time of the merger, TriNet will designate a paying agent satisfactory to us in our reasonable discretion to act as the paying agent in the merger. Immediately following the effective time of the merger, TriNet will provide funds to the paying agent in an amount necessary for payment of the aggregate merger consideration.

        At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further registrations of transfers of shares of our common stock.

        Promptly after the effective time of the merger, the paying agent will mail to each holder of record of our common stock a letter of transmittal in customary form and instructions advising how to surrender the certificates for the $4.00 per share merger consideration. Upon surrender to the paying agent of a stock certificate representing shares of our common stock, together with a duly executed letter of transmittal and any other documents that may be reasonably required by the paying agent, you will be entitled to receive from the paying agent the $4.00 per share merger consideration. Interest will not be paid or accrue in respect of the $4.00 per share merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

        TriNet may request the paying agent to deliver to it any funds unclaimed by our shareholders 180 days after the effective time of the merger. Any holders of our stock certificates who have not surrendered such certificates in compliance with the above payment procedures may thereafter look only to TriNet for payment of the applicable merger consideration.

        If any stock certificate for our common stock has been lost, stolen or destroyed, upon the making of an affidavit by the owner of such certificate claiming such certificate has been lost, stolen or destroyed, and the posting of a bond by such person in the form and amount reasonably required by TriNet as indemnity against any claim that may be made against TriNet on account of the alleged loss, theft or destruction of such certificate, the paying agent will deliver to such person the applicable merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

        Stock certificates should not be surrendered by our shareholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to our shareholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in such letters of transmittal.

        If any merger consideration is to be paid to a person other than the person in whose name the surrendered certificate is registered, then the merger consideration may be paid to such a transferee so long as the surrendered certificate is accompanied by all documents required to evidence and effect that transfer.

        Each certificate will be deemed, from and after the effective time of the merger, to represent only the right to receive the applicable merger consideration. Any merger consideration paid upon the surrender of any certificate will be deemed to have been paid in full satisfaction of all rights pertaining to that certificate and the shares formerly represented by it.

Representations and Warranties

        The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Our representations and warranties relate to, among other things:

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  due organization, good standing and qualification, and other corporate matters with respect to us and our subsidiaries;

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  the articles of incorporation and bylaws;

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  capitalization;

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  indebtedness for borrowed money;

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  minute books;

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  corporate power and authorization to execute and deliver and to perform its obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

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  absence of any conflict or violation of organizational documents, applicable laws or other contracts as a result of entering into and carrying out the obligations of the merger agreement;

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  required regulatory filings and consents and approvals of governmental entities;

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  our permits and compliance with applicable laws;

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  our filings and reports with the SEC since January 1, 2006 and the accuracy of the information in those documents, including our financial statements;

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  absence of undisclosed liabilities;

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  transactions with affiliates;

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  absence of certain changes or events since December 31, 2007, including the absence of a Company Material Adverse Effect (as defined below);

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  absence of litigation;

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  employee benefit plans;

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  labor and employment matters;

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  real property;

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  intellectual property;

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  taxes;

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  environmental matters;

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  specified contracts;

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  our and our subsidiaries' insurance policies;

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  board approval and our board recommendation to our shareholders to approve the merger agreement and related transactions;

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  inapplicability of any anti-takeover statute or regulation;

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  the required shareholder vote to approve the merger agreement and the transactions contemplated by the merger;

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  absence of appraisal rights;

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  our rights plan;

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  the receipt of an opinion of our financial advisor;

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  certain insurance matters;

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  identification of any brokers' and finders' fees;

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  certain workers' compensation matters; and

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  client funds.

In addition, TriNet and Merger Sub each made representations and warranties to us regarding, among others:

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  due organization and good standing;

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  articles of incorporation and bylaws;

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  corporate power and authorization to execute and deliver and to perform their obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

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  the absence of any conflict or violation of organizational documents, laws, or other contracts as a result of entering into and carrying out the obligations of the merger agreement;

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  required regulatory filings and consents and approvals of governmental entities;

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  absence of litigation;

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  the operations of Merger Sub;

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  financing for the merger and the sufficiency of funds to pay the merger consideration and related fees and expenses;

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  absence of brokers' and finders' fees; and

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  ownership of our common stock by TriNet, Merger Sub and their subsidiaries.

Company Material Adverse Effect

        Many of our representations and warranties and the conditions to complete the merger are qualified by a Company Material Adverse Effect. A "Company Material Adverse Effect" means any event, circumstance, development, occurrence, change or effect that is, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of our and our subsidiaries' operations, taken as a whole.

        However, none of the following constitutes, and no event, circumstance, development, occurrence, change or effect to the extent resulting from any of following constitutes, a Company Material Adverse Effect:

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  changes in the national or world economy or in the financial, banking, credit, securities or commodities markets, taken as a whole;

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  changes in general economic conditions, taken as a whole that adversely affect the industries in which we and our subsidiaries conduct our business;

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  any effect resulting from compliance with the terms and conditions of the merger agreement (other than compliance with our ordinary course covenant in the merger agreement);

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  any effect resulting from the announcement or pendency of the merger, including any resulting actions by clients or competitors, loss of personnel or clients or delay or cancellation of orders for services and products; provided that this exception will not apply to our representations with respect to absence of conflicts and required regulatory filings and consents and, to the extent related to such representations and warranties, the conditions to consummation of the merger;

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  any change in our stock price on The Nasdaq Global Select Market or trading volume;

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  any failure by us to meet any internal or published projections, forecasts, or revenue or earnings predictions;

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  any effect resulting from changes in laws after the date of the merger agreement;

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  changes arising as a result of a change in GAAP or regulatory accounting principles after the date of the merger agreement;

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  any effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any act of terrorism; and

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  any change arising or resulting from any material breach of the merger agreement by TriNet or its affiliates.

Conduct of Business Pending the Merger

        We have agreed that until the effective time of the merger, subject to certain identified exceptions:

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  we will, and will cause our subsidiaries to, conduct our businesses only in, and we and our subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

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  we will, and will cause our subsidiaries to, use reasonable best efforts consistent with past practice to (i) preserve substantially intact our business organization and that of our subsidiaries, (ii) preserve our assets and properties in good repair and condition and those of our subsidiaries, (iii) maintain capital expenditure levels consistent with past practices, (iv) keep available the services of its present officers and employees, and (v) preserve our current relationships with customers, suppliers and other persons with which we and our subsidiaries have material business relations, in each case in the ordinary course of business and in a manner consistent with past practice.

        We have agreed that until the effective time of the merger, subject to certain identified exceptions, to restraints relating to:

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  amending or otherwise changing our articles of incorporation or bylaws, or organizational or governing documents of our subsidiaries;

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  issuing, delivering, selling, transferring, disposing of, pledging or encumbering any shares of our capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or equity interests, voting securities or convertible securities, other than the issuance of shares of our common stock issuable upon exercise of options outstanding on the date of the merger agreement and set forth in the disclosure letter;

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  declaring, setting aside, making or paying any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock or equity interests, except for dividends by any direct or indirect wholly owned subsidiary to us or any other wholly owned subsidiary of ours, except for our regular quarterly dividend not in excess of $0.05 per share that was declared in March 2009 and paid thereafter to our shareholders (but not any subsequent regular or special dividends to be declared or paid thereafter);

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  reclassifying, combining, splitting, subdividing or redeeming, or purchasing or otherwise acquiring, directly or indirectly, any of our or our subsidiaries' capital stock or equity interests;

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  acquiring (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business or business organization, any division or business unit thereof or any material assets;

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  incurring, creating, assuming, modifying, amending or otherwise becoming liable for any indebtedness or other material liability or issuing any debt securities or any right to acquire debt securities, or assume, guarantee, endorse or otherwise becoming responsible or liable for the obligations of any other person, except that we may borrow money under its existing credit agreement with Bank of America, N.A., in the ordinary course of business consistent with past practice;

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  entering into any new line of business;

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  making any loans, advances or capital contributions to, or investments in, persons other than our wholly owned subsidiaries;

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  selling, leasing, licensing, encumbering or otherwise disposing of or transferring (by merger, consolidation, sale of stock or assets or otherwise) any of our assets with an aggregate value in excess of $100,000;

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  accelerating, discounting, factoring, reducing, selling (for less than its face value or otherwise), transferring, assigning or otherwise disposing of, in full or in part, any accounts receivable owed to us or our subsidiaries, with or without recourse, including any associated rights or claims, other than in connection with the ordinary course settlement of disputes with customers;

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  making or committing to make any capital expenditure other than in respect of those capital expenditure projects incurred in the ordinary course of business and set forth in the disclosure letter;

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  adopting or entering into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Gevity or any subsidiary (other than the merger);

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  increasing the salary, wages, benefits, bonuses or other compensation payable or to become payable or making any additional or new payment or advance to our current or former directors, officers or company employees, except for increases required under employment agreements existing on the date of the merger agreement and set forth in the disclosure letter, or pay increases other than for our officers or directors made in the ordinary course and consistent with past practices;

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  entering into or amending or otherwise altering any employment, change of control or severance agreement, or establishing, adopting, entering into or amending any employee benefit plan;

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  except as expressly permitted by the merger agreement, exercising any discretion to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan;

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  granting any new awards under any employee benefit plan, including the stock option plan;

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  taking any action to fund the payment of compensation or benefits under any employee benefit plan, except in the ordinary course of business consistent with past practice with respect to employees who are not officers or directors, or as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date of the merger agreement and set forth in the disclosure letter or to comply with applicable laws;

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  making any change to our methods of accounting in effect as of December 31, 2007, except as required by changes in GAAP or by the SEC or as recommended by our independent registered public accounting firm;

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  making, changing or revoking any material tax election, settle or compromise any material tax liability, changing in any material respect any accounting method in respect of taxes, filing any amendment to an income or other material tax return, entering into any closing agreement, settling any material claim or material assessment in respect of taxes, or consenting to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

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  writing up, writing down or writing off the book value of any of our assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

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  waiving, settling, satisfying or compromising any material claim except (i) in the ordinary course of business, (ii) to the extent subject to reserves existing on the date of the merger agreement, and (iii) involving amounts outside the ordinary course of business less than or equal to $1 million;

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  entering into any agreement that restricts our ability or the ability of any of our subsidiaries to engage or compete in any line of business or any market;

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  entering into, amending, modifying, cancelling or consenting to the termination of any specified contract (as defined in the merger agreement) or any contract that would be a specified contract if in effect on the date the merger agreement is executed, unless any such specified contract is terminable at our option without any premium, penalty or further liability at any time following consummation of the merger;

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  entering into, renewing or amending in any material respect any transaction, contract, arrangement or understanding (i) between (A) us or any of our subsidiaries, on the one hand, and (B) any affiliate of ours (other than any of our subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act, or (ii) that is set forth (or required to be set forth) in the disclosure letter;

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  assigning, transferring, licensing or sublicensing, mortgaging or encumbering any material intellectual property, except for non-exclusive licenses or non-exclusive sublicenses of intellectual property owned by us or any of our subsidiaries in the ordinary course of business;

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  failing to pay any fee, taking any action or making any filing reasonably necessary to maintain our ownership of the material intellectual property owned by us or any of our subsidiaries;

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  engaging in any "listed transaction," within the meaning of Section 6707A(c) of the Code;

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  taking any action or omitting to take any action that (i) would reasonably be likely to prevent or materially delay satisfaction of the conditions to the merger to be performed by us or the consummation of the merger; or (ii) would have or would reasonably be expected to have a Company Material Adverse Effect;

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  permitting any of the permits or insurance policies held by us or our subsidiaries to lapse or not be renewed in a timely manner; or

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  announcing an intention, entering into any agreement or otherwise making a commitment to do any of the foregoing.

        In addition, we have agreed that until the effective time of the merger, we will, and our subsidiaries will:

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  prepare and timely file all tax returns required to be filed on or before the closing of the merger in a manner consistent with past practice and giving effect to permitted filing extensions, except as required by changes in applicable laws;

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  consult with TriNet with respect to all material tax returns and deliver drafts of the tax returns to TriNet no later than five business days prior to the date on which the tax returns must be filed;

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  fully and timely pay all taxes due and payable in respect of the tax returns;

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  properly reserve for all taxes payable in a manner consistent with past practice; and

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  promptly notify TriNet of any federal, state, local or foreign income or franchise tax audit and any other material action or audit pending or threatened in writing against or with respect to Gevity or any of our subsidiaries in respect of any tax matter, including tax liabilities and refund claims, and not settle or compromise any such tax action without TriNet's prior written consent.

Other Covenants Under the Merger Agreement

  Access to Information; Confidentiality

        Until the effective time of the merger, we will (and will cause our subsidiaries to) provide to TriNet and to its representatives, reasonable access during normal business hours and upon reasonable prior notice by TriNet to our officers, employees, agents, advisors, properties, offices and other facilities and to the books and records. We may, however, restrict this access to the extent required by applicable law. We will furnish to TriNet within 20 days following the end of each month prior to the effective time of the merger, an unaudited monthly consolidated balance sheet of Gevity and its subsidiaries for the month then ended and related consolidated statements of operations, cash flows and shareholders' equity. In addition, on a weekly basis until the effective time of the merger, we will furnish to TriNet statements of our consolidated cash position and forecasts, as well as participate in calls with TriNet concerning the consolidated cash position and forecasts. We will furnish to TriNet such statements of our consolidated cash position and forecasts on a daily basis if our borrowings under the existing credit agreement with Bank of America, N.A., exceed $10 million in the aggregate. We will also furnish promptly to TriNet such other information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Gevity and our subsidiaries as TriNet or its representatives may reasonably request.

  Acquisition Proposals; Change in the Recommendation of Our Board of Directors

        We have agreed that we will not, nor will we permit any of our subsidiaries or our subsidiaries' respective agents or representatives to do (or publicly propose to do) any of the following actions, directly or indirectly:

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  solicit, initiate or knowingly encourage, or take any other action designed to knowingly facilitate (including by way of furnishing non-public information or providing access to its properties, books, records or personnel), any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

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  have any discussions or participate in any negotiations regarding an acquisition proposal, or execute or enter into any agreement, understanding, undertaking or arrangement with respect to an acquisition proposal, or approve or recommend or propose or resolve to approve or recommend an acquisition proposal or any agreement, understanding or arrangement relating to an acquisition proposal;

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  exempt any person (other than TriNet and Merger Sub) from the restrictions on business combinations contained under Florida law, the applicable provisions contained in our organizational documents or otherwise cause such restrictions not to apply, except in connection with the valid termination of the merger agreement to enter into a definitive agreement with respect to a superior proposal as set forth below; or

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  terminate, waive, amend, modify or release any provision of our rights plan, except in connection with the valid termination of the merger agreement to enter into a definitive agreement with respect to a superior proposal as set forth below other than as contemplated by the merger agreement.

        Any violation of the foregoing restrictions by any representative or affiliate of Gevity, whether or not such person is purporting to act on behalf of Gevity or any of our subsidiaries, or otherwise, will be deemed to be an intentional breach of the non-solicitation provisions of the merger agreement by us.

        However, this covenant will not prohibit us, at any time prior to obtaining the approval of the merger agreement by our shareholders, from (i) furnishing information regarding Gevity to a person making an acquisition proposal (subject to the execution of an acceptable confidentiality agreement) and (ii) participating in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal if:

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  we have received an unsolicited written acquisition proposal from a third party that our board of directors believes in good faith to be bona fide and not resulting from a breach of the non-solicitation provisions of the merger agreement;

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  we have not breached the non-solicitation provisions of the merger agreement;

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  our board of directors determines in good faith, after consultation with our financial and outside legal advisors, that such acquisition proposal constitutes, or would reasonably be likely to lead to a superior proposal; and

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  our board of directors determines in good faith, after consultation with our outside legal advisors, that the failure to take the actions described in clauses (i) and (ii) above would be inconsistent with its fiduciary duties under applicable law.

        In these circumstances, we are also required to:

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  advise TriNet, orally and in writing, within one business day of the receipt of any acquisition proposal, or any inquiry, offer, indication of interest or proposal with respect to (including any request for non-public information), or that is reasonably likely to lead to any acquisition proposal, specifying the price being offered in such acquisition proposal and any other material terms and conditions of the acquisition proposal and the identity of the person making the acquisition proposal or inquiry;

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  provide TriNet with copies of the bid letters and proposed agreements relating to the acquisition proposal (but not any financing commitment letters so long as the material terms and conditions of such commitment letters are disclosed to TriNet);

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  notify TriNet, orally and in writing, within one business day of receipt, of any material modifications to the financial terms of such acquisition proposal or inquiry and provide TriNet with copies of the documents effecting such amendments or modifications; and

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  inform TriNet in writing within one business day in the event that it determines to begin providing information or engaging in discussions or negotiations concerning an acquisition proposal.

        At any time prior to obtaining the approval of the merger agreement by our shareholders, provided that we have complied with the non-solicitation provisions of the merger agreement, in all material respects, if our board of directors determines in good faith, after consultation with our outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties to our shareholders under applicable law, our board of directors may (x) cause us to terminate the merger agreement and to concurrently enter into a definitive agreement with respect to such superior proposal or (y) withdraw (or modify or qualify in a manner adverse to TriNet), or publicly propose to withdraw its recommendation that our shareholders approve the merger agreement, or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend any acquisition proposal, referred to as a "change of board recommendation," in each case only if we receive a written acquisition proposal and our board of directors concludes in good faith, after consultation with our financial and outside legal advisors, that such acquisition proposal constitutes a superior proposal; provided, however, that our board of directors may not take the actions set forth in (x) or (y) above, unless:

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  we have provided prior written notice to TriNet at least five business days in advance, or the "Notice Period," of our board of directors' intention to take such action with respect to such superior proposal, and contemporaneously provided a copy of the relevant proposed transaction agreements (including copies of any bid letters and financing documents) with the person making such superior proposal and any other material documents relating thereto as may exist at such time, the identity of the person making such superior proposal and any other material terms and conditions thereof;

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  we have, and have caused our financial and outside legal advisors to, during the Notice Period, negotiate with TriNet and Merger Sub in good faith (to the extent TriNet and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement and our board of directors has considered in good faith any changes to the financial and other terms of the merger agreement proposed by TriNet in writing in response to any such written notice by us, so that the acquisition proposal ceases to constitute a superior proposal as determined by our board of directors in good faith after consultation with our financial and outside legal advisors. In the event of any material revisions to any superior proposal (including any revision to price), then we will be required to deliver a new written notice to TriNet and again comply with the notice and other requirements described above with respect to such revised superior proposal, on each occasion on which a revised superior proposal is submitted (provided, however, that the Notice Period will be three business days in lieu of five business days); and

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  in case of a termination of the merger agreement by us in order to enter into a definitive agreement with respect to a superior proposal (but not in the case of a change of board recommendation only), we have paid to TriNet a termination fee of $2.95 million and up to $1 million in transaction related expenses to TriNet and its affiliates concurrently with and as a condition to such termination.

        As long as we comply with the restrictions described above, the merger agreement also does not prohibit us from taking and disclosing to our shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act if our board of directors determines in good faith, after consultation with its legal advisors, that failure to do so would be inconsistent with its fiduciary duties under applicable law or is otherwise required to be disclosed under applicable law; provided, however that our board of directors may not (i) make a change of board recommendation, or (ii) take any position under Rule 14d-9 or Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, in each case, without first complying with the provisions in the merger agreement related to acquisition proposals, superior proposals and change of board recommendations set forth above.

        We may respond to unsolicited proposals or inquiries solely by advising the person making such proposal or inquiry of the non-solicitation provisions of the merger agreement. We may make a factually accurate public statement that describes our receipt of an acquisition proposal and the operation of the merger agreement with respect thereto, and such public statement will not be deemed in and of itself to be a change of board recommendation. We must, to the extent practicable, provide TriNet with a reasonable opportunity to comment on and review any such statement, if such statement is to be made and released in a writing.

        As described in this proxy statement, "acquisition proposal" means any bona fide inquiry, offer or proposal (other than from TriNet or Merger Sub or their respective affiliates) concerning any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Gevity, (B) direct or indirect sale, lease, pledge or other disposition of assets or business of Gevity representing 15% or more of the consolidated revenues, net income or assets of Gevity and its subsidiaries, in a single transaction or a series of related transactions, (C) issuance, sale or other disposition by Gevity to any person or group (other than TriNet or Merger Sub or any of their respective affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Gevity, or (D) transaction or series of related transactions in which any person or group (other than TriNet or Merger Sub or their respective affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of common stock.

        As described in this proxy statement, "superior proposal" means a written acquisition proposal, except the references above to "15%" will be replaced by "50%", which was not obtained in violation of the prohibitions described above, and which our board of directors in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to our shareholders, in their capacities as shareholders, other than TriNet, Merger Sub and their respective affiliates, than the merger (A) after consultation with our financial advisor and our outside legal advisors, (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, as compared to the terms herein, including the relative likelihood of obtaining the shareholder approval and the relative likelihood of the third party making such proposal obtaining financing for such acquisition proposal, and (C) after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, including the identity of the third party making such proposal and the terms of any proposal by TriNet made in accordance with the procedures described above to amend or modify the terms of the merger agreement.

  Indemnification and Insurance

        The merger agreement provides that each of TriNet and the surviving corporation will indemnify, to the fullest extent permitted by law, each present and former director or officer of Gevity, whom we refer to as the "indemnified parties," in and to the extent of their capacities as such and not as shareholders of Gevity, in respect of actions, omissions or events of such person through the effective time of the merger. For a period of six years after the effective time of the merger, unless otherwise required by applicable law, the articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to the indemnification of directors and officers than are set forth in our articles of incorporation and bylaws as in effect on the date of the merger agreement.

        The merger agreement further provides that the surviving corporation shall either, (1) obtain a "tail" insurance policy with a claims period of at least six years from the effective time of the merger with respect to directors' and officers' liability insurance in amount and scope materially not less favorable than our existing policies for claims arising from facts or events that occurred prior to the effective time of the merger or (2) maintain our current officers' and directors' liability insurance policies for a period of six years after the effective time of the merger, so long as the annual premium is not in excess of 250% of the last annual premium paid prior to the date of the merger agreement. However, if our existing officers' and directors' liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 250% of the current premium, we will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 250% (on an annualized basis) of such current annual premium. In lieu of the foregoing, we may purchase prior to, on or after the effective time of the merger, a six-year "tail" prepaid directors' and officers' liability insurance policy in respect of acts or omissions occurring prior to the effective time of the merger covering each such director and officer, subject to certain financial limitations.

  Employee Benefits Matters

        The merger agreement provides that TriNet will, for a period of 12 months immediately following the effective time of the merger, cause the surviving corporation and its subsidiaries to provide each of our company employees (other than worksite employees) with salaries, employee benefits (excluding any equity compensation or defined pension benefits) and incentive compensation opportunities that are comparable in the aggregate to those provided to such company employee immediately prior to the effective time of the merger. TriNet has also agreed in the merger agreement to keep certain severance plans, agreements, programs and policies in effect for one year after the effective time of the merger.

        The merger agreement also provides that our company employees (other than worksite employees) receive service credit (solely for purposes of eligibility to participate and vesting, but excluding benefit accruals under each defined benefit or defined contribution pension plan) under any employee benefit plan, program or arrangement established or maintained by TriNet, the surviving corporation or any of their subsidiaries under which each of our company employees (other than a worksite employee) may be eligible to participate on or after the effective time of the merger to the same extent recognized by us under comparable plans immediately prior to the effective time of the merger.

        Pursuant to the merger agreement, with respect to the welfare benefit plans maintained, sponsored or contributed to by TriNet or the surviving corporation in which our company employees (other than a worksite employee) may become eligible to participate, TriNet shall use commercially reasonable efforts to (i) waive all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such company employee (other than a worksite employee) under any welfare benefit plan to the same extent waived or satisfied under a comparable plan and (ii) cause any eligible expenses incurred by our company employees (other than a worksite employee) and his or her covered dependents under plans during the plan year in which such individuals move to a comparable welfare benefit plan to be taken into account under the welfare benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such company employee and his or her dependents.

        Notwithstanding anything to the contrary contained therein, the merger agreement is not intended to create a contract between Gevity and any of its employees and none of the employees of Gevity are entitled to rely on the merger agreement as the basis for any breach of contract claim against TriNet or Gevity. The merger agreement is also not intended to modify, amend or create any employee benefit plan (except as otherwise explicitly provided).

        As of the effective time of the merger, we will terminate or cause to be terminated our employee stock purchase plan and our stock incentive plans.

  HSR Act and Other Filings

        Gevity and TriNet have agreed to:

  •
  use commercially reasonable efforts to make the required filings under the HSR Act;

  •
  comply at the earliest practicable date with additional requests under the HSR Act made by governmental authorities;

  •
  cooperate in good faith in connection with any such filing and in connection with resolving any investigation or other inquiry of a governmental authority related to such filing;

  •
  consult in good faith with each other to determine whether any other filing must be made pursuant to applicable law in relation to the merger and the other transactions contemplated by the merger agreement, and to use commercially reasonable efforts to furnish each other information required for any such filing;

  •
  promptly notify each other of any communication or agreement with any governmental authority;

  •
  give prior notice to the other party before engaging in any conversation with any governmental authority, and to the extent permitted, allow the other party to participate;

  •
  use commercially reasonable efforts to defend any lawsuits and other legal proceedings challenging the merger agreement or the transactions contemplated by the merger agreement; and

  •
  consult and cooperate with one another in good faith, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the merger agreement in connection with proceedings under or relating to the HSR Act or other applicable law.

        The merger agreement does not require TriNet, us or Merger Sub to, and does not permit us without the prior written consent of TriNet to, make or enter into any divestitures, licenses or other arrangements (including hold separate arrangements) of or affecting our operations or the operations of our affiliates' or TriNet or its affiliates, or agree to any other restrictions, in order to obtain any governmental approval, including HSR approval, to complete the merger.

        In addition, we have agreed to consult with TriNet in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals and filings made or submitted by us or on our behalf of to the Internal Revenue Service or any other governmental authority in connection with any tax or insurance matters.

  Shareholder Rights Plan

        We have agreed not to take any action (other than with respect to a termination of the merger agreement to enter into a definitive agreement with respect to a superior proposal) to (i) terminate our rights plan, (ii) redeem any rights or interests granted thereunder, (iii) waive or amend any provision of our rights plan or (iv) exempt any person from our rights plan, in each case prior to the effective time of the merger, at which point we have agreed to cause our rights plan to terminate without payment of any amount to any holder thereof.

  Anti-Takeover Statutes

        In the event any anti-takeover law or similar law is or becomes applicable to the merger agreement, the merger, the other transactions contemplated by the merger agreement, the voting agreement or the transactions contemplated by the voting agreement, our board of directors will grant such approvals and take such other actions as may be required, to the extent permitted under such law, so that the transactions contemplated by the merger agreement and the voting agreement (but not any other acquisitions of our common stock) are consummated as promptly as practicable on the terms and conditions set forth in the merger agreement and the voting agreement.

  Other Covenants

        The merger agreement contains a number of mutual covenants, which subject to certain exceptions, obligate us and TriNet (and in certain instances, Merger Sub), to:

  •
  use their reasonable best efforts to respond as promptly as practicable to any SEC comments on this proxy statement;

  •
  use commercially reasonable best efforts to provide any notice and/or obtain any consent, authorization, order or approval of, or any exemption by, any governmental authority or other public or private third person required to be obtained or made by us or our subsidiaries in connection with the merger (including obtaining consents under any contracts involving us or our subsidiaries).

  •
  use reasonable best efforts to resolve objections, if any, that may be asserted by a governmental authority with respect to the transactions contemplated by the merger agreement;

  •
  keep the other party apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement and promptly furnish the other party with copies of notices or other communications received by TriNet or Gevity, as the case may be, or any of their subsidiaries, from any third person and/or governmental authority with respect to the merger and the other transactions contemplated by the merger agreement;

  •
  notify the other party in writing promptly of any inaccuracy of any representation or warranty or breach of any covenant of such party that, in either case, would or would reasonably be expected to, result in a failure of any of the conditions to the obligation of the other party to complete the merger set forth in the merger agreement;

  •
  consult with the other party prior to issuing press releases and public announcements with respect to the transactions contemplated by the merger agreement;

  •
  use commercially reasonable efforts to effect the consummation of the merger as soon as practicable after the date of the merger agreement; and

  •
  use commercially reasonable efforts to take all actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the merger and will promptly cooperate with and furnish information to each other in connection with any such requirements.

        The merger agreement contains covenants requiring us, subject to certain exceptions, to:

  •
  use our reasonable best efforts to mail a definitive proxy statement to our shareholders as promptly as reasonably practicable after the date of the merger agreement;

  •
  duly call, give notice of, convene and hold a meeting of shareholders as promptly as practicable after the date of the merger agreement to obtain shareholder approval of the merger agreement;

  •
  recommend to our shareholders, through our board of directors, to approve the merger agreement except as otherwise permitted by the merger agreement and use reasonable best efforts to solicit from our shareholders proxies in favor of the approval of the merger agreement and take all other action reasonably necessary or advisable to secure the required shareholder vote for approval of the merger agreement;

  •
  deliver to TriNet at closing evidence reasonably satisfactory to TriNet of the resignation, effective as of the effective time of the merger of all of our directors and certain directors of our subsidiaries, as designated by TriNet; and

  •
  cause dispositions of our equity securities to be exempt under Rule 16b-3 promulgated under the Exchange Act.

  TriNet Financing

        TriNet has obtained financing commitments in connection with the merger from Comerica Bank, referred to as "Comerica," and from an affiliate of General Atlantic. Comerica has agreed to use its best efforts to arrange a syndicated revolving credit and term loan facility in the total amount of $70 million, the proceeds of which may be used to finance the merger and for working capital and other general corporate purposes. Comerica itself has issued its commitment for a portion of this credit facility in the amount of $25 million, and has agreed that if it is unable to arrange the full amount of the remaining portion of the credit facility, then such remaining portion may be funded by subordinated debt or other junior capital arranged by an affiliate of General Atlantic on terms reasonably satisfactory to Comerica. The financing contemplated in the Comerica commitment letter is subject to various conditions, including satisfactory review of final diligence and actuarial reports, confirmation of the amount of certain receivables, and receipt by TriNet of certain additional financing to fund ongoing operations and integration of the businesses and the absence of any material adverse change.

        In addition to the Comerica commitment letter, TriNet has obtained from an affiliate of General Atlantic commitments for (1) subordinated debt financing in an amount up to $60 million (with the amount of the General Atlantic subordinated debt commitment to be reduced on a dollar-for-dollar basis by the amount of any term loans funded as provided in the Comerica commitment letter), and (2) equity financing up to $65 million as required to finance the merger. The financings contemplated in the General Atlantic commitment letter are subject to various conditions, including the execution and delivery of definitive documentation and satisfaction of all conditions under the merger agreement.

        TriNet has agreed to use its reasonable best efforts to arrange the financing provided for in the Comerica and General Atlantic commitment letters on the terms and conditions described in such letters. This covenant includes using reasonable best efforts to (1) maintain the commitment letters in effect, (2) negotiate and enter into definitive agreements with respect thereto, (3) satisfy on a timely basis all terms and conditions applicable to TriNet in such definitive agreements, and (4) consummate the financing at or prior to closing of the merger.

        If any portion of the financings described in either the Comerica or the General Atlantic commitment letters becomes unavailable on the terms and conditions contemplated in such letters or of TriNet elects to obtain alternative financing, TriNet is required to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an aggregate amount equal to the amounts set forth in, and on terms substantially equivalent to or more favorable to TriNet than the terms of, the commitment letters. However, TriNet is not required to seek alternative financing if the financing described in the Comerica commitment letter does not become available, so long as funds are available under the General Atlantic commitment letter to offset fully the failure of any commitment to be provided for in the Comerica commitment letter to be available.

        TriNet has agreed to keep us reasonably apprised of the status of the financings, and to notify us of any material developments, such as a proposal by any of the parties to the commitment letters to withdraw, terminate or make any material change to the commitment letters. TriNet has also agreed not to consent to any amendment, modification or early termination of the commitment letters if such change could reasonably be expected to adversely affect the ability of TriNet and Merger Sub to consummate the merger.

        We have agreed to provide TriNet and Merger Sub with such cooperation as may be reasonably requested in an effort to implement and make effective the financings or any alternative financing, including using our reasonable best efforts to assist TriNet and Merger Sub with: (1) the preparation of an information package; (2) participating in the presentation by TriNet and Merger Sub of such information and related matters to prospective lenders; (3) paying and discharging at the effective time of the merger any encumbrances under existing indebtedness, as may be reasonably requested by TriNet; (4) giving timely redemption and pre-payment notices, as applicable, in connection with the refinancing of our existing indebtedness, as may be reasonably requested by TriNet; (5) providing TriNet at least five business days prior to the effective time of the merger, with estimated outstanding balances, penalties, fees, per diems and related costs as may be required by TriNet to effect the payment or prepayment of any outstanding indebtedness and related amounts on the effective time of the merger; and (6) the preparation by TriNet and Merger Sub of offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily used in connection with any financing. However, we are not obligated to cooperate with TriNet and Merger Sub to the extent that such cooperation would interfere unreasonably with our business or operations or that of our subsidiaries.

Conditions to the Merger

        Each party's obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions as of the closing:

  •
  the merger agreement will have been approved by the requisite vote of our shareholders;

  •
  any waiting period (and any extension thereof) applicable to the merger and the transactions contemplated by the merger agreement under applicable antitrust laws, including the HSR Act, will have been terminated or will have expired and any required approvals under antitrust laws will have been obtained;

  •
  the receipt of certain state governmental approvals from the Arkansas Insurance Department Property and Casualty Division and the Florida Department of Business and Professional Regulation. Any other approval of any governmental authority or waiting periods under any applicable law will have been obtained (without the imposition of any material condition) or have expired, but only if the failure to obtain any such approval or the failure of any such waiting period to expire would constitute a material violation of law or subject any party to any material fine or other material adverse consequences; and

  •
  no governmental authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the completion of the merger illegal or otherwise preventing or prohibiting completion of the merger.

In addition, the obligations of TriNet and Merger Sub to complete the merger are subject to the satisfaction or waiver (to the extent permitted by law) in writing of the following conditions:

  •
  our representations and warranties in the merger agreement other than those relating to certain capitalization matters, board approval, anti-takeover statutes, required shareholder vote, appraisal rights, the rights plan and brokers' and finders' fees (disregarding qualifications as to materiality or Company Material Adverse Effect) must be true and correct as of the effective time of the merger as if made on and as of such date, except to the extent that any such representations and warranties speak solely and expressly as of an earlier date, in which case such representations and warranties must be true and correct as of such earlier date; provided, that this condition will be deemed to have been satisfied even if our representations and warranties are not true and correct, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would or would reasonably be expected to have, a Company Material Adverse Effect;

  •
  our representations and warranties in the merger agreement regarding certain capitalization matters must be true and correct in all respects as of the effective time of the merger, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not, or would not reasonably be expected to result in the payment of additional merger consideration in excess of $200,000 in the aggregate to shareholders, optionholders or holders of other equity securities;

  •
  certain of our representations and warranties related to indebtedness must have been true and correct in all material respects as of the date of the merger agreement;

  •
  our representations and warranties regarding board approval, anti-takeover statutes, required shareholder vote, appraisal rights, the rights plan and brokers' and finders' fees must be true and correct in all material respects as of the effective time of the merger (disregarding qualifications as to materiality or Company Material Adverse Effect);

  •
  we must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by us at or prior to the effective time of the merger;

  •
  we must have delivered to TriNet and Merger Sub, a certificate signed by our chief executive officer and chief financial officer, on behalf of Gevity and without personal liability, dated the closing date of the merger, certifying that the foregoing conditions to TriNet's and Merger Sub's obligations to complete the merger have been satisfied;

  •
  there must not have occurred since the date of the merger agreement any event, circumstance, development, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

  •
  prior to the closing on the closing date, we will have caused to be delivered to TriNet an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2) and in form satisfactory to TriNet, certifying that an interest in Gevity is not a U.S. real property interest within the meaning of Section 897(c) of the Code and setting forth our name, address and taxpayer identification number.

In addition, our obligations to complete the merger are subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

  •
  the representations and warranties of TriNet and Merger Sub in the merger agreement (disregarding qualifications as to materiality and similar qualifications) will be true and correct in all respects as of the effective time of the merger as though made on and as of the effective time of the merger (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), unless the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, would not prevent the consummation of the merger or prevent TriNet or Merger Sub from performing its obligations under the merger agreement;

  •
  TriNet and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by each of them on or prior to the effective time of the merger; and

  •
  TriNet will have delivered to us a certificate, dated the closing date of the merger, signed by an executive officer on behalf of TriNet and without any personal liability, certifying that the foregoing conditions to our obligations to complete the merger have been satisfied.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after our shareholders have adopted the merger agreement, as follows:

  •
  by mutual written consent of us and TriNet;

  •
  by either TriNet or us if the effective time of the merger does not occur on or before July 1, 2009; provided that the right to terminate the merger agreement pursuant to this provision is not available to any party whose breach of any obligation under the merger agreement has been a cause of or resulted in the failure of the effective time of the merger to occur on or before July 1, 2009;

  •
  by either TriNet or us if any governmental action has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise prevents or prohibits consummation of the merger; provided that the right to terminate the merger agreement pursuant to this provision is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, any such applicable law to have been enacted, issued, promulgated, enforced or entered;

  •
  by TriNet, if any of our representations and warranties are or have become untrue or inaccurate or there has been a breach on our part of any of our covenants or agreements, or an event, circumstance, development, occurrence, change or effect has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, which such failure to be true or accurate, breach or occurrence (i) would give rise to the failure of applicable closing conditions; and (ii) is not capable of being cured prior to the closing of the merger or, if capable of being cured, is not cured by us within 60 days following receipt of written notice of such failure to be true or inaccuracy, breach or occurrence from TriNet or Merger Sub;

  •
  by us, if any of the representations and warranties of either TriNet or Merger Sub are or have become untrue or inaccurate, or there has been a breach on the part of either TriNet or Merger Sub of any of its covenants or agreements, and such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions; and (ii) is not capable of being cured prior to the closing of the merger or, if capable of being cured, is not cured by TriNet or Merger Sub within 60 days following receipt of written notice of such failure to be true or inaccuracy or breach from us; or

  •
  by TriNet if our board of directors (i) effects a change of board recommendation or materially breaches the provisions of the merger agreement that prohibit us from soliciting additional offers; (ii) subject to our ability to make a factually accurate public statement as provided under the merger agreement, takes a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to an acquisition proposal other than rejecting such acquisition proposal; (iii) fails to recommend in this proxy statement that our shareholders approve the merger and the merger agreement; or (iv) subject to our ability to make a factually accurate public statement as provided under the merger agreement, refuses to publicly affirm its recommendation of the merger agreement and merger in response to a request by TriNet following an acquisition proposal (which request may only be made once with respect to such acquisition proposal absent further material changes in the acquisition proposal) prior to the earlier of (A) ten business days following the request by TriNet and (B) five business days prior to the shareholders' meeting unless, in the case of clause (B), it would be inconsistent with the fiduciary duties of our board of directors to comply with such request within such time period, in which case we will comply with such request as promptly as practicable consistent with our board of directors' fiduciary duties.

        The merger agreement may be terminated by either TriNet or us after the meeting of our shareholders if our shareholders do not approve the merger.

        The merger agreement may be terminated by us, prior to the approval of the merger and the merger agreement by our shareholders, in order to enter into a definitive agreement with respect to a superior proposal as permitted under the merger agreement.

Termination Fee and Expenses

        Generally, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not the merger is completed. We have agreed, however, to pay TriNet a termination fee of $2.95 million plus payment of all transaction related expenses of TriNet and its affiliates not to exceed $1 million if:

  •
  TriNet or Gevity terminates the merger agreement as a result of the merger not being closed on or before July 1, 2009, and prior to the termination of the merger agreement (A) a person or group made an acquisition proposal or an acquisition proposal is publicly announced, and (B) no later than 12 months following the date of the termination of the merger agreement, Gevity enters into, publicly approves or submits to its shareholders for approval, an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated;

  •
  TriNet terminates the merger agreement if any of our representations and warranties are or have become untrue or inaccurate or there has been a breach on our part of any of our covenants or agreements, or an event, circumstance, development, occurrence, change or effect has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, which such failure to be true or accurate, breach or occurrence would give rise to the failure of applicable closing conditions and Gevity has failed to cure in accordance with the merger agreement, and prior to the termination of the merger agreement (A) a person or group made an acquisition proposal or an acquisition proposal is publicly announced, and (B) no later than 12 months following the date of the termination of the merger agreement, Gevity enters into, publicly approves or submits to its shareholders for approval, an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated;

  •
  either party terminates the merger agreement after the meeting of our shareholders if the shareholders do not approve the merger, and prior to the termination of the merger agreement (A) a person or group made an acquisition proposal or an acquisition proposal is publicly announced, and (B) no later than 12 months following the date of the termination of the merger agreement, Gevity enters into, publicly approves or submits to its shareholders for approval, an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated;

  •
  TriNet terminates the merger agreement because our board of directors:

  •
  effects a change of board recommendation or materially breaches the provisions of the merger agreement that prohibit us from soliciting additional offers;

  •
  takes a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to an acquisition proposal other than rejecting the acquisition proposal;

  •
  fails to recommend in this proxy statement that our shareholders approve the merger and the merger agreement;

  •
  refuses to publicly affirm its recommendation of the merger agreement and merger in response to a request by TriNet following a competing acquisition proposal (which request may only be made once with respect to such acquisition proposal absent further material changes in the acquisition proposal) prior to the earlier of (A) ten business days following the request by TriNet and (B) five business days prior to our shareholders' meeting unless, in the case of clause (B), it would be inconsistent with the fiduciary duties of our board of directors to comply with such request within such time period, in which case we will comply with such request as promptly as practicable consistent with our board's fiduciary duties; or

  •
  we terminate the merger agreement in order to accept a superior proposal from a third-party in accordance with the terms of the merger agreement.

Amendment and Waiver

        The merger agreement may be amended by us, TriNet and Merger Sub at any time prior to the effective time of the merger. However, after approval of the merger agreement by our shareholders, no amendment can be made except as allowed under applicable law. Any amendment to the merger agreement must be made by a written instrument signed by us, TriNet and Merger Sub.

        TriNet, Merger Sub and we may extend the time for the performance of any obligation or other act of any other party, waive any inaccuracy in the representations and warranties of any other party and waive any condition to their own obligations under the merger agreement. Such waiver must be contained in a written instrument signed by the parties to be bound by such waiver.

Parties in Interest

        The merger agreement expressly disclaims any third party beneficiary rights other than as contemplated by the provision of directors' and officers' indemnification insurance and the rights of equity holders to receive the merger consideration after the effective time of the merger. However, in the event of an intentional breach of the merger agreement by TriNet or Merger Sub, including in situations where TriNet or Merger Sub fail to complete the merger due to the failure to secure financing, we may bring a claim for damages based on the merger consideration contemplated to be paid to our shareholders according to the terms of the merger agreement. TriNet and Merger Sub may also bring a claim for damages based on the loss of economic benefits (including synergies) of the merger and the other transactions contemplated by the merger agreement to be realized by TriNet, its stockholders or Merger Sub in the event of an intentional breach of the merger agreement by us. Other than our right to bring a claim as set forth above and the right of our equity holders to receive the merger consideration after the effective time of the merger, our equity holders do not have any claim or cause of action under the merger agreement either before or after the effective time of the merger, nor do they have any rights with respect to any amendment, termination or waiver of any provisions of the merger agreement.

Governing Law

        The merger agreement is governed by Delaware law, except to the extent that Florida law mandatorily applies.

Specific Performance

        TriNet, Merger Sub and we have agreed that irreparable harm would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. The parties will be entitled to seek equitable relief, including injunctive relief and specific performance, to prevent breaches of the provisions of the merger agreement and to enforce specifically the merger agreement and its terms and provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table, except as otherwise noted, sets forth information about the beneficial ownership of our common stock as of February 28, 2009 by:

  •
  the shareholders we know to beneficially own more than 5% of our outstanding common stock;

  •
  each of our current directors and executive officers; and

  •
  all of our current directors and executive officers as a group.

        Under the rules of the SEC, you are deemed to be a beneficial owner of shares if you have or share the power to vote or direct the voting of the shares or the power to dispose of or direct the disposition of the shares. You are also deemed to be a beneficial owner of shares if you have the right to acquire beneficial ownership of the shares within 60 days (other than in connection with an acceleration resulting from the merger). Accordingly, more than one person may be deemed to be a beneficial owner of the same shares. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted, the address of each person listed in the table is: c/o 9000 Town Center Parkway, Bradenton, Florida 34202.

Directors and Named Executives	No. of Shares		Percent(1)
Michael J. Lavington	23,185	(2)	*
Chairman, Chief Executive Officer
Garry J. Welsh	96,008	(3)	*
SVP, Chief Financial Officer
James E. Hardee	90,750	(4)	*
SVP, Chief Sales & Marketing Officer
Paul E. Benz	107,305	(5)	*
SVP, Chief Information Officer
Edwin E. Hightower, Jr.	74,982	(6)	*
SVP, Chief Legal Officer
George B. Beitzel	38,702	(7)	*
Director
Todd F. Bourell	12,093	(8)	*
Director
Paul R. Daoust	28,185	(9)	*
Director
Jonathan H. Kagan	121,018	(10)	*
Director
David S. Katz	36,856	(11)	*
Director
Jeffrey A. Sonnenfeld	28,231	(12)	*
Director
Daniel J. Sullivan	14,752	(13)	*
Director
James F. Orr III	35,000	(14)	*
Director

Directors and Named Executives	No. of Shares		Percent(1)
All Directors and Executive Officers as a Group (13 Persons)	707,067	(15)	2.8%
5% Shareholders
TriNet Group, Inc.	3,303,419	(16)	13.3%
1100 San Leandro Blvd., Suite 300 San Leandro, CA 94577
ValueAct Capital Partners, LLC	3,291,326	(17)	13.3%
435 Pacific Avenue, 4th Floor San Francisco, CA 94133
Barclay's Global Investors, N.A.	2,262,434	(18)	9.2%
45 Fremont Street San Francisco, CA 94105
HR Acquisitions, LLC	2,211,500	(19)	8.9%
c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830
Putnam Investment Management, LLC	1,789,784	(20)	7.2%
One Post Office Square Boston, MA 02109
Security Investors, LLC	1,414,299	(21)	5.7%
One Security Benefit Place Topeka, Kansas 66636-0001

*
Less than 1%.

(1)
The percentages have been calculated on the basis of 24,725,617 common shares issued and outstanding (including unvested shares of restricted shares) as of February 28, 2009 and, with respect to each of the persons noted in the table above:

•
the shares subject to exercisable options granted to such person; and

•
the shares subject to restricted share grants under our equity compensation plans, pursuant to which such person has the power to vote or direct the voting of the shares.

  Percentages are shown only for those persons whose beneficial ownership of shares exceeds one percent of the common shares outstanding or deemed to be outstanding for this calculation.

(2)
Includes 11,618 restricted shares; 10,000 shares which Mr. Lavington has the right to acquire through currently exercisable options; and 1,567 shares that he owns directly.

(3)
Includes 78,250 restricted shares; 15,000 shares which Mr. Welsh has the right to acquire through currently exercisable options; and 2,758 shares that he owns directly.

(4)
Includes 76,375 restricted shares; 11,250 shares which Mr. Hardee has the right to acquire through currently exercisable options; and 3,125 shares that he owns directly.

(5)
Includes 73,875 restricted shares; 31,250 shares which Mr. Benz has the right to acquire through currently exercisable options and 2,180 shares that he owns directly.

(6)
Includes 67,357 restricted shares; 6,837 shares which Mr. Hightower has the right to acquire through currently exercisable options; and 788 shares that he owns directly.

(7)
Includes 11,618 restricted shares; 6,719 shares which Mr. Beitzel has the right to acquire through currently exercisable options; and 20,365 shares he owns directly.

(8)
Represents 12,093 restricted shares.

(9)
Includes 11,618 restricted shares; 10,000 shares which Mr. Daoust has the right to acquire through currently exercisable options; and 6,567 shares that he owns directly.

(10)
Includes 11,618 restricted shares; 37,005 shares which Mr. Kagan has the right to acquire through currently exercisable options; an aggregate of 330 shares held by Mr. Kagan's minor children; and also 72,065 shares that he owns directly.

(11)
Includes 11,618 restricted shares; 23,671 shares which Mr. Katz has the right to acquire through currently exercisable options; and 1,567 shares that he owns directly.

(12)
Includes 11,618 restricted shares; 13,671 shares which Mr. Sonnenfeld has the right to acquire through currently exercisable options; and 2,942 shares that he owns directly.

(13)
Includes 12,401 restricted shares; and 2,351 shares that Mr. Sullivan owns directly.

(14)
Includes 15,000 restricted shares and 20,000 shares which Mr. Orr owns directly.

(15)
Please refer to notes 2 through 14.

(16)
The amount shown and the following information is based on a Schedule 13D filed with the SEC on March 6, 2009 by TriNet. As a result of the voting agreement, TriNet may be deemed to be the beneficial owner of approximately 13.3% of our issued and outstanding shares of common stock. TriNet also may be deemed to have shared voting power with respect to the foregoing shares with respect to those matters described above. However, TriNet is not entitled to any rights as a shareholder of Gevity with respect to the foregoing shares, and has disclaimed beneficial ownership of such shares.

(17)
The amount shown and the following information is based on a Schedule 13D/A jointly filed with the SEC on March 6, 2009 by: (a) ValueAct Capital Master Fund L.P. ("ValueAct Master Fund"); (b) ValueAct Capital Master Fund III L.P. ("ValueAct Master Fund III"); (c) VA Partners I, LLC ("VA Partners I"); (d) VA Partners III, LLC ("VA Partners III"); (e) ValueAct Capital Management, L.P. ("ValueAct Management L.P."); (f) ValueAct Capital Management, LLC ("ValueAct Management LLC"); (g) ValueAct Holdings, L.P. ("ValueAct Holdings"); and (h) ValueAct Holdings GP, LLC ("ValueAct Holdings GP"). As of the date of the Schedule 13D/A: (1) ValueAct Master Fund was the beneficial owner of 2,985,426 shares of our common stock, which shares may also be deemed to be beneficially owned by VA Partners I; (2) ValueAct Master Fund III was the beneficial owner of 305,900 shares of our common stock, which shares may also be deemed to be beneficially owned by VA Partners III; and (3) ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP may each be deemed to be the beneficial owner of an aggregate of 3,291,326 shares of our common stock.

(18)
The amount shown and the following information is based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, N.A. Shares beneficially owned by Barclays Global Investors, N.A. are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(19)
The amount shown and the following information is based on a Schedule 13D/A jointly filed with the SEC on March 6, 2009 by General Atlantic, HR Acquisitions, LLC ("HR"), General Atlantic Partners 84, L.P. ("GAP 84"), GapStar, LLC ("GapStar"), GAP Coinvestments III, LLC ("GAPCO III"), GAP Coinvestments IV, LLC ("GAPCO IV"), GAP Coinvestments CDA, L.P. ("CDA"), GAPCO GmbH & Co. KG ("KG"), and GAPCO Management GmbH

  ("GmbH Management"). GAP 84, GapStar, GAPCO III, GAPCO IV, CDA and KG are the sole members of HR. General Atlantic is the general partner of each of GAP 84 and CDA. General Atlantic is also the sole member of GapStar. The managing members of GAPCO III and GAPCO IV are managing directors of General Atlantic ("GA Managing Directors"). GmbH Management is the general partner of KG. There are 26 GA Managing Directors. The GA Managing Directors make voting and investment decisions with respect to securities held by KG. General Atlantic, HR, GAP 84, GapStar, GAPCO III, GAPCO IV, CDA, KG and GmbH Management are a "group," as defined in Rule 13d-5 of the General Rules and Regulations promulgated under the Exchange Act and may be deemed to own beneficially an aggregate of 2,211,500 shares of our common stock. The GA Managing Directors are Steven A. Denning, William E. Ford, John Bernstein, H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Jonathan Korngold, Christopher G. Lanning, Jeff X. Leng, Anton J. Levy, Mark F. McMorris, Thomas J. Murphy, Matthew Nimetz, Fernando Oliveira, Ranjit Pandit, Andrew C. Pearson, Raul R. Rai, David A. Rosenstein, Sunish Sharma, Tom C. Tinsley, Philip P. Trahanas, Florian P. Wendelstadt. Each of these individuals disclaims ownership of such shares owned by General Atlantic except to the extent he or she has a pecuniary interest therein. Other than their interest in General Atlantic, these individuals are not affiliated with us or our management. General Atlantic, HR, GAP 84, GapStar, GAPCO III, GAPCO IV and CDO are located at c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830. KG and GmbH Management are located at c/o General Atlantic GmbH, Koenigsallee 62, 40212 Duesseldorf, Germany.

(20)
The amount shown and the following information is based on a Schedule 13G/A filed with the SEC on February 13, 2009 by Putnam, LLC, doing business as Putnam Investments, on behalf of itself and its investment advisors and subsidiaries: (a) Putnam Investment Management, LLC, the beneficial owner of 1,054,023 shares of our common stock; and (b) The Putnam Advisory Company, LLC, the beneficial owner of 735,761 shares of our common stock. Shares beneficially owned by Putnam Investments are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(21)
The amount shown and the following information is based on a Schedule 13G filed with the SEC on February 13, 2009 by Security Investors, LLC.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

        If at the special meeting the number of shares of our common stock present or represented and voting in favor of the approval of the merger agreement is insufficient to approve the merger agreement under Florida law, we may propose to adjourn or postpone the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to approve the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the merger proposal.

        In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting and any later adjournments. If the shareholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the merger agreement, including the solicitation of proxies from our shareholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the merger agreement, we could adjourn the special meeting without a vote on the proposal to approve the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

        The approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment or postponement are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, (i) if a quorum is present, it will not affect the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies, or (ii) if a quorum is not present, then an abstention will have the same effect as a vote against this proposal. If no instructions are indicated on your proxy card, your shares will be voted "FOR" any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

        Our board believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the proposal to approve the merger agreement is insufficient to approve the merger agreement, it is in the best interests of our shareholders to enable our board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

        Our board unanimously recommends that you vote "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

 OTHER MATTERS

Other Business at the Special Meeting

        Our board currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of shareholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the board does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, there will be no public shareholders of Gevity and no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings. We intend to hold an annual shareholders meeting in 2009 only if the merger is not completed, or if we are required to do so by law.

        Proposals received from shareholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by Gevity. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2009 annual meeting of shareholders if they were received by us on or before December 11, 2008. Shareholder proposals must be directed to us c/o Edwin E. Hightower, Jr., Corporate Secretary and General Counsel, Gevity HR, Inc., 9000 Town Center Parkway, Bradenton, Florida 34202. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by us not later than the last date for submission under our bylaws. In order for a proposal to be "timely" under our bylaws, proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must have been submitted, in accordance with the requirements of our bylaws, no later than December 11, 2008 and no earlier than November 11, 2008; provided, however if the 2009 annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after May 21, 2009, a proposal by a shareholder to be timely must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2009 annual meeting.

SHAREHOLDERS SHARING AN ADDRESS

        We will deliver only one copy of this proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement is delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of the proxy statement by contacting us at: 9000 Town Center Parkway, Bradenton, Florida, 34202, Attn: Corporate Secretary, or by contacting us via telephone at (941) 741-4300. Conversely, if multiple shareholders sharing an address receive multiple proxy statement and wish to receive only one, such shareholders can notify us at the address or phone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

        Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

        If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Morrow, our proxy solicitor, toll free at (800) 607-0088.

EXECUTED VERSION

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

TRINET GROUP, INC.,

GIN ACQUISITION, INC.

and

GEVITY HR, INC.

Dated as of March 4, 2009

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	Section 6.04(b)
Acceptable Confidentiality Agreement	Section 6.04(b)
Acquisition Proposal	Section 9.05(a)
Action	Section 3.11
Affected Employees	Section 3.12(a)
Affiliate	Section 9.05(a)
Agreement	Preamble
Alternative Financing	Section 6.18(c)
Antitrust Laws	Section 9.05(a)
Articles of Merger	Section 1.03
Assumed Client Obligations	Section 9.05(a)
Assumed Client Prepayment Obligations	Section 9.05(a)
Authorized Recipients	Section 9.05(a)
Board Recommendation	Recitals
Business Day	Section 9.05(a)
Capitalization Date	Section 3.03(a)
Certificate	Section 2.01(a)
Change of Board Recommendation	Section 6.04(c)
Client	Section 9.05(a)
Client Funds	Section 9.05(a)
Closing	Section 1.02
Closing Date	Section 1.02
COBRA	Section 3.12(h)
Code	Section 3.12(b)
Commitment Letters	Section 4.07
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 2.01(a)
Company Disclosure Letter	ARTICLE III
Company Employees	Section 3.12(a)
Company Material Adverse Effect	Section 9.05(a)
Company Permits	Section 3.07(a)
Company Plan	Section 3.12(a)
Company Preferred Stock	Section 3.03(a)
Company Shareholders' Meeting	Section 6.02
Company Stock Option Plans	Section 3.03(c)
Company Stock Options	Section 3.03(c)
Company Termination Fee	Section 9.05(a)
Computer Software	Section 9.05(a)
Confidentiality Agreement	Section 6.03(b)
Contract	Section 3.06(a)
Customer Information	Section 3.15(g)
Debt Commitment Letter	Section 4.07
DOL	Section 3.12(c)
Effective Time	Section 1.03
Environmental Laws	Section 9.05(a)
Equity Holders	Section 9.08
ERISA	Section 3.12(a)

A-iv

Term	Section
ERISA Affiliate	Section 3.12(b)
ESPP	Section 2.04
Exchange Act	Section 3.06(b)
Exchange Fund	Section 2.02(b)
Existing Credit Agreement	Section 5.01
Expenses	Section 8.03(a)
Expiration Date	Section 8.01(b)
FBCA	Section 1.01
Financing	Section 6.18(a)
Financings	Section 6.18(a)
GAAP	Section 3.08(b)
Governmental Authority	Section 3.06(b)
HSR Act	Section 3.06(b)
Indebtedness	Section 9.05(a)
Indemnified Parties	Section 6.05(a)
Infringe	Section 3.15(b)
Intellectual Property	Section 9.05(a)
Investments	Section 3.03(f)
Investor	Section 4.07
Investor Commitment Letter	Section 4.07
IRS	Section 3.12(a)
Knowledge of Parent	Section 9.05(a)
Knowledge of the Company	Section 9.05(a)
Law	Section 3.06(a)
Leased Properties	Section 3.14(b)
Leases	Section 3.14(b)
Liabilities	Section 3.08(d)
Liens	Section 9.05(a)
Materials of Environmental Concern	Section 9.05(a)
Merger	Recitals
Merger Consideration	Section 2.01(a)
Merger Sub	Preamble
Multiemployer Plan	Section 3.12(b)
Notice Period	Section 6.04(c)(i)
Other Transactions	Section 3.05
Owned Intellectual Property	Section 3.15(c)
Owned Software	Section 3.15(f)
Parent	Preamble
Paying Agent	Section 2.02(a)
PEO Law	Section 9.05(a)
Performance Based Restricted Stock	Section 2.01(e)
Permitted Liens	Section 3.14(b)
Person	Section 9.05(a)
Plans	Section 3.12(a)
Post-Signing Returns	Section 5.02
Privacy Policy	Section 3.15(g)
Proxy Statement	Section 3.06(b)
Purchaser Welfare Benefit Plans	Section 6.06(c)
Representatives	Section 6.03(a)
Restricted Stock	Section 2.01(e)

A-v

Term	Section
Rights Plan	Section 3.22
Scheduled Intellectual Property	Section 3.15(a)
SEC	Section 3.06(b)
SEC Reports	Section 3.08(a)
Securities Act	Section 3.08(a)
Shareholder Approval	Section 3.21(a)
Shares	Section 2.01(a)
SOX Act	Section 3.07(c)
Specified Contract	Section 3.18(b)
Subsidiary	Section 9.05(a)
Superior Proposal	Section 9.05(a)
Surviving Corporation	Section 1.01
Tax Actions	Section 5.02
Tax Returns	Section 9.05(a)
Tax Sharing Agreement	Section 3.16(e)
Taxes	Section 9.05(a)
Termination Date	Section 8.01
Third Party Licenses	Section 3.15(e)
Total Worksite Employees	Section 9.05(a)
Treasury Regulations	Section 9.05(a)
Voting Agreement	Recitals
WARN Act	Section 3.13(c)
Worksite Employee	Section 9.05(a)

A-vi

        AGREEMENT AND PLAN OF MERGER, dated as of March 4, 2009 (this "Agreement"), by and among TriNet Group, Inc., a Delaware corporation ("Parent"), Gin Acquisition, Inc., a Florida corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Gevity HR, Inc., a Florida corporation (the "Company").

        WHEREAS, the board of directors of the Company (the "Company Board") has unanimously determined that the merger, on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company (the "Merger"), is advisable and in the best interest of the Company's shareholders, and has unanimously approved this Agreement;

        WHEREAS, the Company Board has unanimously determined to recommend that this Agreement (including the transactions contemplated by this Agreement) be approved by the Company's shareholders (the "Board Recommendation");

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are entering into a voting agreement with Parent (the "Voting Agreement"); and

        WHEREAS, the respective boards of directors of each of Parent and Merger Sub deem it advisable and in the best interests of their respective shareholders to consummate the Merger, on the terms and subject to the conditions set forth in this Agreement, and such boards of directors have approved this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the "FBCA"), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and (c) the Surviving Corporation shall become a wholly owned subsidiary of Parent.

        Section 1.02.    Closing.    Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Eastern Time, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York on the third Business Day following the date on which the last of such conditions (other than any condition which, by its nature, is to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions)) is satisfied or waived in accordance with this Agreement or at such other time, date or place as Parent and the Company may agree (the date on which the Closing occurs, the "Closing Date").

        Section 1.03.    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file articles of merger (the "Articles of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida or at such subsequent date and time as Merger Sub and the Company shall agree and specify in the Articles of Merger in accordance with the FBCA. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

        Section 1.04.    Effects of the Merger.    The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers, interests and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation, all as provided under the FBCA.

        Section 1.05.    Articles of Incorporation; Bylaws.

          (a)   At the Effective Time, the articles of incorporation of the Company, as the Surviving Corporation, shall be amended and restated in their entirety so as to be identical to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall continue to be Gevity HR, Inc., until such articles are thereafter amended in accordance with the provisions thereof and as provided by Law.

          (b)   At the Effective Time, the bylaws of the Company, as the Surviving Corporation, shall be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall continue to be Gevity HR, Inc., until such bylaws are thereafter amended in accordance with the provisions thereof, the articles of incorporation of the Surviving Corporation and as provided by Law.

        Section 1.06.    Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

        Section 2.01.    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a)    Conversion of Company Common Stock.    Each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b)) shall be cancelled and shall be converted automatically into the right to receive $4.00 (Four Dollars) in cash, without interest (the "Merger Consideration"), payable upon surrender, in the manner provided in Section 2.02, of the certificate (the "Certificate") that formerly evidenced such Share.

          (b)    Cancellation of Treasury Stock and Parent and Merger Sub-Owned Stock.    Each share of Company Common Stock held in the treasury of the Company or held by any direct or indirect wholly owned subsidiary of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and cease to exist without any conversion thereof and no consideration shall be paid with respect thereto.

          (c)    Capital Stock of Merger Sub.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

          (d)    Adjustments.    If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be equitably and proportionately adjusted accordingly, without duplication, to reflect such change.

          (e)    Restricted Stock.    Each Share of restricted Company Common Stock ("Restricted Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without further action of the Company, Parent, Merger Sub or the holder of such restricted Company Common Stock, vest, and become free of all time based vesting and other restrictions, in accordance with its terms, immediately prior to the Effective Time and shall be cancelled, retired and shall cease to exist and shall be converted into the right to receive the Merger Consideration; provided, that all Shares of Restricted Stock subject to performance based vesting conditions (the "Performance Based Restricted Stock") shall be cancelled, retired and cease to exist as of the Effective Time and the holders thereof shall have no right to receive any consideration (including the Merger Consideration) for such cancellation.

          (f)    Options.    The Company Stock Options shall be treated as provided in Section 2.03.

        Section 2.02.    Surrender of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the "Paying Agent") and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which shall be satisfactory to the Company in its reasonable discretion.

          (b)    Exchange Fund.    Immediately following the Effective Time, on the Closing Date, Parent shall provide funds to the Paying Agent in amounts necessary for the payment of the aggregate Merger Consideration payable under Section 2.01(a) upon surrender of Certificates in the manner provided in this Section 2.02. Such funds provided to the Paying Agent, together with any interest and other income resulting from the investment thereof, are referred to as the "Exchange Fund."

          (c)    Payment Procedures.

            (i)    Letter of Transmittal.    Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and (B) instructions for surrendering Certificates.

            (ii)    Surrender of Certificates.    Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Certificate. Any Certificates so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

            (iii)    Unregistered Transferees.    If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered

    Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

            (iv)    No Other Rights.    Until surrendered in accordance with this Section 2.02(c), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration paid upon the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the Shares formerly represented by it.

          (d)    No Further Transfers.    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time.

          (e)    Withholding Rights.    Each of the Paying Agent, the Surviving Corporation, the Company, Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts for Taxes as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation, the Company, Parent or Merger Sub, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation, the Company, Parent or Merger Sub, as the case may be.

          (f)    No Liability.    None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

          (g)    Investment of Exchange Fund.    Parent shall direct the Paying Agent to invest the Exchange Fund in United States Treasury Bills (or an investment portfolio or fund investing only in United States Treasury Bills); provided, that no such investment or loss thereon shall affect the Merger Consideration payable pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in the Exchange Fund in excess of the amounts payable under Section 2.01(a) shall be paid promptly to Parent upon request.

          (h)    Termination of Exchange Fund.    Without limiting Parent's right to receive interest and other income in respect of the Exchange Fund pursuant to Section 2.02(g), any portion of the Exchange Fund that remains unclaimed by the holders of Certificates 180 days after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates who has not complied with this Article II shall look only to Parent for payment of the applicable Merger Consideration (subject to the terms of this Agreement and abandoned property, escheat and other similar Laws).

          (i)    Lost, Stolen or Destroyed Certificates.    If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form and amount reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the applicable Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

        Section 2.03.    Treatment of Company Stock Options.

          (a)   Except as otherwise agreed in writing by Parent and the Company prior to the Effective Time, immediately prior to the Effective Time, all Company Stock Options set forth in Section 3.03(a) of the Company Disclosure Letter, whether or not then exercisable, shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation and as settlement of all rights with respect to any Company Stock Option, the holder thereof shall thereupon be entitled to receive, immediately following the Effective Time, a cash payment, without interest, from Parent in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, reduced by any income or employment Tax required to be withheld with respect to such payment.

          (b)   As of the Effective Time, the Company Stock Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled, other than the right to receive the amount, if any, payable under Section 2.03(a). At and after the Effective Time, no Person shall have any right under the Company Stock Options, the Company Stock Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the amount payable under this Section 2.03.

          (c)   Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including, if applicable, using the Company's reasonable best efforts to obtain any Company Employee consents) that may be necessary to effectuate the provisions of Section 2.03(a), Section 2.03(b) and Section 2.01(e).

          (d)   The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, none of Parent, Merger Sub or the Surviving Corporation will be required to deliver shares of common stock or shares of capital stock of Parent or Merger Sub or any of their Affiliates to any Person pursuant to or in settlement of Company Stock Options at or after the Effective Time.

        Section 2.04.    ESPP.    Prior to the Effective Time, the Company shall take such actions as are necessary or advisable under the Staff Leasing Inc. Employee Stock Purchase Plan (the "ESPP") to provide that (a) on and after the date hereof no new Offering Period (as defined in the ESPP) under the ESPP may be initiated and no new payroll deduction authorizations under the ESPP may be given effect, (b) as of immediately prior to the Effective Time, the ESPP shall be terminated by the Company, and (c) the rights of participants in the ESPP with respect to any Offering Period underway immediately prior to the Effective Time shall be determined by treating the last Business Day prior to the Effective Time as the last day of such Offering Period and, upon the last Business Day prior to the Effective Time, each option to purchase shares of Company Common Stock granted under the ESPP will be automatically exercised, subject to the completion of the Merger, unless a participant of the ESPP withdraws from such offer period. Any remaining cash held in a participant's account under the ESPP after the exercise of the option to purchase shares of Company Common Stock granted under the ESPP on the last Business Day prior to the Effective Time, as set forth in the preceding sentence, shall be distributed to such participant as soon as practicable following the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.04. Each share of Company Common Stock purchased under the ESPP shall be automatically converted into the right to receive the per share Merger Consideration on the same basis as all other Shares, except that each such share shall be automatically converted into the right to receive the per share Merger Consideration without the issuance of a Certificate.

        Section 2.05.    Timing of Equity Rollover.    For the avoidance of doubt, the parties acknowledge and agree that, as provided under the Investor Commitment Letter, the contribution of Shares to Parent pursuant to the rollover commitments shall be deemed to occur immediately prior to the Effective Time and thus, such Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a) but shall be cancelled as provided in Section 2.01(b).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Letter"), which Company Disclosure Letter shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III, and to such other sections of this Article III as would be readily apparent to a third party on the face of such Company Disclosure Letter.

        Section 3.01.    Organization and Qualification.    Each of the Company and its Subsidiaries (a) is a corporation, limited company, limited partnership, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of clause (b), where the failure to have such power and authority has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing (in each instance where such concepts are legally applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 3.02.    Articles of Incorporation and Bylaws.    The Company has made available to Parent a correct and complete copy of the articles of incorporation and the bylaws (or similar organizational documents), each as amended to date, of the Company and each Subsidiary. Such articles of incorporation and bylaws (or similar organizational documents) are in full force and effect.

        Section 3.03.    Capitalization.

          (a)   The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of February 28, 2009 (the "Capitalization Date"), (A) 24,315,420 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (B) 28,669 shares of Company Common Stock were held in the treasury of the Company, (C) no shares of Company Common Stock were held by its Subsidiaries, (D) no shares of Company Preferred Stock were issued and outstanding, (E) 348,563 shares of Company Common Stock were subject to Company Stock Options that have an exercise price per share that is less than or equal to the per share Merger Consideration, (F) 960,229 shares of Company Common Stock were subject to Company Stock Options that have an exercise price per share that is greater than the per share Merger Consideration (G) 226,197 shares of Company Common Stock were Restricted

  Stock (not including Performance Based Restricted Stock), (H) 184,000 shares of Company Common Stock were Performance Based Restricted Stock, and (I) 75,605 shares of Company Common Stock are reserved for issuance pursuant to the ESPP. Since the Capitalization Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date and set forth in Section 3.03(a) of the Company Disclosure Letter, there has been no change in the number of shares of outstanding or reserved capital stock of the Company (including Restricted Stock) or the number of outstanding Company Stock Options. Section 3.03(a) of the Company Disclosure Letter sets forth, as of the Capitalization Date, and as of the date hereof, (i) the number of shares of Company Common Stock subject to each Company Stock Option granted under the Company Stock Option Plans, including the exercise price of each such share, and (ii) the number of shares of Restricted Stock granted under the Company Stock Option Plans.

          (b)   There are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock or equity interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or equity interests of the Company or any Subsidiary, or (iii) equity equivalents, stock appreciation rights or phantom stock, ownership interests in the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(a) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations or rights of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any Subsidiary or to vote or to dispose of any shares of capital stock or equity interests of the Company or any Subsidiary. None of the Company or any Subsidiary is a party to any shareholders' agreement, voting trust agreement or registration rights agreement relating to any equity securities or equity interests of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities or equity interests of the Company or of any Subsidiary. No dividends on the Company Common Stock have been declared or paid from January 1, 2008 through the date of this Agreement. All of the Shares have been issued by the Company in compliance in all material respects with applicable federal, state and local securities Laws. The Company has not issued any Company Stock Options or Shares of Restricted Stock outside of the Company Stock Option Plans. There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company's shareholders may vote.

          (c)   Section 3.03(c) of the Company Disclosure Letter sets forth a correct and complete list of (i) all plans, arrangements and agreements of the Company (the "Company Stock Option Plans") which provide for the issuance of options to purchase shares of Company Common Stock (the "Company Stock Options") or other equity based awards, and (ii) any other stock award or equity based plans, arrangements or agreements of the Company or any Subsidiary. The Company has made available to Parent correct and complete copies of all such plans, arrangements and agreements, and all forms of options and other stock-based awards issued thereunder.

          (d)   All Company Stock Options have an exercise price per share that was not less than the "fair market value" of a share of Company Common Stock on the date of grant, as determined in accordance with the terms of the applicable Company Stock Option Plans and, to the extent applicable, a reasonable interpretation of Sections 162(m), 409A and 422 of the Code. No change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any Governmental Authority or by the Company (directly or indirectly) with respect to the Company's stock option granting practices or other equity compensation practices. The grant date of each Company Stock Option is on or after the date on which such grant was authorized by the Company Board.

          (e)   Each outstanding share of capital stock (or other unit of equity interest) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (where such concepts are legally applicable) and is free of preemptive (or similar) rights, and each such share, unit or other equity interest is owned by the Company, by one or more wholly owned Subsidiaries of the Company, or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. A correct and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 3.03(e) of the Company Disclosure Letter.

          (f)    Section 3.03(f) of the Company Disclosure Letter sets forth a correct and complete list of any and all Persons who are not Subsidiaries but of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the "Investments"). The Company or one or more wholly owned Subsidiaries, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring under any circumstances the Company or any Subsidiary to repurchase, redeem or otherwise acquire the capital stock of any other Person in such Investments, or provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

          (g)   As of the date of this Agreement, the only outstanding Indebtedness for borrowed money of the Company and the Subsidiaries is set forth in Section 3.03(g) of the Company Disclosure Letter.

          (h)   None of the criterion for the vesting of the Performance Based Restricted Stock is, or will be, satisfied at the Effective Time, none of the shares of Performance Based Restricted Stock will vest at the Effective Time and such Performance Based Restricted Stock shall be automatically cancelled without any consideration at the Effective Time.

        Section 3.04.    Minute Books.    The Company has made available to Parent correct and complete copies of the minutes of all meetings of the boards of directors and each committee of the boards of directors of the Company held since January 1, 2006 through December 17, 2008. Such minutes accurately reflect in all material respects the material events and discussions that occurred at such meetings.

        Section 3.05.    Authority Relative to This Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Shareholder Approval and the filing of the Articles of Merger, to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the "Other Transactions"). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or such Other Transactions (other than the Shareholder Approval and the filing of the Articles of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity.

        Section 3.06.    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and, subject to obtaining the Shareholder Approval and the filing of the Articles of Merger, the consummation by the Company of the Merger and the Other Transactions will not, (i) contravene, conflict with, violate or result in a breach of the articles of incorporation or bylaws of the Company (or similar organizational documents of any Subsidiary), correct and complete copies of which have been provided to Parent prior to the date hereof, (ii) assuming that all consents, approvals and other authorizations described in Section 3.06(b) have been obtained and that all filings and other actions described in Section 3.06(b) have been made or taken, contravene, conflict with or violate any U.S. federal, state or local or foreign statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach or violation of, or constitute a default under (with or without notice or lapse of time or both), require consent or result in a loss of a benefit under, give rise to an obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation, including all amendments, modifications and supplements thereto (each, a "Contract"), in each case, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions do not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory, self-regulatory or administrative authority, or any court, agency, commission, tribunal, or judicial or arbitral body or self-regulated entity, whether domestic or foreign, (a "Governmental Authority"), except for (i) applicable disclosure requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval of this Agreement by the Company's shareholders (as amended or supplemented from time to time, the "Proxy Statement"), (iv) any filings required by, and any approvals required under, the rules and regulations of the Nasdaq, (v) any consents, approvals, authorizations or permits of, or filings or registrations with or notifications to, any Governmental Authority required by any PEO Law and set forth in Section 3.06(b)(v) of the Company Disclosure Letter (except for such consents, approvals, authorizations, permits, filings and notifications required to be given or made after the Effective Time), (vi) the filing of the Articles of Merger as required by the FBCA and (vii) such other consents, approvals, authorizations or permits of, or filings or registrations with or notifications to, any Governmental Authority that if not obtained or made would not be material to the Company or Parent or materially adversely affect the ability of the parties to consummate the Merger on the terms set forth herein and within the timeframe in which the Merger would otherwise be consummated in the absence of the need for such consent, authorization, permit, filing, approval, notifications or registration.

        Section 3.07.    Permits; Compliance with Laws.

          (a)   Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and all Company Permits are in full force and effect, in each case except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no default or violation has occurred under any Company Permit and no notice of a default or violation thereof has been received from any Governmental Authority. Neither the Company nor any Subsidiary has received any notification from any Governmental Authority revoking, suspending or cancelling, or threatening to revoke, suspend or cancel, any such Company Permit, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

          (b)   Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and each Subsidiary is, and at all times since January 1, 2006, has been, in compliance with all Company Permits and all Laws applicable to such Person or by which any property or asset of such Person is bound or affected, and has not received notice of any violation of any such Law.

          (c)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "SOX Act") with respect to the SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the SOX Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the SOX Act since the enactment of the SOX Act. To the Knowledge of the Company, the Company's independent registered public accounting firm and the Company's principal executive officer and principal financial officer will be able to give, without qualification, the certificates and attestations required pursuant to the SOX Act when due.

          (d)   The Company has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer, (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation and (iv) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company's internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

          (e)   The Company has disclosed, based on the most recent evaluations, to the Company's independent registered public accounting firm and the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Since January 1, 2006, the Company has not received any complaint, allegation, assertion or claim that the Company has engaged in unlawful accounting or auditing practices. The Company is in compliance with the applicable listing and other rules and regulations of the Nasdaq.

        Section 3.08.    SEC Filings; Financial Statements; Undisclosed Liabilities.

          (a)   The Company has timely filed with the SEC all forms, reports, statements, schedules, certifications and other documents (including exhibits) required to be filed by it with the SEC since January 1, 2006 (collectively, the "SEC Reports"). The SEC Reports (including any documents or information incorporated by reference therein and including any financial statements or schedules included therein) (i) at the time they were filed complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the SOX Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected at least three Business Days prior to the date hereof by a subsequently filed SEC Report. No Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certification or other document with the SEC, any foreign Governmental Authority that performs a similar function to that of the SEC or any securities exchange or quotation system. The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since January 1, 2006 through the date of this Agreement.

          (b)   Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports complied in all material respects with the applicable accounting requirements and rules and regulations of the SEC, was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor form under the Exchange Act) and fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments). All of the Subsidiaries are consolidated for accounting purposes. Except as reflected in the financial statements included in the SEC Reports as of December 31, 2007 or otherwise disclosed in the SEC Reports filed at least five Business Days prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act).

          (c)   The Company has not had any material dispute with Deloitte & Touche LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in any restatement of the financial statements of the Company and its Subsidiaries. Without limiting the generality of the foregoing, Deloitte & Touche LLP has not resigned nor been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which materially impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied on. No investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

          (d)   Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2007, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, neither the Company nor any Subsidiary has any material liability or obligation of any nature (whether accrued, absolute, contingent, inchoate or otherwise) (collectively, "Liabilities"), except for Liabilities to the extent fully and adequately disclosed in any SEC Report filed at least three Business Days prior to the date hereof or incurred in the ordinary course of business and in a manner consistent with past practice since December 31, 2007.

        Section 3.09.    Affiliate Transactions.    Except as set forth in the SEC Reports filed at least three Business Days prior to the date hereof, there are no transactions, Contracts, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

        Section 3.10.    Absence of Certain Changes or Events.    From December 31, 2007 through the date of this Agreement, there has not occurred any Company Material Adverse Effect or any event, circumstance, development, occurrence, change or effect that would reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2007, and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and (b) except as set forth in the SEC Reports filed at least three Business Days prior to the date hereof, neither the Company nor any Subsidiary has taken any action or agreed to take any action that would have been prohibited by Section 5.01(e), Section 5.01(h), Section 5.01(j), Section 5.01(l), Section 5.01(n), Section 5.01(q) or Section 5.01(s) had this Agreement been in effect during such period.

        Section 3.11.    Absence of Litigation.    There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an "Action") pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary, or affecting any property or asset of the Company or any Subsidiary, by or before any Governmental Authority or arbitrator which has had or, if adversely determined would reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of, or, to the Knowledge of the Company, any continuing investigation by, any Governmental Authority, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 3.12.    Employee Benefit Plans.

          (a)   Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA")), (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other material employee benefit plans, programs, policies, agreements or arrangements, including any material deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, whether or not subject to ERISA, or actual or contingent that (A) is maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates as of the date of this Agreement for the benefit of current employees of the Company or any of its ERISA Affiliates (other than Worksite Employees) (the "Company Employees"), former Company Employees or their beneficiaries, consultants or directors of the Company or Worksite Employees (collectively, the "Affected Employees"), or (B) was previously maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates for the benefit of the Affected Employees or their beneficiaries and with respect to which the Company has or, to the Knowledge of the Company, would reasonably be expected to have any Liability as of the date of this Agreement (the "Plans"). With respect to each Plan maintained, sponsored or contributed to by the Company or the Subsidiaries which are ERISA Affiliates (each, a "Company Plan"), the Company has provided to Parent a correct and complete copy (where applicable) of (1) each such Plan document (or, where such Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (2) each trust or funding arrangement maintained in connection with each such Plan, (3) the three most recently filed annual reports on Internal Revenue Service (the "IRS") Form 5500 or any other annual report required by applicable Law, as applicable, (4) the most recently received IRS determination letter for each such Plan, (5) the three most recently prepared actuarial reports and financial statements in connection with each such Plan, as applicable, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any Affected Employee concerning the benefits provided under any such Plan and (7) any other documents in respect of any such Plan reasonably requested by Parent.

          (b)   None of the Company or any other Person or entity that, together with the Company, is, was or, to the Knowledge of the Company, would reasonably be expected to be treated as a single employer under Section 414(b), (c) or (m) of the United States Internal Revenue Code of 1986 (the "Code") as in effect on the date of this Agreement (each, together with the Company, an "ERISA Affiliate"), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored or maintained, or has continuing Liability (contingent or otherwise) in respect of (i) a defined benefit pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan").

          (c)   (i) Each Company Plan has been maintained and operated in material compliance with its terms and applicable Law, including ERISA, the Code, COBRA and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, (ii) with respect to each Company Plan, all material reports, returns, notices and other material documentation that are required to be timely filed with or furnished to the IRS, the United States Department of Labor (the "DOL") or any other Governmental Authority, or to the participants or beneficiaries of such Plan have been filed or furnished on a timely basis, (iii) each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and to the Knowledge of the Company no facts or circumstances exist which would reasonably be expected to cause the loss of such qualification or exemption.

          (d)   With respect to any Company Plan, (i) no material Liens or Actions (other than routine claims for benefits in the ordinary course) have been filed or are pending against the Company or any Company Plan or, to the Knowledge of the Company, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the DOL or the IRS, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, is, to the Knowledge of the Company, pending, in progress or threatened, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

          (e)   To the Knowledge of the Company, neither the Company nor any Subsidiary which is an ERISA Affiliate has engaged in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving a Plan. To the Knowledge of the Company, no fiduciary has any material Liability for breach of fiduciary duty or any material liability for any other failure to act or comply with the material requirements of ERISA in connection with the administration or investment of the assets of any Company Plan.

          (f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Affected Employee, (ii) increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in any payment including severance, that would be considered an "excess parachute payment" within the meaning of Section 280G of the Code and the regulations and guidance promulgated thereunder, or (v) to the Knowledge of the Company, result in any payment that may not be fully deductible as a result of Section 162(m) of the Code. None of the Company or any Subsidiary is a party to any Contract, arrangement, agreement or plan pursuant to which it is bound to compensate any Person for any excise or other additional Taxes pursuant to Section 409A or 4999 of the Code.

          (g)   All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan or applicable Law (including 29 C.F.R. Section 2510.3-102), as of the date hereof have in all material respects been timely made or accrued.

          (h)   Except for the continuation coverage requirements under Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" or applicable state laws and except for benefits provided with the sole cost to be borne by an Affected Employee, the Company has no obligation to provide benefits to current or former Affected Employees or their respective employees (including Worksite

  Employees) or their respective dependents following termination of employment under any of the Plans that are employee welfare benefit plans.

          (i)    Each Plan that is a pension plan, within the meaning of Section 3(2) of ERISA, that is intended to be qualified under Section 401(a) of the Code either (i) has been maintained in all material respects as a multiple employer plan (as that term is defined in Section 413(c) of the Code) from and after May 13, 2002, or (ii) has been the subject of timely and appropriate remedial action taken in accordance with IRS Revenue Procedure 2002-21.

          (j)    To the extent that the Company has reasonably determined that any Company Plan constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Code, such Company Plan has been operated in material compliance with Section 409A of the Code and applicable Law. To the Knowledge of the Company, no Company Stock Option outstanding as of the date hereof provides for a deferral of compensation subject to Section 409A of the Code.

        Section 3.13.    Labor and Employment Matters.

          (a)   Section 3.13(a) of the Company Disclosure Letter contains a correct and complete list of all of the Company Employees (with name redacted) who earn at least $85,000 per year, together with each such Company Employee's title or job description, work location, and annualized salary or hourly wage rate.

          (b)   Neither the Company nor any Subsidiary is, or at any time has been, a party to any collective bargaining agreement or other labor union agreements applicable to Company Employees, nor is any such collective bargaining agreement being negotiated, nor, to the Knowledge of the Company, are there any Company Employees represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Company Employees. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no work stoppage or labor strike against the Company or any Subsidiary is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, the Company and its Subsidiaries (i) have no material direct Liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee, (ii) are in material compliance with a reasonable interpretation of all applicable and foreign, federal, state and local Laws respecting employment, employment practices, labor relations, employment discrimination, safety, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, and (iii) have not received any written remedial order or notice of offense under any applicable and material occupational health and safety Law alleging any material Liability.

          (c)   The Company has not incurred, and does not reasonably expect to incur, any Liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the "WARN Act"), or any similar state or local Law which remains unsatisfied.

          (d)   To the Knowledge of the Company, there is no unfair labor practice charge or complaint against the Company involving or related to Company Employees pending or threatened, before the National Labor Relations Board or any court.

          (e)   The Company and each of its Affiliates are in material compliance with a reasonable interpretation of all applicable federal, state, local and foreign Laws concerning the employer-employee relationship with respect to Worksite Employees. Except as has not had, and would not result in a material Liability, there are no pending, or to the Knowledge of the Company, threatened, Actions, filed by Worksite Employees against the Company or any of its Affiliates concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, or equal employment or human rights violations regarding a legally protected classification, (ii) unfair labor practices, (iii) grievances or arbitrations pursuant to current or expired collective bargaining agreements, (iv) occupational safety and health, (v) workers' compensation (vi) wrongful termination, negligent hiring, invasion of privacy or defamation, or (vii) immigration Law.

        Section 3.14.    Real Property.

          (a)    Owned Properties.    Neither the Company nor any Subsidiary owns, or at any time within the past six years has owned, any real property.

          (b)    Leased Properties.    Section 3.14(b) of the Company Disclosure Letter sets forth by address a correct and complete list of the real property leased, subleased, licensed, used or occupied by the Company or any Subsidiary (collectively, the "Leased Properties"), with any guaranty given by the Company or any Subsidiary in connection therewith. The Company or one of its Subsidiaries has a valid leasehold interest in all of the Leased Properties, free and clear of all Liens, except (i) Liens for current Taxes and assessments not yet past due, (ii) inchoate mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries that, taken as a whole, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect (collectively, the "Permitted Liens"). Correct and complete copies of all Contracts under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies the Leased Properties (the "Leases") have been provided to Parent. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable Lease relating thereto and Permitted Liens, and (B) the Leases are in full force and effect, all rent and other sums and charges payable by the Company or one of its Subsidiaries as tenant or subtenant thereunder are current, no notice of default or termination is outstanding, no termination event or condition or uncured default on the part of the Company or one of its Subsidiaries or, to the Knowledge of the Company, the landlord, exists or has occurred, and no event has occurred and no condition exists which, with the giving of notice, the lapse of time or both, would constitute such a default or termination event or condition.

          (c)   The Leased Properties constitute all of the real property and interests in real property used by the Company or its Subsidiaries in connection with the businesses of the Company and its Subsidiaries, respectively.

        Section 3.15.    Intellectual Property.

          (a)   Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all registered trademarks and registered service marks, trademark and service mark applications, copyright registrations, patents and patent applications and domain name registrations currently owned by the Company and its Subsidiaries (collectively, the "Scheduled Intellectual Property") and all material Third Party Licenses. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each registration and application for registration for the Scheduled Intellectual Property has been duly registered or applied for with the U.S. Patent and Trademark Office, U.S. Copyright Office, or other appropriate or equivalent Governmental Authority in other jurisdictions, all registrations and applications for registration for the Scheduled Intellectual Property are in full force and effect and applications, renewals and other similar fees for the Scheduled Intellectual Property have been properly paid and are current. There are no actual or, to the Knowledge of the Company, threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership by the Company or its Subsidiaries of any item of the Scheduled Intellectual Property.

          (b)   Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (i) the Company and its Subsidiaries own or have a valid right to use, pursuant to a license agreement, all material Intellectual Property used in, or necessary for, the operation of the business of the Company and the Subsidiaries as currently conducted, free and clear of all Liens, (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate ("Infringe") any Intellectual Property right of any third party, and (iii) no claim or demand has been given in writing to the Company or any Subsidiary that the operation of the business of the Company or any Subsidiary as currently conducted Infringes the Intellectual Property rights of any third party.

          (c)   Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to the Intellectual Property rights that are owned by the Company or any of its Subsidiaries (except for portions thereof that consist of third party products licensed to the Company or its Subsidiaries from others), including the Scheduled Intellectual Property, (collectively, the "Owned Intellectual Property"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use the Owned Intellectual Property in the current operation of its respective business. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the Knowledge of the Company, no Person is engaged in any activity that Infringes any material item of the Owned Intellectual Property.

          (d)   The Company and its Subsidiaries are taking commercially reasonable actions to protect, preserve and maintain all material items of the Owned Intellectual Property and to maintain the confidentiality and secrecy of material confidential information, trade secrets and proprietary information owned or used by the Company and its Subsidiaries, including causing all current employees and consultants to enter into non-disclosure agreements. To the Knowledge of the Company, (i) there has not been an unauthorized disclosure of any material confidential information, trade secrets or proprietary information (including Customer Information) owned or used by the Company or any Subsidiary, (ii) there has not been any breach of the Company's or any Subsidiary's information security procedures wherein any such information has been disclosed without authorization to a third Person, (iii) the Company and its Subsidiaries have complied with applicable contractual and legal requirements pertaining to information privacy and security (including the requirements under each Privacy Policy), and (iv) no complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made against the Company or any Subsidiary.

          (e)   To the Knowledge of the Company, the Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid, effective written or published license agreements (collectively, the "Third Party Licenses") that will allow the continued use after Closing, without the need to obtain any consent or authorization, of such Intellectual Property under license agreements that require annual payments of more than $500,000 or aggregate payments of more than $1,000,000, consistent with the past practices of the Company and its Subsidiaries.

          (f)    Section 3.15(f) of the Company Disclosure Letter sets forth a correct and complete list of all material Computer Software used by the Company or the Subsidiaries in the operation of the business of the Company and the Subsidiaries as currently conducted (other than retail-available off-the-shelf software having a license or annual subscription fee at or below $5,000.00). With respect to all material Computer Software owned by the Company or its Subsidiaries (the "Owned Software"), the Company or a Subsidiary is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Software. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has disclosed source code for Owned Software to a third party outside of the scope of a written agreement that reasonably protects the Company's or its Subsidiary's rights in such source code. To the Knowledge of the Company, no Person other than the Company and the Subsidiaries is in possession of, or has rights in, any source code for Owned Software. Other than pursuant to agreements entered into in the ordinary course of business, no Person other than the Company and its Subsidiaries has any rights to use any Owned Software.

          (g)   The Company and each of its Subsidiaries has a published privacy policy (each, a "Privacy Policy") regarding the collection and use of information, including non-public financial information, from customers and other parties (the "Customer Information"), that discloses the manner and methods by which it collects, uses and discloses Customer Information. The consummation of the transactions contemplated by this Agreement will not violate the Privacy Policy of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has adopted an information security program designed to protect Customer Information and has adopted commercially reasonable security measures and safeguards to protect the Customer Information from illegal or unauthorized access.

        Section 3.16.    Taxes.

          (a)   The Company and the Subsidiaries have (i) timely filed or caused to be filed (taking into account any extension of time to file validly granted or obtained) all income and other material Tax Returns required to be filed by or with respect to them, and such Tax Returns are true, correct and complete in all material respects, (ii) timely paid in full all Taxes due and payable (whether or not shown due on any Tax Return), except to the extent that such Taxes are immaterial in amount or are being contested in good faith, and made adequate provision in accordance with GAAP on the Company's most recent financial statements filed with the SEC, for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending before the date of such financial statements, (iii) not, since the date of such financial statements, incurred any Liability for Taxes outside the ordinary course of business consistent with past practices, (iv) complied in all material respects with their obligations to withhold Taxes from payments to employees, independent contractors, creditors, shareholders, and other third parties and to pay over such withheld Taxes in a timely manner to the appropriate Governmental Authority, and (v) complied in all material respects with all Tax information reporting provisions under applicable Laws.

          (b)   The Company has delivered or otherwise made available to Parent correct and complete copies of (i) all federal income and other material Tax Returns filed for fiscal years 2007 and 2006 and (ii) all material examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

          (c)   No deficiency for any material Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Subsidiary, except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith by appropriate proceedings. No Governmental Authority has given notice in writing of its intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries.

          (d)   (i)    No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any income or other material Taxes due from or with respect to the Company or any of its Subsidiaries. No claim in writing has been made in the last seven years against the Company or any of its Subsidiaries by any Governmental Authority in a

  jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

            (ii)   Neither the Company nor any Subsidiary has waived any statute of limitations regarding Taxes or Tax Returns or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than waivers and extensions which are no longer in effect) and no request for any such waiver or extension is currently pending. There are no powers of attorney currently in effect with respect to any Tax matter of the Company or any Subsidiary.

          (e)   Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise and (iii) is a party to any indemnification, allocation or sharing agreement or other arrangement (a "Tax Sharing Agreement") with respect to Taxes (other than agreements among the Company and its Subsidiaries).

          (f)    There are no Liens for Taxes upon the assets or properties of the Company or the Subsidiaries, except for statutory Liens for current Taxes not yet due.

          (g)   Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (h)   Any adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Tax authorities, has been so reported.

          (i)    Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Tax authority.

          (j)    Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) or (ii) a "confidential corporate tax shelter" within the meaning of Treasury Regulation Section 301.6111-2(a)(2).

          (k)   Neither the Company nor any of the Subsidiaries will be required to include in a taxable period ending after the Closing Date a material amount of taxable income attributable to income that accrued in a taxable period that ended prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

        Section 3.17.    Environmental Matters.    Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (a) to the Knowledge of the Company, there is no release, and there has not been any release, of Materials of Environmental Concern that requires response action under applicable Environmental Law at, on or under any of the properties currently or formerly owned, leased or operated by the Company or any of the Subsidiaries, (b) there are no written claims or notices pending or, to the Knowledge of the Company, issued to or threatened against the Company or any of the Subsidiaries alleging violations of or Liability under any Environmental Law or otherwise concerning the release or management of Materials of Environmental Concern, and (c) to the Knowledge of the Company, there are no events, conditions or circumstances that have resulted in, or are reasonably likely to result in, obligations or Liability pursuant to Environmental Laws.

        Section 3.18.    Specified Contracts.

          (a)   (i) Each Specified Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or such Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity, (ii) to the Knowledge of the Company, each Specified Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity, (iii) neither the Company nor any of its Subsidiaries is, and, to the Knowledge of the Company, no counterparty is, in breach or violation of, or in default under, any Specified Contract, (iv) neither the Company nor any of its Subsidiaries has received any claim of default under any Specified Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Specified Contract, (v) neither the Company nor any of its Subsidiaries has received any written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty to any Specified Contract, and (vi) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both), except, with respect to clauses (i) through (vi), in the case of any Specified Contract, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

          (b)   For purposes of this Agreement, the term "Specified Contract" means any of the following Contracts (together with all exhibits, schedules and amendments thereto) to which the Company or any Subsidiary is a party:

              (i)  any limited liability company agreement, joint venture or other similar agreement or arrangement with respect to any material business of the Company and the Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a wholly-owned Subsidiary;

             (ii)  any Contract or Contracts relating to or evidencing Indebtedness in an amount in excess of $500,000, individually or in the aggregate;

            (iii)  any Contract filed or required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.12(a) of the Company Disclosure Letter;

            (iv)  any Contract that purports to limit the right of the Company or the Subsidiaries or any Affiliate of the Company (A) to engage or compete in any line of business, (B) to compete with any Person or operate in any location or (C) to solicit or hire any employee or consultant, other than the Company's forms of professional services agreements and other confidentiality agreements entered into with other persons in connection with potential Acquisition Proposals;

             (v)  any Contract that (A) contains most favored customer pricing provisions with any third party (other than Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in the case of each of (A) and (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

            (vi)  any Contract entered into after January 1, 2006, or has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $500,000 individually;

           (vii)  any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, "earn-out" or other contingent payment obligations;

          (viii)  any Contract that, individually or in the aggregate, would, or would reasonably be expected to, prevent, materially delay or materially impede the Company's ability to consummate the transactions contemplated by this Agreement;

            (ix)  any Contracts containing minimum purchase conditions in excess of $500,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company or its Subsidiaries, or any customer, licensee or lessee thereof;

             (x)  any material Intellectual Property license under which the Company or any Subsidiary is a licensor or licensee and that involves annual payments of more than $500,000 or aggregate payments of more than $1,000,000;

            (xi)  any Contract of the type specified in Section 5.01(o) or between or among the Company or a Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or any Subsidiary), on the other hand, that involves amounts of more than $500,000;

           (xii)  any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell, as applicable, any ownership interests of any Person;

          (xiii)  any Contract with any customer of the Company or any Subsidiary providing for annual payments to the Company and its Subsidiaries in excess of $500,000;

          (xiv)  any Contract involving annual revenues to the business of the Company in excess of one percent (1%) of the Company's annual revenues; and

           (xv)  any Lease and any Contract leasing, subleasing, licensing or otherwise granting to any Person any right to occupy or possess any part of the Leased Properties.

          (c)   A correct and complete list of the Specified Contracts referred to in subsections (b)(i) through (b)(xv) above is set forth in Section 3.18(b) of the Company Disclosure Letter. The Company has made available to Parent correct and complete copies of each Specified Contract, other than the Company's professional services agreements, which professional services agreements are consistent in all material respects with the forms of professional services agreements previously made available to Parent.

        Section 3.19.    Insurance.    Section 3.19 of the Company Disclosure Letter sets forth a correct and complete list of all material insurance policies owned or held by the Company and each Subsidiary. With respect to each such insurance policy, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

        Section 3.20.    Board Approval; Anti-Takeover Statutes.

          (a)   The Company Board by resolutions duly adopted at a meeting duly called and held, which resolutions, subject to Section 6.04, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way, has by unanimous vote of those directors present (who constitute 100% of the directors then in office duly elected) (i) adopted this Agreement and approved the Merger, the Other Transactions and the Voting Agreement and the transactions contemplated by the Voting Agreement, and declared the advisability of the Merger Agreement, the Merger and the Other Transactions and (ii) recommended that the shareholders of the Company approve this Agreement and directed that this Agreement be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting.

          (b)   Assuming the accuracy of Section 4.09, Sections 607.0901 and 607.0902 of the FBCA do not and shall not apply to the Merger, this Agreement, the Other Transactions, the Voting Agreement or the transactions contemplated thereby, nor will any shares directly or indirectly beneficially owned by Parent or its Affiliates as of the date hereof or subject to the Voting Agreement be subject to Section 607.0902 of the FBCA. To the Knowledge of the Company, no other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover Law enacted under state or federal Laws in the United States applicable to the Company is applicable to the Merger, this Agreement, the Other Transactions, the Voting Agreement or the transactions contemplated thereby. The Company has taken all necessary action so that none of Sections 607.0901 and 607.0902 of the FBCA or, to the Knowledge of the Company, any other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover Law shall apply to the execution and delivery of this Agreement or the Voting Agreement or the consummation of the Merger, the Other Transactions or the transactions contemplated by the Voting Agreement.

        Section 3.21.    Vote Required; Appraisal Rights.

          (a)   The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement or consummate the Merger or the Other Transactions is the affirmative vote of the holders of a majority of the then outstanding shares of Company Common Stock in favor of the approval of this Agreement (the "Shareholder Approval").

          (b)   No holder of Shares nor any other Person will have any appraisal or dissenters' rights with respect to any Shares, pursuant to the FBCA, including pursuant to Section 607.1302(2)(d) of the FBCA, or any other provision of Law, in connection with the Merger, the Other Transactions or the approval of this Agreement.

        Section 3.22.    Rights Agreement.    The Company has made available to Parent a correct and complete copy of the Rights Agreement, dated as of April 23, 2002, by and between the Company and American Stock Transfer & Trust Company, as amended by the First Amendment and Supplement to Rights Agreement, dated as of March 5, 2003, and the Second Amendment and Supplement to Rights

Agreement, dated as of June 6, 2003, including all exhibits thereto (as amended, the "Rights Plan"). The Company has taken all necessary action so that neither the execution and delivery of this Agreement or the Voting Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) cause the rights granted under the Rights Plan to become exercisable, (b) cause any Person to become an "Acquiring Person" (as defined in the Rights Plan) or (c) give rise to a "Distribution Date" or a "Triggering Event" (each as defined in the Rights Plan) under the Rights Plan.

        Section 3.23.    Opinion of Financial Advisor.    The Company Board has received the opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than those shareholders specifically identified in such opinion) is fair, from a financial point of view, to such holders. A correct and complete signed copy of the written opinion will be delivered to Parent, solely for informational purposes, promptly after the date hereof.

        Section 3.24.    Brokers.    Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has provided to Parent a correct and complete copy of the engagement letter between the Company and Credit Suisse Securities (USA) LLC.

        Section 3.25.    Certain Insurance Matters.    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has accepted, either directly or indirectly, any commissions from any insurance carrier from whom the Company or any Subsidiary has secured a master policy for the purpose of providing insurance coverage to customers of the Company or any Subsidiary and the employees of such customers (including Worksite Employees). Neither the Company nor any of its Subsidiaries has an ownership interest in any insurance agency. Neither the Company nor any of its Subsidiaries has received any written stop-work order from any state insurance regulator due to the failure of the Company or any Subsidiary, or of a customer of the Company or any Subsidiary, to maintain proper workers' compensation coverage. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been the subject of any investigation or inquiry by any state insurance regulator concerning the sales practices of the Company or any Subsidiary.

        Section 3.26.    Certain Workers' Compensation Matters.

          (a)   To the Knowledge of the Company, each customer of the Company or any Subsidiary that elects not to be covered by workers' compensation coverage secured by the Company satisfies all of the material conditions set forth in the applicable professional services agreement executed between the Company or such Subsidiary and such customer, including the following: (i) such customer secures and maintains workers' compensation insurance to cover Worksite Employees in compliance with applicable Law, (ii) workers' compensation insurance secured by such customer has a minimum limit of $1,000,000 for employers' liability, and (iii) the workers' compensation insurance secured by such customer names the Company as a certificate holder and is endorsed in favor of the Company as an "alternate employer" or "labor contractor."

          (b)   Section 3.26(b) of the Company Disclosure Letter sets forth a correct and complete description of each separate program utilized by the Company to provide workers' compensation insurance coverage for Worksite Employees since January 1, 2003, including for each program a description of (i) the primary workers' compensation insurance coverage under such program, (ii) any deductible, self-insured or loss sensitive aspect of such program, (iii) any reinsurance for such program, (iv) the use of captive insurers in connection with such program, (v) funding of such program, and (vi) any security or collateral posted in connection with such program.

        Section 3.27.    Client Funds.

          (a)   The Company and its Subsidiaries have paid in a timely manner to: (i) the applicable Tax authorities all material amounts that are required to be paid to such authorities on behalf of their Clients and Worksite Employees in respect of all taxable periods or portions thereof prior to the date of this Agreement, and (ii) the applicable regulatory authorities and Authorized Recipients all material amounts that are required to be paid to such authorities and Authorized Recipients on behalf of Clients and Worksite Employees in respect of all payroll periods then ended, in each case, except to the extent that any failure to pay such amount to such authorities was caused solely by the failure of the Client to provide accurate data to the Company and its Subsidiaries. The Company and its Subsidiaries have timely filed with (A) the applicable Tax authorities all material Tax Returns that are required to be filed with respect to Client Funds and (B) applicable regulatory authorities and Authorized Recipients all material filings, if any, that are required to be filed in connection with the Client Funds, except to the extent that any failure to timely file such Tax Returns or make such filings with such authorities or Authorized Recipients was caused solely by the failure of the Client to provide in a timely manner the information necessary to make such filings.

          (b)   Section 3.27(b) of the Company Disclosure Letter contains a true and correct list as of as of the date hereof of penalties and interest relating to assessments with respect to payroll Tax Returns filed on behalf of the Clients or its Subsidiaries which, at the time the Company received notice of such assessments, were deemed individually to represent potential exposure to the Company and Subsidiaries, or their Clients, in excess of $250,000. Section 3.27(b) of the Company Disclosure Letter contains a true and correct list as of the date hereof, of the Assumed Client Prepayment Obligations with respect to the specific clients set forth on Section 3.27(b) of the Company Disclosure Letter.

        Section 3.28.    No Other Representations or Warranties.    Except for the representations and warranties made in or pursuant to this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial conditions, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Company that:

        Section 4.01.    Corporate Organization.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Sub from performing its obligations under this Agreement.

        Section 4.02.    Articles of Incorporation and Bylaws.    Each of Parent and Merger Sub has made available to the Company a correct and complete copy of its articles of incorporation and bylaws, each as amended to date. Such articles of incorporation and bylaws are in full force and effect.

        Section 4.03.    Authority Relative to this Agreement.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate actions on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity.

        Section 4.04.    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger will not, (i) contravene, conflict with, violate or result in a breach of the respective articles of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 3.06(b) and Section 4.04(b) have been obtained and that all filings and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to either Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of either Parent or Merger Sub pursuant to any Contract to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or any of their respective properties or assets is bound or affected, except, with respect to clauses (i) through (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Sub from performing their material obligations under this Agreement.

          (b)   Assuming the accuracy of Section 3.06(b), the execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the FBCA and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Sub from performing its material obligations under this Agreement and (v) such other consents, approvals, authorizations or permits of, or filings or registrations with or notifications to, any Governmental Authority that if not obtained or made would not be material to the Company or Parent or materially adversely affect the ability of the parties to consummate the Merger on the terms set forth herein and within the timeframe in which the Merger would otherwise be consummated in the absence of the need for such consent, authorization, permit, filing, approval, notifications or registration.

        Section 4.05.    Absence of Litigation.    There is no Action pending or, to the Knowledge of Parent, threatened, against either Parent or Merger Sub before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. Neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger.

        Section 4.06.    Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

        Section 4.07.    Financing.    Parent has delivered to the Company true, correct, complete and executed copies of (i) the debt commitment letter, dated March 3, 2009 (the "Debt Commitment Letter") with Comerica Bank to provide debt financing and (ii) the commitment letter, dated March 4, 2009 (the "Investor Commitment Letter" and together with the Debt Commitment Letter, the "Commitment Letters") from General Atlantic Partners 86, L.P. ("Investor") to provide equity and debt financing. As of the date hereof, none of the Commitment Letters has been amended or modified, and none of the respective commitments contained in the Commitment Letters has been withdrawn, terminated or rescinded in whole or in part. As of the date hereof, the Investor Commitment Letter is in full force and effect and, to the Knowledge of Parent, the Debt Commitment Letter is in full force and effect. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount provided for in the Commitment Letters other than as specified in the Commitment Letters. Assuming the accuracy of the representations and warranties of the Company contained herein, as of the date hereof, neither Parent nor Merger Sub reasonably expects any of the conditions set forth in the Commitment Letters will not be satisfied. The aggregate proceeds contemplated by the Commitments, together with other funds to which Parent and/or Merger Sub have immediate access, will be sufficient for Parent and/or Merger Sub to (a) pay the Merger Consideration and the fees and expenses of Parent and Merger Sub related to the Merger and (b) pay fees and expenses related to the financings provided for in the Commitment Letters.

        Section 4.08.    Brokers.    The Company will not be responsible for any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Parent or Merger Sub.

        Section 4.09.    Ownership of Company Common Stock; Affiliates and Associates.    Neither Parent, Merger Sub nor any of their respective subsidiaries is an "interested shareholder" of the Company or an "associate" or "affiliate" of any "interested shareholder" of the Company (as such terms are defined in Section 607.0901 of the FBCA).

        Section 4.10.    No Other Representations or Warranties.    Except for the representations and warranties made in or pursuant to this Agreement, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or Merger Sub or their respective businesses, affairs, assets, liabilities, financial conditions, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent or Merger Sub.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

        Section 5.01.    Conduct of Business by the Company Pending the Merger.    The Company agrees that, between the date of this Agreement and the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) to the extent Parent otherwise consents in writing (which consent shall not be unreasonably withheld), the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to maintain capital expenditure levels consistent with past practices, to keep available the services of its present officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except (w) as expressly contemplated by this Agreement, (x) as set forth in Section 5.01 of the Company Disclosure Letter, (y) as required by applicable Law or (z) to the extent Parent otherwise consents in writing (which consent shall not be unreasonably withheld only in relation to clauses (e)(v), (e)(vi), (i), (j), (n), (o) and (p) of this Section 5.01), the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following:

          (a)   amend or otherwise change the articles of incorporation or bylaws of the Company, or such similar organizational or governing documents of the Subsidiaries;

          (b)   issue, deliver, sell, transfer, dispose of, pledge or encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or equity interests, voting securities or convertible securities, other than the issuance of shares of Company Common Stock issuable upon the exercise of Company Stock Options outstanding on the date hereof and set forth in Section 3.03(a) of the Company Disclosure Letter;

          (c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other wholly owned Subsidiary, except for the Company's regular quarterly dividend not in excess of $0.05 per share to be declared in March 2009 or April 2009 and paid thereafter to the shareholders of the Company (with no subsequent regular or special dividends to be declared or paid thereafter);

          (d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or equity interests of the Company or any Subsidiary;

          (e)   (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business or business organization, any division or business unit thereof or any material assets, (ii) incur, create, assume, modify, amend or otherwise become liable for any Indebtedness (whether pursuant to existing Contracts or otherwise) or other material Liability or issue any debt securities or any right to acquire debt securities or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other Person; provided, however, that the Company may borrow money under the existing Amended and Restated Credit Agreement, dated as of August 30, 2006, as amended through the date hereof, among the Company, Bank of America, N.A., as administrative agent and the other parties thereto (the "Existing Credit Agreement"), in the ordinary course of business consistent with past practice; (iii) enter into any new line of business, (iv) make any loans, advances or capital contributions to, or investments in, Persons other than wholly owned Subsidiaries, (v) sell, lease, license, encumber or otherwise dispose of or transfer (by merger, consolidation, sale of stock or assets or otherwise) any of its assets with an aggregate value in excess of $100,000, or (vi) other than in connection with the ordinary course settlement of disputes with customers, accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose off, in full or in part, any accounts receivable owed to the Company or its Subsidiaries, with or without recourse, including any rights or claims associated therewith;

          (f)    make or commit to make any capital expenditure, other than in respect of those capital expenditure projects that are incurred in the ordinary course of business and that are set forth in Section 5.01(f) of the Company Disclosure Letter;

          (g)   adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

          (h)   (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable or make any additional or new payment or advance to its current or former directors, officers or Company Employees, except for increases required under employment agreements existing on the date hereof and set forth on Section 5.01(h) of the Company Disclosure Letter or pay increases other than for officers or directors of the Company made in the ordinary course and consistent with past practices, (ii) enter into or amend or otherwise alter any employment, change of control or severance agreement, or establish, adopt, enter into or amend any Plan; (iii) except as contemplated by Section 2.03, exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan, (iv) grant any new awards under any Plan, including the Company Stock Option Plans, or (v) take any action to fund the payment of compensation or benefits under any Plan except, in the case of clause (v), in the ordinary course of business, consistent with past practices with respect to employees that are not officers or directors, or as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date hereof and set forth on Section 5.01(h) of the Company Disclosure Letter or to comply with applicable Law, including Section 409A of the Code; provided, however, that, with respect to any change required for compliance with Section 409A of the Code, the Company shall obtain Parent's prior written consent and such consent shall not be unreasonably withheld;

          (i)    make any change to its methods of accounting in effect as of December 31, 2007, except as required by changes in GAAP or by the SEC or as recommended, after the date hereof, by the Company's independent registered public accounting firm;

          (j)    make, change or revoke any material Tax election, settle or compromise any material Tax Liability, change in any material respect any accounting method in respect of Taxes, file any amendment to an income or other material Tax Return, enter into any closing agreement, settle any material claim or material assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (k)   write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

          (l)    waive, settle, satisfy or compromise any material claim (which shall include any pending or threatened material Action), except (i) in the ordinary course of business, (ii) to the extent subject to reserves existing on the date of this Agreement, and (iii) involving amounts outside the ordinary course of business not to exceed $1,000,000; provided, however, that nothing in this Section 5.01(l) shall affect the covenants in Section 6.15;

          (m)  enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business or any market;

          (n)   enter into, amend, modify, cancel or consent to the termination of any Specified Contract or any Contract that would be a Specified Contract if in effect on the date of this Agreement, unless such Specified Contract is terminable at the option of the Company, without any premium, penalty or further liability at any time following consummation of the Merger;

          (o)   enter into, renew or amend in any material respect any transaction, Contract, arrangement or understanding (i) between (A) the Company or any Subsidiaries, on the one hand, and (B) any Affiliate of the Company (other than any of the Company's Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, or (ii) that is set forth (or of the type required to be set forth) in Section 3.09 of the Company Disclosure Letter;

          (p)   (i) assign, transfer, license or sublicense, mortgage or encumber any material Intellectual Property, except for non-exclusive licenses or non-exclusive sublicenses of Owned Intellectual Property in the ordinary course of business, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of the material Owned Intellectual Property;

          (q)   engage in any "listed transaction" within the meaning of Section 6707A(c) of the Code;

          (r)   (i) take any action or omit to take any action that would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or Section 7.02 or the consummation of the Merger, or (ii) take any action or omit to take any action that would have or would reasonably be expected to have a Company Material Adverse Effect;

          (s)   permit any of the Company Permits or any insurance policy held by the Company or any of the Company's Subsidiaries to lapse or not to be renewed in a timely manner; or

          (t)    announce an intention, enter into any agreement or otherwise make a commitment to do any of the foregoing.

        Section 5.02.    Affirmative Tax Covenants.    Between the date of this Agreement and the Effective Time, the Company and the Subsidiaries shall (a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (the "Post-Signing Returns") in a manner consistent with past practice and giving effect to permitted filing extensions, except as otherwise required by a change in applicable Laws, (b) consult with Parent with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than five Business Days prior to the date on which such Post-Signing Returns are required to be filed, (c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed, (d) properly reserve (and reflect such reserve in their books and records and financial statements) for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice, and (e) promptly notify Parent of any federal, state, local or foreign income or franchise Tax audit and any other material Action or audit pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims (collectively "Tax Actions"), and not settle or compromise any such Tax Action without Parent's prior written consent (which consent shall not be unreasonably withheld).

ARTICLE VI
COVENANTS OF THE PARTIES

        Section 6.01.    Proxy Statement; Other Filings.

          (a)   As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company, Parent and Merger Sub shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after the date hereof. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the other parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. If at any time prior to the Effective Time, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates or any of their respective officers or directors should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

          (b)   The Proxy Statement that is filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders' Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by Parent or Merger Sub or the Representatives or Affiliates of Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. Parent and Merger Sub hereby covenant and agree that none of the information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders' Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of the Company's Representatives or Affiliates in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

        Section 6.02.    Company Shareholders' Meeting.    The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting"), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the approval of this Agreement. Subject to Section 6.04, (i) the Company Board shall recommend to holders of the Shares that they approve this Agreement and the Company shall include such recommendation in the Proxy Statement and (ii) the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and will take all other action reasonably necessary or advisable to secure the Shareholder Approval. The Company's obligations pursuant to the first sentence of this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or a Change of Board Recommendation by the Company Board. The Company shall not be entitled to terminate this Agreement in connection with a Change of Board Recommendation (except in order to simultaneously enter into a definitive agreement with respect to a Superior Proposal pursuant to and in accordance with the terms of Section 6.04(c), as contemplated by Section 8.01(h)).

        Section 6.03.    Access to Information; Confidentiality.

          (a)   From the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to): (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents, advisors and other representatives (collectively, "Representatives") of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, advisors, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof; provided that the Company may restrict the foregoing access to the extent required by applicable Law; (ii) furnish to Parent within 20 days of the end of each month following the date hereof, an unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and related consolidated statements of operations, cash flows and shareholders' equity; (iii) furnish to Parent statements of the Company's consolidated cash position and forecasts (x) on a weekly basis from and after the date hereof and participate with representatives of Parent on calls concerning the Company's consolidated cash position and forecasts and (y) daily, if at any time the Company's borrowings under the Existing Credit Agreement exceed $10,000,000 in the aggregate; and (iv) furnish promptly to Parent such other information concerning the business, properties, Contracts, assets, Liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.

          (b)   All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the letter agreement, dated July 31, 2008, between the Company and Parent (the "Confidentiality Agreement").

        Section 6.04.    No Solicitation.

          (a)   The Company shall, and the Company shall cause its Subsidiaries and its and their respective Representatives and Affiliates to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and, as promptly as practicable after, and in any event not later than five days after the date hereof, request and thereafter use its reasonable best efforts to obtain the return or destruction (and certification thereof) of all confidential material provided to other persons interested in acquiring the Company or who otherwise participated, as a potential bidder or as an advisor or Representative to a potential bidder, in the auction therefor. Subject to the actions permitted pursuant to Section 6.04(b) and Section 6.04(c), the Company shall not, nor shall the Company permit any of its Subsidiaries or its or their respective Representatives or Affiliates to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to knowingly facilitate (including by way of furnishing non-public information or providing access to its properties, books, records or personnel), any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) have any discussions or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding, undertaking or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose or resolve to approve or recommend an Acquisition Proposal or any agreement, understanding or arrangement relating to an Acquisition Proposal, (iii) except simultaneously with or, to the extent required under the FBCA, immediately prior to, a valid termination of this Agreement pursuant to and in accordance with Section 8.01(h), exempt any Person (other than Parent and Merger Sub) from the restrictions on business combinations contained in Sections 607.0901 and 607.0902 of the FBCA, the applicable provisions contained in the Company's organizational documents or otherwise cause such restrictions not to apply or (iv) except simultaneously with, or, to the extent required under the Rights Plan, immediately prior to, a valid termination of this Agreement pursuant to and in accordance with Section 8.01(h), terminate, waive, amend, modify or release any provision of the Rights Plan other than as contemplated by this Agreement (or publicly propose to do any of the foregoing actions). Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Representative or Affiliate of the Company, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, or otherwise, will be deemed to be an intentional breach of this Section 6.04 by the Company.

          (b)   Notwithstanding anything to the contrary contained in Section 6.04(a), if at any time following the date hereof and prior to obtaining the Shareholder Approval, (i) the Company receives an unsolicited written Acquisition Proposal from a third party that the Company Board believes in good faith to be bona fide and not resulting from a breach of this Section 6.04, (ii) the Company has not breached this Section 6.04, (iii) the Company Board determines in good faith, after consultation with the Company's financial and outside legal advisors, that such Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Proposal (taking into account, as of the date of such Company Board determination, all relevant factors that the Company Board deems appropriate, including the likelihood that such third party will obtain fully committed debt financing for such Acquisition Proposal) and (iv) the Company Board determines in good faith, after consultation with its outside legal advisors, that the failure to take the actions described in clauses (A) and (B) below would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may, in response to such Acquisition Proposal and after giving written notice to Parent, (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall not, and shall not allow any of its Representatives to, disclose any material non-public information to such Person without entering into one or more confidentiality agreements (an "Acceptable Confidentiality Agreement") on terms no more favorable (including with respect to standstill provisions) to such Person than those contained in the Confidentiality Agreement and provided that such Acceptable Confidentiality Agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company in any way from complying with this Agreement, including prohibiting the Company from providing information or written materials to Parent; provided, further, that all such information has previously been provided to Parent or is provided to Parent concurrently with the time it is provided to such Person. The Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry, offer, indication of interest or proposal with respect to (including any request for non-public information), or that is reasonably likely to lead to, any Acquisition Proposal (in each case within one Business Day of receipt thereof), specifying the price being offered in such Acquisition Proposal and any other material terms and conditions thereof (including financing) and the identity of the party making such Acquisition Proposal or inquiry and shall provide Parent with copies of the bid letters and proposed agreements relating to such Acquisition Proposal (but not any financing commitment letters so long as the material terms and conditions of such commitment letters are disclosed to Parent). The Company shall notify Parent (within one Business Day of receipt) orally and in writing of any material modifications to the financial terms of such Acquisition Proposal or inquiry and shall provide Parent with copies of the documents effecting such amendments or modifications. Without limiting the foregoing, the Company shall inform Parent in writing within one Business Day in the event that it determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 6.04(b).

          (c)   Neither the Company Board nor any committee thereof shall, directly or indirectly, (1) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify or resolve to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board of the Merger, this Agreement or the Other Transactions, (2) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (1) and (2), whether taken by the Company Board or any committee thereof, a "Change of Board Recommendation"), (3) approve or recommend or allow the Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than an Acceptable Confidentiality Agreement entered into pursuant to and in accordance with Section 6.04(b)) (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any Other Transactions or (4) effect any transaction contemplated by any Acquisition Proposal. Notwithstanding the immediately foregoing sentence, the Company Board may, at any time prior to obtaining the Shareholder Approval and provided the Company has complied with this Section 6.04 in all material respects, if it determines in good faith, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, (x) cause the Company to terminate this Agreement and to concurrently enter into a definitive agreement with respect to such Superior Proposal or (y) effect a Change of Board Recommendation, in each case if, but only if, the Company receives a written Acquisition Proposal and the Company Board concludes in good faith, after consultation with the Company's financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Board may not (A) cause the Company to terminate this Agreement and to concurrently enter into a definitive agreement with respect to such Superior Proposal or (B) effect a Change of Board Recommendation, unless:

              (i)  the Company has (A) provided prior written notice to Parent, at least five Business Days in advance (the "Notice Period"), of its intention to take such action with respect to such Superior Proposal and (B) contemporaneously provided with such notice a copy of the relevant proposed transaction agreements (including copies of any bid letters and financing documents) with the Person making such Superior Proposal, any other material documents relating thereto as may exist at such time, the identity of the Person making such Superior Proposal and any other material terms and conditions thereof;

             (ii)  during the Notice Period, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith, if Parent and Merger Sub desire to negotiate, to make such adjustments in the terms and conditions of this Agreement, and the Company Board shall consider in good faith any changes to the financial and other terms of this Agreement proposed by Parent in writing in response to any such written notice by the Company, so that the Acquisition Proposal ceases to constitute a Superior Proposal as determined by the Company Board in good faith after consultation with the Company's financial and outside legal advisors. If a Superior Proposal is revised materially, including, any revision to price, then the Company shall deliver to Parent a new written notice and again comply with the requirements of Section 6.04(c)(i) and (ii) with respect to such revised Superior Proposal, on each occasion on which a revised Superior Proposal is submitted; provided, however, on any such occasion the Notice Period shall be three Business Days in lieu of five Business Days; and

            (iii)  in the case of a termination pursuant to Section 8.01(h) (but not in the case of a Change of Board Recommendation only), the Company pays the Company Termination Fee under Section 8.03(b) concurrently with and as a condition to such termination.

          (d)   Subject to this Section 6.04, the Company shall (i) not terminate, waive, amend, modify or release any provision of any standstill or confidentiality agreement to which it is a party that relates to a transaction of a type described in the definition of Acquisition Proposal and (ii) enforce the provisions of any such agreements.

          (e)   Nothing contained in this Section 6.04 or elsewhere in this Agreement prohibits the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act if the Company Board determines in good faith, after consultation with its legal advisors, that failure to do so would be inconsistent with its fiduciary duties under applicable Law or is otherwise required to be disclosed under applicable Law; provided, however, that the Company Board may not (i) make a Change of Board Recommendation or (ii) take any position under Rule 14d-9 or Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, in each case, without first complying with Section 6.04(c).

          (f)    Nothing contained in this Section 6.04 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 6.04. Notwithstanding anything in this Agreement to the contrary, any factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, shall not be deemed in and of itself to be a Change of Board Recommendation; provided, however, that the Company shall, to the extent practicable, provide Parent with a reasonable opportunity to comment on and review any such statement, if such statement is to be made and released in a writing.

        Section 6.05.    Directors' and Officers' Indemnification and Insurance.

          (a)   For a period of six years after the Effective Time, unless otherwise required by applicable Law, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to the indemnification of directors and officers than are set forth in the articles of incorporation or bylaws of the Company as in effect on the date hereof. Parent shall, and shall cause the Surviving Corporation to, indemnify each present and former director or officer of the Company (collectively, the "Indemnified Parties"), in and to the extent of their capacities as such and not as shareholders of the Company, in respect of actions, omissions or events through the Effective Time to the fullest extent permitted by Law. The Surviving Corporation shall not amend its bylaws after the Effective Time if such action would adversely affect the rights of individuals who, on or prior to the Effective Time, were entitled to advances, indemnification, contribution or exculpation thereunder for actions or omissions by such individuals in their capacity as directors or officers at any time prior to the Effective Time. The individuals referred to in the preceding sentence shall include any individuals who served at any time as directors or officers of any Subsidiary of the Company at the Company's request, it being acknowledged by the Parties that each director or officer and each former director and officer of the Company is or was doing so at such request of the Company.

          (b)   The Surviving Corporation shall either (i) cause to be obtained a "tail" insurance policy with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope materially not less favorable than the Company's existing policies for claims arising from facts or events that occurred prior to the Effective Time or (ii) maintain the existing officers' and directors' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are materially not less favorable to the Indemnified Parties) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 250% of the last annual premium paid prior to the date hereof; provided, however, that if the existing officers' and directors' liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 250% of the current premium paid by the Company for such insurance, the Company will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 250% (on an annualized basis) of such current annual premium. In lieu of the foregoing, the Company may purchase, prior to, on or after the Effective Time, a six-year "tail" prepaid directors' and officers' liability insurance policy in respect of acts or omissions occurring prior to the Effective Date covering each such director and officer; provided, however, that the Company shall not purchase any such policy for an amount in excess of the amount set forth in Section 6.05(b) of the Company Disclosure Letter without the prior written consent of Parent.

          (c)   If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made reasonably satisfactory to the Company so that the successors and assigns of the Surviving Corporation and the transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this Section 6.05.

        Section 6.06.    Employee Benefits Matters.

          (a)   Parent hereby agrees that, for a period of one year after the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, provide, to each Company Employee as of the Effective Time (other than those Company Employees covered by a collective bargaining agreement) with salary, employee benefits (excluding any equity compensation or defined pension benefits) and incentive compensation opportunities that are comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time. The severance plans, agreements, programs and policies maintained by the Company or its Subsidiaries in effect at the Effective Time and as set forth on Section 6.06(a) of the Company Disclosure Letter shall remain in effect for a period of one year after the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any Company Employee or to restrict the right of the Surviving Corporation to terminate any Company Employee or, subject to the terms of this Section 6.06(a) to amend, terminate or modify any Plan.

          (b)   Except as would not result in duplication of benefits or benefit accrual, Company Employees shall receive service credit (solely for purposes of eligibility to participate and vesting,

  but excluding benefit accruals under each defined benefit or defined contribution pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each Company Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time.

          (c)   With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation ("Purchaser Welfare Benefit Plans") in which a Company Employee may become eligible to participate, Parent shall, except as may be prohibited by the insurance carriers of such plans, use commercially reasonable efforts to (i) waive all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such Company Employee under any Purchaser Welfare Benefit Plan to the same extent waived or satisfied under a comparable Plan of the Company and (ii) cause any eligible expenses incurred by any Company Employee and his or her covered dependents under a Plan of the Company during the plan year in which the Merger occurs to be taken into account under the Purchaser Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her dependents as if such amounts had been paid in accordance with the Purchaser Welfare Benefit Plans.

          (d)   No later than ten Business Days prior to the Closing Date, the Company shall provide Parent with a correct and complete list setting forth the number of Company Employees terminated from each site of employment of the Company and of each Subsidiary of the Company during the 90-day period ending on such date for reasons qualifying the termination as "employment losses" under the WARN Act and the date of each such termination with respect to each termination; provided that this sentence shall not apply with respect to any site of employment at which sufficient Company Employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to the WARN Act.

          (e)   Notwithstanding anything to the contrary in this Section 6.06, the parties expressly acknowledge and agree that this Agreement is not intended to create a contract between Parent or the Company or any of the Company's Subsidiaries, on the one hand, and any Affected Employee, on the other hand, and no Affected Employee may rely on this Agreement as the basis for any breach of contract claim against Parent or the Company or any of the Company's Subsidiaries. No provision of this Section 6.06 is intended to modify, amend or create any employee benefit plan of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates.

        Section 6.07.    HSR Act and Other Filings.

          (a)   Each of Parent and the Company shall (i) use commercially reasonable efforts to make or cause to be made the filings required of such party to this Agreement or any of its subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable, and in any event within ten Business Days following the date hereof, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate in good faith with each other in connection with any such filing (including, with respect to the party to this Agreement making a filing, providing copies of all such documents to the non-filing party to this Agreement and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. The parties to this Agreement shall consult in good faith with each other to determine whether any other filing, application or notice must be made or approval must be obtained pursuant to any applicable Law, and shall use commercially reasonable efforts to furnish to each other all information required for any such filing, application or notice to be timely made or approval to be obtained pursuant to any applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party to this Agreement shall promptly notify the other parties to this Agreement of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties to this Agreement prior notice of such meeting or conversation and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties to this Agreement will consult and cooperate with one another in good faith, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws or any other applicable Law, if any. Subject to Section 5.02, the Company will consult with Parent in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals and filings made or submitted by or on behalf of the Company to the IRS or any other Governmental Authority in connection with any Tax or insurance matters.

          (b)   The parties to this Agreement agree to use commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, including seeking to have any temporary restraining or interim order entered by any court or other Governmental Authority vacated or reversed. Notwithstanding anything to the contrary in this Agreement, none of the Company, Parent or Merger Sub shall be required to, and the Company shall not without the prior written consent of Parent be permitted to, make or enter into any divestitures, licenses or other arrangements (including hold separate arrangements) of or affecting their operations or the operations of the Company, or those of any of their Affiliates, or agree to any other restrictions, in order to obtain any approval from any Governmental Authority to complete the Merger under any Antitrust Laws or otherwise.

        Section 6.08.    Intellectual Property.    From the date of this Agreement through the Closing Date, the Company shall, and shall cause each of its Subsidiaries to: (a) without the prior written consent of Parent, not (nor permit any licensee or sublicensee to) sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any material Owned Intellectual Property (other than the licensing of Intellectual Property in the ordinary course of business), or enter into any material commitment or transaction with respect to any Intellectual Property outside the ordinary course of business, (b) not do any act or knowingly omit to do any act whereby any material Owned Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain, (c) notify Parent immediately if it knows or is advised that any material Owned Intellectual Property may become abandoned or dedicated to the public domain, (d) notify promptly Parent of any material Infringement of any material Owned Intellectual Property of which it becomes aware and to consult with Parent regarding the actions to take to protect such material Owned Intellectual Property and (e) take all commercially reasonable actions within the ordinary course of business to protect and maintain the material Owned Intellectual Property, including prosecuting all pending applications for patents or registration of trademarks, copyrights and mask works, and maintaining, to the extent permitted by Law, each patent or registration owned by the Company or any of its Subsidiaries.

        Section 6.09.    Notification of Certain Matters.    Subject to applicable Laws and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Between the date hereof and the Effective Time, (a) the Company shall promptly notify Parent in writing of any inaccuracy in any representation or warranty or breach of any covenant of the Company contained herein that, in either case, would, or would reasonably be expected to, result in a failure of any condition set forth in Section 7.01 or Section 7.02, (b) Parent will promptly notify the Company in writing of any inaccuracy in any representation or warranty or breach of any covenant of Parent or Merger Sub contained herein that, in either case, would reasonably be expected to, result in a failure of any condition set forth in Section 7.01 or Section 7.03, and (c) the Company will promptly notify Parent in writing and Parent will promptly notify the Company in writing of any communication received (i) from any Person alleging a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) from any Governmental Authority in connection with the transactions contemplated by this Agreement.

        Section 6.10.    Further Action; Commercially Reasonable Efforts.    Upon the terms and subject to the conditions of this Agreement, subject to Section 6.07(b) and the second sentence of this Section 6.10, each of the Company, Parent and Merger Sub agrees to use its respective commercially reasonable efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Without limiting the foregoing, subject to Section 6.07(b), (a) each of the Company, Parent and Merger Sub agrees to use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger, and (b) Parent and the Company shall, and shall cause their Subsidiaries to, as promptly as practicable after the date hereof, use its or their commercially reasonable efforts to provide any notice and/or obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third Person required to be obtained or made by the Company or any of its Subsidiaries in connection with the Merger or the taking of any action by the Company or any of its Subsidiaries contemplated thereby or by this Agreement (including obtaining consents under any Contracts); provided, however, in no event shall any party or any of their Affiliates or stockholders be required to pay any amount or offer any consideration in connection with obtaining any consent, authorization, order, approval or exemption (other than filing fees and expenses associated with any consent, authorization, order, approval or exemption to be sought from any Governmental Authority).

        Section 6.11.    Public Announcements.    The initial press releases issued by each party announcing the Merger and the transactions contemplated by this Agreement shall be in a form that is mutually and reasonably acceptable to Parent and the Company. Thereafter, Parent and the Company shall consult with one another before issuing any press releases or otherwise making any public announcements (including announcements to employees) with respect to the transactions contemplated by this Agreement and, except as may be required by applicable Laws or by the rules and regulations of the Nasdaq, shall not issue any such press release or make any such announcement prior to such consultation; provided, however, that (a) Parent and the Company shall agree on the content of the first announcement made to the Company's employees regarding the execution of this Agreement and the transactions contemplated hereby and (b) the Company may make non-public communications to the Company Employees, customers, suppliers or vendors in the ordinary course as long as the Company consults with Parent and affords Parent a reasonable opportunity to approve such communication efforts in advance; provided, further, that such communications are not inconsistent with the announcement agreed to in clause (a) and that in any formal communications with Company

Employees, the Company shall not make any commitments to Company Employees that are binding upon Parent or the Surviving Corporation after the Closing.

        Section 6.12.    Resignations.    The Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and those directors of any Subsidiary designated by Parent to the Company in writing at least five Business Days prior to the Closing.

        Section 6.13.    Actions Regarding Anti-Takeover Statutes.    If Section 607.0901 or 607.0902 of the FBCA or any other potentially applicable anti-takeover or similar Law is or becomes applicable to this Agreement, the Merger, the Other Transactions, the Voting Agreement or the transactions contemplated by the Voting Agreement, the Company Board shall grant such approvals and take such other actions as may be required, to the extent permitted under such Law, so that the transactions contemplated hereby and thereby (but not any other acquisitions of Company Common Stock) may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement and the Voting Agreement.

        Section 6.14.    Standstill Provisions.    The restrictions on Parent and Merger Sub contained in the Confidentiality Agreement are hereby waived by the Company but only to the extent reasonably necessary to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement and/or to comply with their obligations or exercise their legal rights or remedies under this Agreement.

        Section 6.15.    Shareholder Litigation.    The Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any shareholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder Action, shall give due consideration to Parent's advice with respect to such shareholder Action and shall not settle or offer to settle any such Action without the prior written consent of Parent.

        Section 6.16.    Rights Plan.    The Company shall cause the Rights Plan to terminate upon the Effective Time, without payment of any amounts to any holder thereof. Prior to the earlier of the termination of this Agreement or the Effective Time, except simultaneously with or, if required under the Rights Plan, immediately prior to a valid termination of this Agreement pursuant to and in connection with Section 8.01(h) and except as contemplated by Section 3.22, the Company shall not (i) terminate the Rights Plan, (ii) redeem any rights or interests granted thereunder, (iii) waive or amend any provision thereof or (iv) exempt any Person from the Rights Plan.

        Section 6.17.    Rule 16b-3 Exemption.    The Company shall, prior to the Effective Time, take all actions as may be necessary or required to qualify for the exemption contemplated by Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by this Agreement (including the treatment of Company Stock Options and Restricted Stock) and any other dispositions of equity securities of the Company (including derivative securities) by each individual who is a director or officer of the Company.

        Section 6.18.    Financing.

          (a)   From the date hereof until the earlier of (x) the Effective Time, and (y) the termination of this Agreement pursuant to Article VIII hereof, the Company shall provide Parent and Merger Sub such cooperation as may be reasonably requested in an effort to implement and make effective, as of the Effective Time, the financing provided for in the Commitment Letters and/or any Alternative Financing and/or any other financing proposed by Parent and Merger Sub in connection with the Merger (individually, a "Financing", and collectively, the "Financings"), including using its reasonable best efforts to assist Parent and Merger Sub with: (i) the preparation by Parent and Merger Sub of an information package (including a version that does not contain material non-public information); (ii) participating in the presentation by Parent and Merger Sub of such information package and related matters to prospective lenders, including by facilitating direct contact between the Company's senior management and prospective lenders; (iii) paying and discharging at the Effective Time any encumbrances under existing indebtedness, as may be reasonably requested by Parent; (iv) giving timely redemption and pre-payment notices, as applicable, in connection with the refinancing of the Company's existing indebtedness, as may be reasonably requested by Parent; (v) providing Parent at least five Business Days prior to the Effective Time, with estimated outstanding balances, penalties, fees, per diems and related costs as may be required by Parent to effect the payment or prepayment of any outstanding indebtedness and related amounts on the Effective Time; and (vi) the preparation by Parent and Merger Sub of offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily used in connection with any Financing.

          (b)   Notwithstanding the foregoing, nothing contained in this Section 6.18 shall require cooperation with Parent and Merger Sub to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Parent also covenants and agrees that if the closing of the Merger does not occur (other than in connection with a termination pursuant to Section 8.01(d), Section 8.01(f), Section 8.01(g) or Section 8.01(h)), Parent shall reimburse the Company for all reasonable out-of-pocket travel expenses and the reasonable fees and expenses of attorneys and accountants to the Company in connection with participation in any "road shows" or other meetings or otherwise in connection with any Financing and shall indemnify the Company with respect to any liabilities arising out of any agreements, arrangements, understandings or documentation entered into in connection with any Financing; provided, that Parent shall not be obligated to indemnify the Company where such liability relates to any information provided by the Company in connection with any such Financing.

          (c)   Subject to the following sentence, Parent shall use its reasonable best efforts to arrange the financing provided for in the Commitment Letters on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts to (i) maintain the effectiveness of the Commitment Letters in accordance with their respective terms, (ii) negotiate and enter into definitive contracts with respect to the financing provided for in the Commitment Letters, (iii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements with respect to the financing provided for in the Commitment Letters and (iv) consummate the financing provided for in the Commitment Letters at or prior to the closing of the Merger. In the event any portion of the financing provided for in the Commitment Letters becomes unavailable on the terms and conditions contemplated in the Commitment Letters or if Parent elects to obtain alternative financing, Parent shall use its reasonable best efforts to arrange to obtain such alternative financing from alternative sources ("Alternative Financing") in an aggregate principal amount equal to the amounts set forth in, and on terms substantially equivalent to or more favorable to Parent than the terms of, the Commitment Letters. Notwithstanding the foregoing, the Company acknowledges and agrees that Parent shall be under no obligation to seek Alternative Financing or to take any action in connection therewith should any commitment that is provided for in the Debt Commitment Letter not become available, so long as funds are available under the Equity Commitment Letter to offset fully the failure of any commitment to be provided for in the Debt Commitment Letter to be available. Parent shall keep the Company reasonably apprised as to the status of, and any material developments relating to, any Financing. Parent shall promptly notify the Company of any proposal by any of the parties to the Commitment Letters to withdraw, terminate or make any material change in the amount or terms of the Commitment Letters. Parent shall not consent to any amendment, modification or early termination of the

  Commitment Letters that could reasonably be expected to adversely affect the ability of Parent and Merger Sub to consummate the Merger.

ARTICLE VII
CONDITIONS TO THE MERGER

        Section 7.01.    Conditions to the Obligations of Each Party.    The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver as of the Closing of the following conditions:

          (a)    Company Shareholder Approval.    The Shareholder Approval shall have been obtained.

          (b)    Antitrust Approvals and Waiting Periods.    Any waiting period (and any extension thereof) applicable to the consummation of the Merger and the transactions contemplated by this Agreement under applicable Antitrust Laws, including the HSR Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

          (c)    Governmental Consents.    The approvals listed on Section 3.06(b)(v) of the Company Disclosure Letter shall have been obtained. Any other approval of any Governmental Authority or waiting periods under any applicable Law shall have been obtained (without the imposition of any material condition) or have expired, but only if the failure to obtain any such approval or the failure of any such waiting period to expire would constitute a material violation of Law or subject any party to any material fine or other material adverse consequences.

          (d)    No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

        Section 7.02.    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

          (a)    Representations and Warranties.    All representations and warranties of the Company in Article III shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers set forth therein) as of the Effective Time as if made on and as of such date, except (i) to the extent such representations and warranties speak solely and expressly as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date in accordance with the standard set forth in the immediately following clause (ii) and (ii) as would not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, (x) each of the representations and warranties set forth in Section 3.03(a), Section 3.03(b), Section 3.03(c), Section 3.03(e) and Section 3.03(h) shall be true and correct in all respects (unless the failure to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, result in the payment of additional Merger Consideration in excess of $200,000 in the aggregate to shareholders, optionholders or holders of other equity securities), (y) the representation and warranty set forth in Section 3.03(g) shall have been true and correct in all material respects as of the date of this Agreement and (z) each of the representations and warranties set forth in Section 3.20, Section 3.21, Section 3.22 and Section 3.24 shall be true and correct in all material respects (in each case, without giving effect to any materiality or Company Material Adverse Effect qualifiers set forth therein).

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c)    Officer's Certificate.    The Company shall have delivered to each of Parent and Merger Sub a certificate, dated the Closing Date, signed the Chief Executive Officer and Chief Financial Officer of the Company, on behalf of the Company and without any personal liability, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

          (d)    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any event, circumstance, development, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)    FIRPTA Affidavit.    Prior to the Closing on the Closing Date, the Company shall have delivered to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2) and in a form satisfactory to Parent, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and sets forth the Company's name, address and taxpayer identification number.

        Section 7.03.    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or similar qualifications contained in them, as of the Effective Time, as though made on and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, prevent the consummation of the Merger or prevent Parent or Merger Sub from performing its obligations under this Agreement.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time.

          (c)    Officer's Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer on behalf of Parent and without any personal liability, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

ARTICLE VIII
TERMINATION

        Section 8.01.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company, other than termination by (x) the Company or Parent pursuant to Section 8.01(f) , which termination may only occur after the Company Shareholders' Meeting, or (y) by the Company pursuant to Section 8.01(h), which termination may only occur prior to obtaining the Shareholder Approval (the date of any such termination, the "Termination Date"), as follows:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company if the Effective Time shall not have occurred on or before July 1, 2009 (the "Expiration Date"); provided, however, that the right to terminate this

  Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c)   by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such applicable Law to have been enacted, issued, promulgated, enforced or entered;

          (d)   by Parent if (i) any of the representations and warranties of the Company in Article III hereof are or shall have become untrue or inaccurate such that Section 7.02(a) would not be satisfied, (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied or (iii) there shall have occurred any event, circumstance, development, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, in any such case, such failure to be true or inaccuracy as set forth in clause (i), such breach as set forth in clause (ii) or the occurrence of any condition set forth in clause (iii) has not been, or cannot be, cured within 60 days after written notice to the Company thereof;

          (e)   by the Company if (i) any of the representations and warranties of either Parent or Merger Sub herein are or shall have become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of either Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either (i) or (ii), such breach, failure to be true or inaccuracy, has not been, or cannot be, cured within 60 days after written notice to Parent and Merger Sub;

          (f)    by either Parent or the Company if the Shareholder Approval shall not have been obtained at the Company Shareholders' Meeting or any adjournments thereof;

          (g)   by Parent if the Company Board shall have (i) effected a Change of Board Recommendation or materially breached the Company's obligations set forth in Section 6.04, (ii) subject to the second sentence of Section 6.04(f), taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal, (iii) failed to include in the Proxy Statement distributed to shareholders its recommendation that shareholders approve this Agreement and the Merger or (iv) subject to the second sentence of Section 6.04(f), refused to affirm publicly its recommendation of this Agreement and the Merger following any written request by Parent to provide such reaffirmation following an Acquisition Proposal (which request may only be made once with respect to such Acquisition Proposal absent further material changes in such Acquisition Proposal) prior to the earlier of (x) ten Business Days following such request and (y) five Business Days prior to the Company Shareholders' Meeting, unless, in the case of this clause (y), it would be inconsistent with the Company Board's fiduciary duties to comply with such request within such time period, in which case the Company shall comply with such request as promptly as practicable consistent with the Company Board's fiduciary duties; and

          (h)   by the Company in order to enter into a definitive agreement with respect to a Superior Proposal pursuant to and in accordance with the terms of Section 6.04(c).

        Section 8.02.    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and, subject to Section 8.03, there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Section 6.03(b), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that nothing herein (including payment of the Company Termination Fee) shall relieve any party from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination. Parent and Merger Sub agree that an "intentional breach" of this Agreement shall include a failure by Parent or Merger Sub to consummate the Merger due to a failure to obtain the Financing by the tenth Business Day following (or, if the Expiration Date would occur within such 10 Business Day period, then by such earlier date in such 10 Business Day period on which Parent and Merger Sub would be required to consummate the Merger pursuant to Section 1.02) the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions which, by their nature, are to be satisfied at the Closing (but only if such conditions would have been satisfied had the Closing occurred on such tenth Business Day)). No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

        Section 8.03.    Fees and Expenses.

          (a)   Except as otherwise specifically set forth in this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. "Expenses", as used in this Agreement, shall include all out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement and the Other Transactions, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of Shareholder Approval and all other matters related to the Closing of the Merger.

          (b)   The Company agrees that if this Agreement shall be terminated:

              (i)  by Parent or the Company pursuant to Section 8.01(b), by Parent pursuant to Section 8.01(d), or by Parent or the Company pursuant to Section 8.01(f), and (A) after the date hereof and prior to the Termination Date, a Person or group shall have made an Acquisition Proposal to the Company or the shareholders of the Company or an Acquisition Proposal shall have otherwise become publicly announced and (B) no later than 12 months after the Termination Date, the Company enters into, publicly approves or submits to the shareholders of the Company for approval, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described in clause (A)), then the Company will pay to Parent, on the date of entry into the definitive agreement in respect of such Acquisition Proposal or, if earlier, the date of the consummation of the transaction in respect of such Acquisition Proposal, as may be applicable, the Company Termination Fee in immediately available funds, as directed by Parent in writing; provided, that for the purpose of this Section 8.03(b)(i), all references to "15%" in the definition of Acquisition Proposal shall be changed to "50%"; or

             (ii)  by Parent pursuant to Section 8.01(g) or by the Company pursuant to Section 8.01(h), then the Company shall pay to Parent, on the Termination Date, the Company Termination Fee in immediately available funds, as directed by Parent in writing.

          (c)   In no event shall more than one Company Termination Fee be payable by the Company.

ARTICLE IX
GENERAL PROVISIONS

        Section 9.01.    Non-Survival of Representations, Warranties and Agreements.    The representations and warranties in this Agreement shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 9.02.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or Article VIII shall be delivered by courier and facsimile or electronic transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

              (i)  if to Parent or Merger Sub:

        TriNet Group, Inc.
        San Leandro, CA 94577
        1100 San Leandro Blvd., Suite 300
        Attention: Gregory L. Hammond
        Facsimile No.: (510) 315-1111
        Email: legal@trinet.com

        with a copy to (which shall not constitute notice):

        Cooley Godward Kronish LLP
        101 California Street, 5th Floor
        San Francisco, CA 94111-5800
        Attention: Craig Jacoby
        Facsimile No.: (415) 693-2222
        Email: cjacoby@cooley.com

        Paul, Weiss, Rifkind, Wharton & Garrison LLP
        1285 Avenue of the Americas
        New York, New York 10019-6064
        Attention: Matthew W. Abbott
        Facsimile No.: (212) 757-3990
        Email: mabbott@paulweiss.com

             (ii)  if to the Company:

        Gevity HR, Inc.
        Legal Department
        9000 Town Center Parkway
        Bradenton, FL 34202
        Attention: Edwin E. Hightower, Jr.
        Facsimile No.: (941) 714-4154
        Email: Edwin.Hightower@gevity.com

        with a copy to (which shall not constitute notice):

        King & Spalding LLP
        1180 Peachtree Street, N.E.
        Atlanta, Georgia 30309-3521
        Attention: John D. Capers, Jr.
        Facsimile No.: (404) 572-5132
        Email: jcapers@kslaw.com

        Section 9.03.    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the shareholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 9.04.    Waiver.    Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 9.05.    Certain Definitions.

          (a)   For purposes of this Agreement:

            "Acquisition Proposal" means any bona fide inquiry, offer or proposal (other than from Parent or Merger Sub or their respective Affiliates) concerning any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (B) direct or indirect sale, lease, pledge or other disposition of assets or business of the Company representing 15% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, in a single transaction or a series of related transactions, (C) issuance, sale or other disposition by the Company to any person or group (other than Parent or Merger Sub or any of their respective Affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, or (D) transaction or series of related transactions in which any person or group (other than Parent or Merger Sub or their respective Affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the outstanding Shares.

            "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise. With respect to any employee benefit matter or Plan, the terms "controlling," "controlled by" and "under common control with" have the meanings set forth in Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

            "Antitrust Laws" means any United States federal or state or foreign Laws, administrative or judicial doctrines that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

            "Assumed Client Obligations" shall mean with respect to any date, obligations of the Company and/or its Subsidiaries as of such date (i) to remit to the applicable regulatory authorities and Authorized Recipients, on behalf of the Company's or its Subsidiaries' Clients after such date all (x) workers' compensation or other insurance premiums or contributions (whether on behalf of employer or employee) to 401(k) or other similar investment plans and (y) Worksite Employees' net pay (in connection with direct deposit services or check services) that are required to be paid, (ii) to remit to the Tax authorities on behalf of the Company's or its Subsidiaries' Clients after such date all federal and state payroll, social security, Medicare, unemployment and other trust Taxes that are required to be paid and (iii) to refund to the Company's or its Subsidiaries' Clients after such date any Client Funds over-impounded from such Clients by the Company and/or its Subsidiaries, in each case, in connection with the payroll processing, Tax filing, direct deposit, check, and other employment-related services performed by the Company and/or its Subsidiaries prior to such date. For the avoidance of doubt, all references herein to Assumed Client Obligations shall include Assumed Client Prepayment Obligations.

            "Assumed Client Prepayment Obligations" shall mean, with respect to any date, that portion of the Assumed Client Obligations for which the Company and/or its Subsidiaries is contractually required to pay or remit such amounts to Authorized Recipients prior to receiving Client Funds.

            "Authorized Recipients" means the Worksite Employees and other Persons authorized to receive a payment from the Company or its Subsidiaries as contemplated by the professional service agreements between the Company and its Clients.

            "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

            "Client" means the clients of the Company or its Subsidiaries with whom the Company or Subsidiary has entered into a professional services agreement and pursuant to which the Company and its Subsidiaries provide human resource, payroll processing, tax filing, direct deposit, check and/or other employment-related services to such client.

            "Client Funds" shall mean, with respect to any date, (i) all Worksite Employees' net pay (in connection with direct deposit services or check services), (ii) all workers' compensation or other insurance premiums or contributions (whether on behalf of the employer or Worksite Employee) to 401(k) or other similar investment plans that were withheld by the Company or its Subsidiaries from the payroll of Worksite Employees of, or otherwise collected from, the Company's or its Subsidiaries' Clients in connection with the payroll processing services of the Company and its Subsidiaries prior to such date, and (iii) all federal and state payroll, social security, Medicare, unemployment and other trust Taxes that were withheld by the Company or its Subsidiaries from the payroll of Worksite Employees, or otherwise collected from, the Company's or its Subsidiaries' Clients in connection with the payroll processing and tax filing services of the Company and its Subsidiaries prior to such date which in the case of each of clauses (i), (ii) and (iii), were not yet remitted to the applicable Tax or regulatory authorities or other Authorized Recipients as of such date.

            "Company Material Adverse Effect" means any event, circumstance, development, occurrence, change or effect that is, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall constitute, and no event, circumstance, development, occurrence, change or effect to the extent resulting from any of the following shall constitute, a Company Material Adverse

    Effect: (i) changes in the national or world economy or in the financial, banking, credit, securities or commodities markets, taken as a whole, (ii) changes in general economic conditions taken as a whole that adversely affect the industries in which the Company and its Subsidiaries conduct their business, (iii) any effect resulting from compliance with the terms and conditions of this Agreement (other than compliance with the Company's ordinary course covenant in Section 5.01), (iv) any effect resulting from the announcement or pendency of the Merger, including any resulting (x) actions by clients or competitors, (y) loss of personnel or clients or (z) delay or cancellation of orders for services and products; provided, that the exception in this clause (iv) shall not be deemed to apply to references to "Company Material Adverse Effect" in the representations and warranties set forth in Section 3.06 and, to the extent related to such representations and warranties, the condition in Section 7.02(a), (v) any change in the Company's stock price on The Nasdaq Global Select Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect) or trading volume, (vi) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect), (vii) any effect resulting from changes in Laws after the date of this Agreement, (viii) changes arising as a result of a change in GAAP or regulatory accounting principles after the date hereof, (ix) any effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any act of terrorism, and (x) any change arising or resulting from any material breach of this Agreement by Parent or its Affiliates.

            "Company Termination Fee" means $2,950,000 plus payment of all of Expenses of Parent and its Affiliates not to exceed $1,000,000.

            "Computer Software" means computer software programs and includes all source code and object code.

            "Environmental Laws" means all foreign, federal, state, or local Laws or common law relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

            "Indebtedness" means (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any of its Subsidiaries under capitalized leases, (iv) obligations of the Company or any of its Subsidiaries under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company or any of its Subsidiaries with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (vi) all obligations of any of the Company or any of its Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or any of its Subsidiaries.

            "Intellectual Property" means the following and all rights pertaining thereto: (i) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries and including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof including any and all goodwill, (iii) Computer Software, databases, and copyrights, whether registered or unregistered, (iv) confidential and proprietary information, trade secrets, know-how and show-how, and (v) all similar rights, however denominated, throughout the world, and all rights to collect proceeds from the foregoing, to enforce the foregoing and to collect damages related to such enforcement.

            "Knowledge of Parent" means the actual knowledge of the Persons set forth in Section 9.05(a)(i) of the Company Disclosure Letter.

            "Knowledge of the Company" means the actual knowledge of the Persons set forth in Section 9.05(a)(ii) of the Company Disclosure Letter.

            "Liens" means any pledges, claims, liens, leases, mortgages, easements, covenants, rights of way, title defects, encroachments and any other survey defects, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction (whether on voting, sale, transfer, disposition or otherwise) and security interests of any kind or nature whatsoever.

            "Materials of Environmental Concern" means (i) any hazardous, acutely hazardous, or toxic substance, waste, energy or force defined or regulated as such under Environmental Laws, (ii) petroleum, asbestos, lead, polychlorinated biphenyls, radon, or toxic mold, (iii) electromagnetic energy, noise, or radiation and (iv) any other substance the exposure to which would reasonably be expected, because of hazardous, harmful or toxic qualities, to result in Liability under applicable Environmental Laws.

            "PEO Law" means any Laws relating to the regulation or licensure of professional employer organizations, prepaid limited health services organizations, health maintenance organizations, prepaid health plans and other similar entities.

            "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

            "Subsidiary" means, when used with respect to the Company, the Surviving Corporation, Parent or Merger Sub, any other Person that the Company, the Surviving Corporation, Parent or Merger Sub, as applicable, directly or indirectly owns, or has the power to vote or control, 50% or more of any class or series of capital stock or equity interests of such Person.

            "Superior Proposal" means a written Acquisition Proposal, except the references therein to "15%" shall be replaced by "50%", which was not obtained in violation of Section 6.04, and which the Company Board in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company, in their capacities as shareholders, other than Parent, Merger Sub and their respective Affiliates, than the Merger (A) after consultation with the Company's financial advisor and its outside legal advisors, (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, as compared to the terms herein, including the relative likelihood of obtaining the Shareholder Approval and the relative likelihood of the third party making such proposal obtaining financing for such Acquisition Proposal, and (C) after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, including the identity of the third party making such proposal and the terms of any proposal by Parent made in accordance with Section 6.04 to amend or modify the terms hereof.

            "Tax Returns" means returns, forms, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto), including any amendment thereof.

            "Taxes" means any and all federal, state, local or foreign taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed with respect thereto, whether payable by reason of contract, assumption, transferee liability, operation of law or otherwise, including income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, license, withholding, estimated, payroll, employment, real and personal property, stamp, workers' compensation, severance, and windfall profits tax.

            "Total Worksite Employees" means the total number of Worksite Employees employed (or co-employed) by the Company and its Subsidiaries in the aggregate.

            "Treasury Regulations" means the regulations promulgated under the Code.

            "Worksite Employee" means any individual who is identified by a contract between the Company or any of its Affiliates and a customer as a co-employee of a Person that is not under common control (as defined in Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) with the Company or such Affiliate, without regard to (i) the fact that such individual may be treated as an employee or co-employee of the Company or such Affiliate for various purposes, including specified purposes under one or more PEO Laws, and (ii) whether such individual may thereafter be held to be a common law employee of a member of the Company or an Affiliate by a court, the IRS or any other relevant Governmental Authority.

          (b)   When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns (provided, however, that nothing contained in this Section 9.05(b) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement). Any Law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such Law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When any representation or warranty in this Agreement is qualified by a disclosure in any SEC Report, such disclosure shall not include any disclosure in such SEC Report that is only set forth in any risk factor section thereof or in any section thereof relating to forward-looking statements.

        Section 9.06.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 9.07.    Entire Agreement; Assignment.    This Agreement, the Exhibits, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Merger Sub may assign all or any of their rights and obligations hereunder to an Affiliate, to a lender or financial institution as collateral for indebtedness or, after the Closing, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its subsidiaries; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        Section 9.08.    Parties in Interest.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) as specifically provided in Section 6.05, and (b) following the Effective Time, the rights of holders of equity interests in the Company (collectively, the "Equity Holders") to receive the Merger Consideration; provided, however, that (x) the Company shall be entitled to make claims for damages based on the Merger Consideration contemplated to be paid to the shareholders of the Company, (y) Parent and Merger Sub shall be entitled to make claims for damages based on the loss of economic benefits (including synergies) of the Merger and the Other Transactions to be realized by Parent, its stockholders or Merger Sub, and (z) without limiting the Company's right under clause (x) of this Section 9.08, in no event shall the Equity Holders have any claim or causes of action hereunder whether before or after the Effective Time (other than, following the Effective Time, with respect to their right to receive the Merger Consideration) nor shall the Equity Holders have any rights with respect to any amendments or modifications to, termination of, or waivers of any provisions of, this Agreement.

        Section 9.09.    No Recourse.    Notwithstanding anything to the contrary set forth in this Agreement, this Agreement and any documents delivered pursuant to this Agreement, may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against Parent, on the one hand, or the Company and its Subsidiaries, on the other hand, as applicable, and no past, present or future Affiliate, director, officer, employee, incorporator, member (whether direct or indirect), manager, limited or general partner (whether direct or indirect), shareholder (whether direct or indirect), agent (whether direct or indirect), attorney, assignee or representative of Parent, on the one hand, or the Company and its Subsidiaries, on the other hand, or any of their respective Affiliates (other than the Company's Subsidiaries), as applicable, shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against the Investor or any Investor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law, or otherwise. Without limiting the foregoing, the Company hereby acknowledges, on behalf of itself and its stockholders, directors, officers and employees, that it neither has any rights under, nor any right to enforce, directly or indirectly, the rights of Parent or Merger Sub under, the Commitment Letters and it shall not make any direct or indirect claim based upon or under such Commitment Letters.

        Section 9.10.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to the choice of law principles therein), except to the extent that the Laws of the State of Florida mandatorily apply.

        Section 9.11.    Remedies; Submission to Jurisdiction.    The parties hereto agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its Affiliates or its Representatives and that any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the parties hereto shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Such remedies will not be the exclusive remedies for any breach of this Agreement by each of the parties but will be in addition to all other remedies available at law or equity to each of the parties. In addition, each of the parties hereto (a) consents to submit itself to the jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not or should not have subject matter jurisdiction over such matter, the Superior Court of the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not or should not have subject matter jurisdiction over such matter, the Superior Court of the State of Delaware) and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.02. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

        Section 9.12.    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

        Section 9.13.    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.14.    Interpretation.    The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

        Section 9.15.    Counterparts.    This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have executed this Agreement as of the date first above written.

TRINET GROUP, INC.
By:	/s/ DOUGLAS P. DEVLIN
	Name:	Douglas P. Devlin
	Title:	Chief Financial Officer and Chief Operating Officer
GIN ACQUISITION, INC.
By:	/s/ DOUGLAS P. DEVLIN
	Name:	Douglas P. Devlin
	Title:	President
GEVITY HR, INC.
By:	/s/ MICHAEL J. LAVINGTON
	Name:	Michael J. Lavington
	Title:	Chairman and CEO

[Signature Page to Agreement and Plan of Merger]

 Annex B

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

March 4, 2009

Board of Directors
Gevity HR, Inc.
9000 Town Center Parkway
Bradenton, Florida 34202

Members of the Board:

        You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share ("Gevity Common Stock"), of Gevity HR, Inc. ("Gevity"), other than Excluded Holders (as defined below), of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 4, 2009 (the "Agreement"), among TriNet Group, Inc. ("TriNet"), Gin Acquisition, Inc., a wholly owned subsidiary of TriNet ("Merger Sub"), and Gevity. The Agreement provides for, among other things, the merger of Merger Sub with and into Gevity (the "Merger") pursuant to which each outstanding share of Gevity Common Stock will be converted into the right to receive $4.00 in cash (the "Consideration"). Concurrently with the execution of the Agreement, certain shareholders of Gevity will enter into a voting and support agreement in favor of TriNet (the "Voting Agreement").

        In arriving at our opinion, we have reviewed the Agreement and certain publicly available business and financial information relating to Gevity. We also have reviewed certain other information relating to Gevity provided to or discussed with us by Gevity, including financial forecasts relating to Gevity and certain industry and business sensitivities thereto prepared by the management of Gevity, and have met with the management of Gevity to discuss the business and prospects of Gevity. We also have considered certain financial and stock market data of Gevity, and we have compared that data with similar data for other publicly held companies in businesses we deemed relevant in evaluating Gevity, and we have considered, to the extent publicly available, the financial terms of certain other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Gevity that we have used in our analyses, the management of Gevity has advised us, and we have assumed, with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Gevity as to the future financial performance of Gevity both before and after giving effect to certain industry and business sensitivities referred to above. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Gevity or the Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Gevity, nor have we been furnished with any such evaluations or appraisals.

        Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to the holders of Gevity Common Stock (other than Excluded Holders) of the Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any

B-1

Board of Directors
Gevity HR, Inc.
March 4, 2009

other agreement, arrangement or understanding entered into in connection with the Merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

        Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. These conditions have been and remain subject to extraordinary levels of volatility and uncertainty and we express no view as to the impact of such volatility and uncertainty on Gevity or the Merger. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Gevity, nor does it address the underlying business decision of Gevity to proceed with the Merger.

        We have acted as financial advisor to Gevity in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, Gevity has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates in the past have provided investment banking and other financial services to Gevity and its affiliates and certain affiliates of TriNet, for which we and our affiliates have received compensation, including, among other things, having acted as joint bookrunner for the initial public offering of a portfolio company of General Atlantic LLC, an affiliate of TriNet, in July 2007. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Gevity, TriNet and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Gevity, TriNet and their respective affiliates and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies. In addition, we and certain of our affiliates, and certain of our and their respective employees and certain investment funds affiliated or associated with us, may have invested in certain affiliates of TriNet.

        It is understood that this letter is for the information of the Board of Directors of Gevity in connection with its evaluation of the Merger and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by the holders of Gevity Common Stock (other than TriNet, Merger Sub, shareholders of Gevity entering into the Voting Agreement, and their respective affiliates (collectively, "Excluded Holders")) is fair, from a financial point of view, to such holders.

                      Very truly yours,

                      CREDIT SUISSE SECURITIES (USA) LLC

B-2

PRELIMINARY COPY

GEVITY HR, INC.

9000  TOWN  CENTER  PARKWAY
BRADENTON,  FL  34202

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on          , 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on                 , 2009.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Gevity HR, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GVTHR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GEVITY HR, INC.

Vote on Proposals		For	Against	Abstain

1. Approval of the Agreement and Plan of Merger, dated as of March 4, 2009, among TriNet Group, Inc., Gin Acquisition, Inc. and Gevity HR, Inc.		☐	☐	☐

2.   Approval of the adjournment or postponement of the special meeting of the shareholders, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

		☐	☐	☐

3. In their discretion, the proxies are authorized to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors recommends that you vote FOR approval of the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Gevity HR, Inc.’s Special Meeting of Shareholders will be held on               , 2009

at 10:00 a.m. at Gevity’s principal executive offices,
9000 Town Center Parkway, Bradenton, Florida 34202

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF GEVITY HR, INC.

The undersigned appoints Garry Welsh and Edwin E. Hightower, Jr., and each of them, his, her, or its proxies with full power of substitution, to vote all the shares of common stock of Gevity HR, Inc. that the undersigned may be entitled to vote at the special meeting of shareholders to be held on                 , 2009, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder(s). If no direction is made, it will be voted in accordance with the recommendations of the board of directors (“FOR” the approval of the merger agreement and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the discretion of the persons named as proxies on any other matters properly brought before the meeting for a vote).

(Continued and to be signed on the reverse side)

2